As filed with the Securities and Exchange Commission on July 17, 2012

Registration No. 333- _________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LIQUIDMETAL TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	2800	33-0264467
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

30452 Esperanza
Rancho Santa Margarita, California 92688
(949) 635-2100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Thomas Steipp
President and Chief Executive Officer
Liquidmetal Technologies, Inc.
30452 Esperanza
Rancho Santa Margarita, California 92688
Phone: (949) 635-2100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Curt P. Creely, Esq.
Foley & Lardner LLP
100 North Tampa Street, Suite 2700
Tampa, Florida 33602
(813) 229-2300
(813) 221-4210—Fax

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement, as determined by the selling stockholders.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock issuable upon conversion of Senior Convertible Notes due on September 1, 2013(1)	51,136,370 shares	$0.352	(2)	$18,000,003	(2)	$2,063
Common Stock issuable upon exercise of Common Stock Purchase Warrants(1)	28,125,000 shares	$0.384	(3)	$10,800,000	(3)	$1,238
TOTAL	79,261,370 shares			$28,800,003		$3,301

(1)
Pursuant to Rule 416 under the Securities Act of 1933, the securities being registered hereunder also include such indeterminate number of additional shares of common stock as may be issuable as a result of stock splits, stock dividends, and similar transactions.

(2)
Pursuant to Rule 457(g) under the Securities Act of 1933, the proposed maximum offering price (and, accordingly, the amount of the registration fee) has been calculated based on the conversion price of the Senior Convertible Notes due on September 1, 2013.

(3)
Pursuant to Rule 457(g) under the Securities Act of 1933, the proposed maximum offering price (and, accordingly, the amount of the registration fee) has been calculated based on the exercise price of the Common Stock Purchase Warrants.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED JULY 17, 2012

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

LIQUIDMETAL TECHNOLOGIES, INC.

79,261,370 Shares
Common Stock

This prospectus covers an aggregate of up to 79,261,370 shares of our common stock, $0.001 par value per share, that may be offered from time to time by the selling stockholders named in this prospectus. The shares being offered by this prospectus consist of:

●	up to 51,136,370 shares issuable upon the conversion of our Senior Convertible Notes due on September 1, 2013 issued by us in connection with a private placement in July 2012; and

●	up to 28,125,000 shares issuable upon the exercise of the common stock purchase warrants issued by us in our July 2012 private placement.

This prospectus also covers any additional shares of common stock that may become issuable upon any anti-dilution adjustment pursuant to the terms of the Senior Convertible Notes due on September 1, 2013 or the common stock purchase warrants issued to the selling stockholders by reason of stock splits, stock dividends, and other events described therein. The Senior Convertible Notes due on September 1, 2013 and common stock purchase warrants referred to above were acquired by the selling stockholders in a private placement by us that closed on July 2, 2012.

We are registering these shares of our common stock for resale by the selling stockholders named in this prospectus, or their transferees, pledgees, donees or successors. We will not receive any proceeds from the sale of these shares by the selling stockholders. These shares are being registered to permit the selling stockholders to sell shares from time to time, in amounts, at prices and on terms determined at the time of offering. The selling stockholders may sell this common stock through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section entitled “PLAN OF DISTRIBUTION” beginning on page 68.

Before purchasing any of the shares covered by this prospectus, carefully read and consider the risk factors in the section entitled “RISK FACTORS” beginning on page 6.

Our common stock is currently quoted on the OTC Bulletin Board under the symbol “LQMT.” On July 11, 2012, the last reported sales price of our common stock was $0.281 per share.

Our principal executive offices are located at 30452 Esperanza, Rancho Santa Margarita, California 92688, and our telephone number at that address is (949) 635-2100.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ________, 2012.

This prospectus is a part of the registration statement that we filed with the Securities and Exchange Commission. The selling stockholders named in this prospectus may from time to time sell the securities described in this prospectus.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from the information contained in this prospectus. The common stock is not being offered in any jurisdiction where offers and sales are not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of when this prospectus is delivered or when any sale of our securities occurs.

PROSPECTUS SUMMARY

This summary highlights information that we present more fully in the rest of this prospectus and does not contain all of the information you should consider before investing in our securities. This summary contains forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements. You should read the entire prospectus carefully, including the “Risk Factors” section and our consolidated financial statements and related notes.

Overview

Unless the context requires otherwise, as used in this prospectus, the terms “Liquidmetal,” “Liquidmetal Technologies,” “we,” “us,” “our,” “the Company,” “our Company,” and similar references refer to Liquidmetal Technologies, Inc. and its subsidiaries.  We have registered the following trademark, which is used in this prospectus:  “Liquidmetal®.”

We are a materials technology company that develops and commercializes products made from amorphous alloys.  Our Liquidmetal® family of alloys consists of a variety of proprietary bulk alloys and composites that utilize the advantages offered by amorphous alloy technology. We design, develop and sell products and components from bulk amorphous alloys to customers in various industries.  We also partner with third-party manufacturers and licensees to develop and commercialize Liquidmetal alloy products. We believe that our proprietary bulk alloys are the only commercially viable bulk amorphous alloys currently available in the marketplace.

Amorphous alloys are, in general, unique materials that are distinguished by their ability to retain a random atomic structure when they solidify, in contrast to the crystalline atomic structure that forms in other metals and alloys when they solidify. Liquidmetal alloys are proprietary amorphous alloys that possess a combination of performance, processing, and potential cost advantages that we believe will make them preferable to other materials in a variety of applications. The amorphous atomic structure of our alloys enables them to overcome certain performance limitations caused by inherent weaknesses in crystalline atomic structures, thus facilitating performance and processing characteristics superior in many ways to those of their crystalline counterparts. For example, in laboratory testing, our zirconium-titanium Liquidmetal alloys are approximately 250% stronger than commonly used titanium alloys such as Ti-6Al-4V, but they also have some of the beneficial processing characteristics more commonly associated with plastics. We believe these advantages could result in Liquidmetal alloys supplanting high-performance alloys, such as titanium and stainless steel, and other incumbent materials in a variety of applications. Moreover, we believe these advantages could enable the introduction of entirely new products and applications that are not possible or commercially viable with other materials.

Our revenues are derived from (1) selling our bulk Liquidmetal alloys products, which include non-consumer electronic devices, medical products, and sports and leisure goods, (2) selling tooling and prototype parts such as demonstration parts and test samples for customers with products in development, and (3) product licensing and royalty revenue from our licensees.  We expect that these sources of revenue will continue to significantly change the character of our revenue mix.

Our Strategy

The key elements of our strategy include:

●	Focusing our marketing activities on select products with expected higher gross-margins;

●	Pursuing strategic partnerships in order to more rapidly develop and commercialize products; and

●
Advancing the Liquidmetal® Brand by (1) positioning Liquidmetal alloys as a superior substitute for materials currently used in a variety of products across a range of industries and (2) establishing Liquidmetal alloys as an enabling technology that will facilitate the creation of a broad range of commercially viable new products.

Applications for Liquidmetal Alloys

We have focused our commercialization efforts for Liquidmetal alloys on three identified product areas.  We believe that these areas are consistent with our strategy in terms of market size, building brand recognition, and providing an opportunity to develop and refine our processing capabilities. Although we believe that strategic partnership transactions could create valuable opportunities beyond the parameters of these target markets, we anticipate continuing to pursue these markets both internally and in conjunction with partners.

●
Components for Non-Consumer Electronic Products.  We design, develop and produce components for non-consumer electronic devices utilizing our bulk Liquidmetal alloys and believe that our alloys offer enhanced performance and design benefits for these components in certain applications.  Our strategic focus is primarily on higher-margin parts that command a price commensurate with the performance advantages of our alloys.  These product categories in the non-consumer electronics field include, but are not limited to, parts for high-end printers, commercial imaging devices, aerospace components, medical devices, and industrial machines.

●	Sporting Goods and Leisure Products. We are developing a variety of applications for Liquidmetal alloys in the sporting goods and leisure products area.

●
Medical Devices.  We are engaged in product development efforts relating to various medical devices that could be made from bulk Liquidmetal alloys. We believe that the unique properties of bulk Liquidmetal alloys provide a combination of performance and cost benefits that could make them a desirable replacement to incumbent materials, such as stainless steel and titanium, currently used in various medical device applications.  Our ongoing emphasis has been on surgical instrument applications for Liquidmetal alloys.

Recent Developments

July 2012 Private Placement of Convertible Notes and Warrants.  On July 2, 2012, the Company entered into definitive agreements relating to a private placement (the “Private Placement”) of $12.0 million in principal amount of Senior Convertible Notes due on September 1, 2013 (the “Convertible Notes”) and Warrants to the purchasers of the Convertible Notes giving them the right to purchase up to an aggregate of 18,750,000 shares of the Company’s common stock at an exercise price of $0.384 per share (the “Warrants”) (subject to adjustment as described below under “BUSINESS—Significant Transactions—July 2012 Private Placement of Convertible Notes and Warrants” beginning on page 39 of this prospectus).  The Convertible Notes are convertible at any time at the option of the holder into shares of the Company’s common stock at $0.352 per share (subject to adjustment as described below under “BUSINESS—Significant Transactions—July 2012 Private Placement of Convertible Notes and Warrants” beginning on page 39 of this prospectus).  The closing of the Private Placement occured on July 2, 2012.  The Convertible Notes and the Warrants were issued pursuant to a Securities Purchase Agreement, dated July 2, 2012, among the Company and the purchasers of the Convertible Notes (the “Securities Purchase Agreement”).  In addition, in connection with the Private Placement, the Company entered into a Registration Rights Agreement under which it agreed to file a registration statement with the Securities and Exchange Commission (the “SEC”) covering the resale of the shares of the Company’s common stock issuable pursuant to the Notes and Warrants.  The purchasers of the Convertible Notes and the Warrants in the Private Placement are the selling stockholders described in this prospectus.  See “BUSINESS—Significant Transactions—July 2012 Private Placement of Convertible Notes and Warrants” beginning on page 39 of this prospectus.

June 2012 Transactions with Visser Precision Cast, LLC.  On June 1, 2012, we entered into a master transaction agreement (the “Visser Master Transaction Agreement”) with Visser Precision Cast, LLC (“Visser”) relating to a strategic transaction for manufacturing services and financing (the “Visser Transaction”).  Pursuant to the terms of the Visser Master Transaction Agreement, the Company and Visser have entered into a manufacturing services agreement (the “Visser Manufacturing Services Agreement”), a subscription agreement (the “Visser Subscription Agreement”), a security agreement, a registration rights agreement, and a sublicense agreement.  Pursuant to the terms of the Visser Manufacturing Services Agreement, the Company agreed to engage Visser as the exclusive manufacturer of conventional products and components and licensed products and components, which are products and components using or incorporating any of the Company’s intellectual property for all fields of use other than consumer electronic products and fields of use covered by exclusive licenses and sublicenses existing on the date of the Visser Manufacturing Services Agreement.  Pursuant to the terms of the Visser Subscription Agreement, the Company agreed to issue and sell to Visser in a private placement transaction (i) up to 30,000,000 shares of common stock at a purchase price of $0.10 per share, (ii) warrants (the “Visser Warrants”) to purchase up to 15,000,000 shares of common stock at an exercise price of $0.22 per share and (iii) a secured convertible promissory note (the “Visser Promissory Note”) in the aggregate principal amount of up to $2,000,000, the principal of which is convertible into shares of common stock at a conversion rate of $0.22 per share.  All of the shares of common stock issuable pursuant to the Visser Subscription Agreement and upon exercise or conversion of the Visser Warrants and the Visser Promissory note, as the case may be, are subject to a lock-up period through December 31, 2016.  On June 1, 2012, the Company issued and sold to Visser 20,000,000 shares of common stock and a warrant to purchase up to 11,250,000 shares of common stock for an aggregate purchase price of $2,000,100 and also executed the Visser Promissory Note.  On June 28, 2012, the Company issued and sold to Visser the remaining 10,000,000 shares of common stock and a warrant to purchase up to 3,750,000 shares of common stock for an aggregate purchase price of $1,000,100.  See “BUSINESS—Significant Transactions—June 2012 Transactions with Visser Precision Cast, LLC” beginning on page 39 of this prospectus.

Corporate Information

We were originally incorporated in California in 1987, and we reincorporated in Delaware in May 2003.  Our principal executive office is located at 30452 Esperanza, Rancho Santa Margarita, California 92688. Our telephone number at that address is (949) 635-2100. Our Internet website address is www.liquidmetal.com and all of our filings with the Securities and Exchange Commission (“SEC”) are available free of charge on our website.  Information contained on our website is not incorporated by reference into this prospectus, and such information should not be considered to be part of this prospectus.

The Offering

Common stock offered	Up to 79,261,370 shares of our common stock are being offered by the selling stockholders. These shares consist of:

●
up to 51,136,370 shares issuable upon the conversion of our Senior Convertible Notes due on September 1, 2013 (the “Convertible Notes”) at a conversion price of $0.352 per share (subject to adjustment as described below under “BUSINESS—Significant Transactions—July 2012 Private Placement of Convertible Notes and Warrants” beginning on page 39 of this prospectus), which Convertible Notes were issued by us to various selling stockholders in a private placement on July 2, 2012; and

● up to 28,125,000 shares are issuable to various selling stockholders upon the exercise of outstanding common stock purchase warrants (the “Warrants”) issued by us to the purchasers of the Convertible Notes in the July 2, 2012 private placement, which Warrants have an exercise price of $0.384 per share (subject to adjustment as described below under “BUSINESS—Significant Transactions—July 2012 Private Placement of Convertible Notes and Warrants” beginning on page 39 of this prospectus).

Shares of common stock outstanding after the offering	271,114,276 shares of common stock

Use of proceeds
We will not receive any proceeds from the sale of the shares offered by the selling stockholders. Any proceeds we receive from the selling stockholders upon their exercise of the Warrants will be used for general working capital.

Risk factors	See “RISK FACTORS” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the shares.

OTC Bulletin Board symbol	LQMT

We are registering the shares being offered under this prospectus pursuant to the registration rights agreement that we entered into with the selling stockholders described below under “BUSINESS—Significant Transactions—July 2012 Private Placement of Convertible Notes and Warrants” beginning on page 39 of this prospectus.  See also “DESCRIPTION OF SECURITIES—Registration Rights” beginning on page 64 of this prospectus.  We entered into the registration rights agreement in connection with a private placement (which closed on July 2, 2012) in which we offered and sold to the selling stockholders $12.0 million in principal amount of the Convertible Notes (with a conversion price of $0.352 per share, subject to adjustment as described below under “BUSINESS—Significant Transactions—July 2012 Private Placement of Convertible Notes and Warrants” beginning on page 39 of this prospectus) together with Warrants to purchase up to 18,750,000 shares of our common stock at an exercise price of $0.384 per share (subject to adjustment as described below under “BUSINESS—Significant Transactions—July 2012 Private Placement of Convertible Notes and Warrants” beginning on page 39 of this prospectus).

The number of shares of common stock that will be outstanding immediately after this offering is based on the 191,852,906 shares of our common stock outstanding as of July 2, 2012 and assumes the full conversion of the Convertible Notes and full exercise of the Warrants identified above. There is no guarantee that the Convertible Notes will be converted into common stock or that the Warrants will be exercised. The number of shares of common stock that will be outstanding immediately after this offering does not include:

●	44,779,557 shares of common stock issuable upon the exercise of warrants outstanding as of July 2, 2012, at a weighted average exercise price of $0.40 per share;

●	4,171,800 shares of common stock issuable upon the exercise of options outstanding as of July 2, 2012, at a weighted average exercise price of $0.42 per share;

●	16,896,073 shares of common stock issuable upon the conversion of the Series A-1 and A-2 Preferred Stock outstanding as of July 2, 2012, at prices of $0.10 and $0.22, respectively; and

●	30,000,000 shares of common stock reserved for future grant or issuance as of July 2, 2012 under our 2012 Equity Incentive Plan.

RISK FACTORS

An investment in our securities involves a high degree of risk and many uncertainties. You should carefully consider the specific factors listed below together with the other information included in this prospectus before purchasing our securities in this offering. If any of the possibilities described as risks below actually occurs, our operating results and financial condition would likely suffer and the trading price of our securities could fall, causing you to lose some or all of your investment in the securities being offered. The risks described below are not the only ones facing us. Additional risks not currently known to us or that we currently believe are immaterial also may impair our business, operations, liquidity and stock price materially and adversely. The following is a description of what we consider the key challenges and material risks to our business and an investment in our securities.

We have limited funding to support our current operations.

We anticipate that our current capital resources will be sufficient to fund our operations through at least the end of 2013.  After 2013, we may require additional funding in order to continue operations as a going concern.  Such factors may require that we raise additional funds to support our operations beyond 2013.  There can be no assurance that we will be successful in securing needed financing at acceptable terms, if at all.  If funding is insufficient at any time in the future, we may be required to alter or reduce the scope of our operations.  If we are successful in procuring additional financing when required it will most likely result in our issuing additional shares and/or rights to acquire shares of our capital stock.  Accordingly, our access to additional financing when needed is anticipated to be dilutive to existing shareholders.

If we fail to maintain proper and effective internal controls, our ability to produce accurate financial statements on a timely basis could be impaired, which would adversely affect our consolidated operating results, our ability to operate our business and our stock price.

We determined that we had a material weakness with respect to warrant recognition, resulting in a restatement of our financial statements for the year ended December 31, 2010 and for the quarters ended March 30, 2011, June 30, 2011 and September 30, 2011.  We also determined that we had a material weakness with respect to earnings per share disclosure, resulting in a restatement of our financial statements for the year ended December 31, 2010.

As of December 31, 2011, our chief executive officer and our chief financial officer concluded that our disclosure controls and procedures were not effective.   Since the restatement, we have implemented new processes and procedures to improve our internal control over financial reporting. We believe that these actions will help to remediate the identified material weaknesses and internal control deficiencies.

We have incurred significant operating losses in the past and may not be able to achieve or sustain profitability in the future.

We have experienced significant cumulative operating losses since our inception.  Our operating loss for the fiscal year ended December 31, 2011 was $6.5 million while our operating income for the fiscal year ended December 31, 2010 was $11.9 million.  We had an accumulated deficit of approximately $175.9 million at December 31, 2011. Of this accumulated deficit, $52.1 million was attributable to losses generated by our discontinued parts manufacturing and coatings businesses.  We anticipate that we may continue to incur operating losses for the foreseeable future.  Consequently, it is possible that we may never achieve positive earnings and, if we do achieve positive earnings, we may not be able to achieve them on a sustainable basis.

We have a limited history of developing and selling products made from our bulk amorphous alloys.

We have a relatively limited history of producing bulk amorphous alloy components and products on a mass-production scale.  Furthermore, our supplier’s ability to produce our products in desired quantities and at commercially reasonable prices is uncertain and is dependent on a variety of factors that are outside of its control, including the nature and design of the component, the customer’s specifications, and required delivery timelines.

We rely on assumptions about the markets for our products and components that, if incorrect, may adversely affect our profitability.

We have made assumptions regarding the market size for, and the manufacturing requirements of, our products and components based in part on information we received from third parties and also from our limited history. If these assumptions prove to be incorrect, we may not achieve anticipated market penetration revenue targets or profitability.

Our historical results of operations may not be indicative of our future results.

As a result of our limited history of developing and marketing bulk amorphous alloy components and products, as well as our new manufacturing strategy of partnering with contract manufacturers and alloy producers, our historical results of operations may not be indicative of our future results.

We have entered into an exclusive manufacturing arrangement with Visser Precision Cast, LLC.

Pursuant to the terms of a manufacturing services agreement dated June 1, 2012 (the “Visser Manufacturing Services Agreement”) between the Company and Visser Precision Cast, LLC (“Visser”), we have engaged Visser as our exclusive manufacturer of conventional products and components and licensed products and components, which are products and components using or incorporating any of our intellectual property for all fields of use other than consumer electronic products and fields of use covered by exclusive licenses and sublicenses existing on the date of the Visser Manufacturing Services Agreement (such intellectual property, the “LMT Technology”).  We have further agreed that we will not, directly or indirectly, conduct manufacturing operations, subcontract for the manufacture of products or components or grant a license to any other party to conduct manufacturing operations using the LMT Technology, except for certain limited exceptions.  The term of the Visser Manufacturing Services Agreement is perpetual.  Pursuant to the terms of a sublicense agreement dated June 1, 2012 between our company and Visser, we agreed to sublicense to Visser, on a fully-paid up, royalty-free, irrevocable, perpetual, worldwide basis, all rights held by us in the LMT Technology.  In addition, Visser has a right of first refusal over any proposed transfer by us of LMT Technology pursuant to any license, sublicense, sale or other transfer, other than a license to a machine or alloy vendor.

A disruption of the operations of Visser could cause significant delays in shipments of our products and may adversely affect our revenue, cost of goods sold and results of operations.  Furthermore, Visser’s ability to produce our products in desired quantities and at commercially reasonable prices is uncertain and is dependent on a variety of factors that are outside of its control, including the nature and design of the component, the customer’s specifications, and required delivery timelines.

In addition to the exclusive manufacturing arrangement with Visser Precision Cast, LLC, we rely on sole source suppliers for mold making, manufacturing and alloying of our bulk amorphous alloy and parts, as well as the manufacturing of our bulk amorphous alloy production machines.

We currently have one supplier who fulfills the mold making and manufacturing of our bulk amorphous alloy parts.  Our supplier may allocate its limited capacity to fulfill the production requirements of its other customers.  In the event of a disruption of the operations of our supplier, we may not have a secondary manufacturing source immediately available. Such an event could cause significant delays in shipments and may adversely affect our revenue, cost of goods sold and results of operations.

We currently have one supplier who fulfills our alloying/manufacturing of bulk amorphous alloys. In the event of a disruption of the operations of our alloy supplier, we may not have a secondary alloying source immediately available. Such an event could cause significant delays in shipments and may adversely affect our revenue, cost of goods sold and results of operations.

Our bulk amorphous alloy production machines are manufactured by one supplier.  Orders for additional machines are estimated to be built with a 26-week lead time.  If our bulk alloy parts supplier requires more production machines to manufacture customer parts due to an unexpected demand, we may experience delays in shipment, increased cost of goods sold or loss in revenues.  Additionally, in the event of a disruption in the operations of our production machine supplier, our bulk alloy parts supplier may not have a secondary machine manufacturer immediately available.  Such an event could cause significant delays in fulfilling customers’ orders and may adversely affect our revenue, cost of goods sold and results of operations.

We rely on a supplier that has limited experience in manufacturing our products, and our supplier may encounter manufacturing problems or delays or may be unable to produce high-quality products at acceptable costs.

We rely on our supplier to manufacture all of our Liquidmetal alloy products, including products that we develop in conjunction with our customers.  Our supplier has limited experience in manufacturing our products and may be required to manufacture a range of products in high volumes while ensuring high quality and consistency.  We cannot assure you that our supplier will be able to meet all of our manufacturing needs.  We also cannot assure you that our supplier’s will be able to produce the intended products with the production yields, quality controls, and production costs that we currently assume.

If we cannot establish and maintain relationships with customers that incorporate our components and products into their finished goods, we will not be able to increase our revenue and commercialize our products.

Our business is based upon the commercialization of a new and unique materials technology. Our ability to increase our revenues will depend on our ability to successfully maintain and establish relationships with customers who are willing to incorporate our proprietary alloys and technology into their finished products. However, we believe that the size of our company and the novel nature of our technology and manufacturing process may continue to make it challenging to maintain and establish such relationships. In addition, we rely and will continue to rely to a large extent on the manufacturing, research, and development capabilities, as well as the marketing and distribution capabilities, of our customers in order to commercialize our products. Our future growth and success will depend in large part on our ability to enter into these relationships and the subsequent success of these relationships. Even if our products are selected for use in a customer’s products, we still may not realize significant revenue from that customer if that customer’s products are not commercially successful.

It may take significant time and cost for us to develop new customer relationships, which may delay our ability to generate additional revenue or achieve profitability.

Our ability to generate revenue from new customers is generally affected by the amount of time it takes for us to, among other things:

●	identify a potential customer and introduce the customer to Liquidmetal alloys;

●	work with the customer to select and design the parts to be fabricated from Liquidmetal alloys;

●	make the molds and tooling to be used to produce the selected part;

●	make prototypes and samples for customer testing;

●	work with our customers to test and analyze prototypes and samples; and

●	with respect to some types of products, such as medical devices, obtain regulatory approvals.

We believe that our average sales cycle (the time we deliver a proposal to a customer until the time our customer fully integrates our Liquidmetal alloys into its product) could be a significant period of time. Our history to date has demonstrated that the sales cycle could extend significantly longer than we anticipate. The time it takes to transition a customer from limited production to full-scale production runs will depend upon the nature of the processes and products into which our Liquidmetal alloys are integrated.  Moreover, we have found that customers often proceed very cautiously and slowly before incorporating a fundamentally new and unique type of material into their products.

After we develop a customer relationship, it may take a significant amount of time for that customer to develop, manufacture, and sell finished goods that incorporate our components and products.

Our experience has shown that our customers will perform numerous tests and extensively evaluate our components and products before incorporating them into their finished products. The time required for testing, evaluating, and designing our components and products into a customer’s products, and in some cases, obtaining regulatory approval, can be significant, with an additional period of time before a customer commences volume production of products incorporating our components and products, if ever. Moreover, because of this lengthy development cycle, we may experience a delay between the time we accrue expenses for research and development and sales and marketing efforts and the time when we generate revenue, if any. We may incur substantial costs in an attempt to transition a customer from initial testing to prototype and from prototype to final product. If we are unable to minimize these transition costs, or to recover the costs of these transitions from our customers, our operating results will be adversely affected.

A limited number of our customers generate a significant portion of our revenue.

For the near future, we expect that a significant portion of our revenue may be concentrated in a limited number of customers.  A reduction, delay, or cancellation of orders from one or more of these customers or the loss of one or more customer relationships could significantly reduce our revenue and harm our business. Unless we establish long-term sales arrangements with these customers, they will have the ability to reduce or discontinue their purchases of our products on short notice.

We expect to rely on our customers to market and sell finished goods that incorporate our products and components, a process over which we will have little control.

Our future revenue growth and ultimate profitability will depend in part on the ability of our customers to successfully market and sell their finished goods that incorporate our products. We will have little control over our customers’ marketing and sales efforts. These marketing and sales efforts may be unsuccessful for various reasons, any of which could hinder our ability to increase revenue or achieve profitability. For example, our customers may not have or devote sufficient resources to develop, market, and sell their finished goods that incorporate our products. Because we typically will not have exclusive sales arrangements with our customers, they will not be precluded from exploring and adopting competing technologies. Also, products incorporating competing technologies may be more successful for reasons unrelated to the performance of our customers’ products or the marketing efforts of our customers.

Our growth depends on our ability to identify, develop, and commercialize new applications for our technology.

Our future growth and success will depend in part on our ability to identify, develop, and commercialize, either alone or in conjunction with our customers, new applications and uses for Liquidmetal alloys. If we are unable to identify and develop new applications, we may be unable to develop new products or generate additional revenue. Successful development of new applications for our products may require additional investment, including costs associated with research and development and the identification of new customers. In addition, difficulties in developing and achieving market acceptance of new products would harm our business.

We may not be able to effectively compete with current suppliers of incumbent materials or producers of competing products.

The future growth and success of our Liquidmetal alloy business will depend in part on our ability to establish and retain a technological advantage over other materials for our targeted applications. For many of our targeted applications, we will compete with manufacturers of similar products that use different materials, many of which have substantially greater financial and other resources than we do. These different materials may include plastics, titanium alloys, or stainless steel, among others, and we will compete directly with suppliers of the incumbent material. In addition, in each of our targeted markets, our success will depend in part on the ability of our customers to compete successfully in their respective markets. Thus, even if we are successful in replacing an incumbent material in a finished product, we will remain subject to the risk that our customer will not compete successfully in its own market.

Our bulk amorphous alloy technology is still at an early stage of commercialization relative to many other materials.

Our bulk amorphous alloy technology is a relatively new technology as compared to many other material technologies, such as plastics and widely-used high-performance crystalline alloys.  Historically, the successful commercialization of a new materials technology has required the persistent improvement and refining of the technology over a sometimes lengthy period of time.  Accordingly, we believe that our company’s future success will be dependent on our ability to continue expanding and improving our technology platform by, among other things, constantly refining and improving our processes, optimizing our existing amorphous alloy compositions for various applications, and developing and improving new bulk amorphous alloy compositions.  Our failure to further expand our technology base could limit our growth opportunities and hamper our commercialization efforts.

Future advances in materials science could render Liquidmetal alloys obsolete.

Academic institutions and business enterprises frequently engage in the research and testing of new materials, including alloys and plastics. Advances in materials science could lead to new materials that have a more favorable combination of performance, processing, and cost characteristics than our alloys. The future development of any such new materials could render our alloys obsolete and unmarketable or may impair our ability to compete effectively.

Our growth depends upon our ability to retain and attract a sufficient number of qualified employees.

Our business is based upon the commercialization of a new and unique materials technology. Our future growth and success will depend in part on our ability to retain key members of our management and scientific staff, who are familiar with this technology and the potential applications and markets for it. We do not have “key man” or similar insurance on any of the key members of our management and scientific staff.  If we lose their services or the services of other key personnel, our financial results or business prospects may be harmed. Additionally, our future growth and success will depend in part on our ability to attract, train, and retain scientific engineering, manufacturing, sales, marketing, and management personnel. We cannot be certain that we will be able to attract and retain the personnel necessary to manage our operations effectively. Competition for experienced executives and scientists from numerous companies and academic and other research institutions may limit our ability to hire or retain personnel on acceptable terms. In addition, many of the companies with which we compete for experienced personnel have greater financial and other resources than we do. Moreover, the employment of otherwise highly qualified non-U.S. citizens may be restricted by applicable immigration laws.

We may not be able to successfully identify, consummate, or integrate strategic partnerships.

As a part of our business strategy, we intend to pursue strategic partnering transactions that provide access to new technologies, products, markets, and manufacturing capabilities. These transactions could include licensing agreements, joint ventures, or business combinations. We believe that these transactions will be particularly important to our future growth and success due to the size and resources of our company and the novel nature of our technology. For example, we may determine that we may need to license our technology to a larger manufacturer in order to penetrate a particular market. In addition, we may pursue transactions that will give us access to new technologies that are useful in connection with the composition, processing, or application of Liquidmetal alloys. We may not be able to successfully identify any potential strategic partnerships. Even if we do identify one or more potentially beneficial strategic partners, we may not be able to consummate transactions with these strategic partners on favorable terms or obtain the benefits we anticipate from such a transaction.

We may derive some portion of our revenue from sales outside the United States which may expose the Company to foreign commerce risks.

We may sell a portion of our products to customers outside of the United States, and our operations and revenue may be subject to risks associated with foreign commerce, including transportation delays and foreign tax/legal compliance. Moreover, customers may sell finished goods that incorporate our components and products outside of the United States, which exposes us indirectly to additional foreign commerce risks.

A substantial increase in the price or interruption in the supply of raw materials for our alloys could have an adverse effect on our profitability.

Our proprietary alloy compositions are comprised of many elements, all of which are generally available commodity products. Although we believe that each of these raw materials is currently readily available in sufficient quantities from multiple sources on commercially acceptable terms, if the prices of these materials substantially increase or there is an interruption in the supply of these materials, such increase or interruption could adversely affect our profitability. For example, if the price of one of the elements included in our alloys substantially increases, we may not be able to pass the price increase on to our customers.

Our business could be subject to the potential adverse consequences of exchange rate fluctuations.

We expect to conduct business in various foreign currencies and will be exposed to market risk from changes in foreign currency exchange rates and interest rates. Fluctuations in exchange rates between the U.S. dollar and such foreign currencies may have a material adverse effect on our business, results of operations, and financial condition and could specifically result in foreign exchange gains and losses. The impact of future exchange rate fluctuations on our operations cannot be accurately predicted. To the extent that the percentage of our non-U.S. dollar revenue derived from international sales increases in the future, our exposure to risks associated with fluctuations in foreign exchange rates will increase further.

Our inability to protect our licenses, patents, and proprietary rights in the United States and foreign countries could harm our business.

We own several patents relating to amorphous alloy technology, and we have other rights to amorphous alloy patents through an exclusive license from the California Institute of Technology (“Caltech”).  Our success depends in part on our ability to obtain and maintain patent and other proprietary right protection for our technologies and products in the United States and other countries. If we are unable to obtain or maintain these protections, we may not be able to prevent third parties from using our proprietary rights. Specifically, we must:

●	protect and enforce our owned and licensed patents and intellectual property;

●	exploit our owned and licensed patented technology; and

●	operate our business without infringing on the intellectual property rights of third parties.

Our licensed technology is comprised of several issued United States patents covering the composition and method of manufacturing of the family of Liquidmetal alloys. We also hold several United States and corresponding foreign patents covering the manufacturing processes of Liquidmetal alloys and their use. Those patents have expiration dates between 2013 and 2028.  The laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the United States, and we may encounter significant problems and costs in protecting our proprietary rights in these foreign countries.

In August 2010, we entered into a license transaction with Apple Inc. (“Apple”) pursuant to which (i) we contributed substantially all of our intellectual property assets to a newly organized special-purpose, wholly-owned subsidiary, called Crucible Intellectual Property, LLC (“CIP”), (ii) CIP granted to Apple a perpetual, worldwide, fully-paid, exclusive license to commercialize such intellectual property in the field of consumer electronic products, as defined in the license agreement, and (iii) CIP granted back to us a perpetual, worldwide, fully-paid, exclusive license to commercialize such intellectual property in all other fields of use.  In connection with this transaction, our ongoing obligations to Apple (including the obligation to transfer new intellectual property to CIP) are secured through August 2012 by a security interest in substantially all of our assets, and if we are unable to comply with these obligations, Apple may be entitled to foreclose on such assets.

Patent law is still evolving relative to the scope and enforceability of claims in the fields in which we operate. Our patent protection involves complex legal and technical questions. Our patents and those patents for which we have license rights may be challenged, narrowed, invalidated, or circumvented. We may be able to protect our proprietary rights from infringement by third parties only to the extent that our proprietary technologies are covered by valid and enforceable patents or are effectively maintained as trade secrets. Furthermore, others may independently develop similar or alternative technologies or design around our patented technologies. Litigation or other proceedings to defend or enforce our intellectual property rights could require us to spend significant time and money and could otherwise adversely affect our business.

Other companies may claim that we infringe their intellectual property rights, which could cause us to incur significant expenses or prevent us from selling our products.

Our success depends, in part, on our ability to operate without infringing on valid, enforceable patents or proprietary rights of third parties and without breaching any licenses that may relate to our technologies and products. Future patents issued to third parties may contain claims that conflict with our patents and that compete with our products and technologies, and third parties could assert infringement claims against us. Any litigation or interference proceedings, regardless of their outcome, may be costly and may require significant time and attention of our management and technical personnel. Litigation or interference proceedings could also force us to:

●	stop or delay using our technology;

●	stop or delay our customers from selling, manufacturing or using products that incorporate the challenged intellectual property;

●	pay damages; or

●	enter into licensing or royalty agreements that may be unavailable on acceptable terms.

Evolving regulation of corporate governance and public disclosure may result in additional expenses and continuing uncertainty.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the SEC XBRL mandate and new SEC regulations, are creating uncertainty for public companies. As a result of these new rules and the size and limited resources of our company, we will incur additional costs associated with our public company reporting requirements, and we may not be able to comply with some of these new rules.  In addition, these new rules could make it more difficult or more costly for us to obtain certain types of insurance, including director and officer liability insurance, and this could make it difficult for us to attract and retain qualified persons to serve on our board of directors.

We are presently evaluating and monitoring developments with respect to new and proposed rules and cannot predict or estimate the amount of the additional costs we may incur or the timing of such costs. These new or changed laws, regulations, and standards are subject to varying interpretations, in many cases due to their lack of specificity, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.

We are committed to maintaining high standards of corporate governance and public disclosure. As a result, we intend to invest resources to comply with evolving laws, regulations, and standards, and this investment may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new or changed laws, regulations, and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

The time and cost associated with complying with government regulations to which we could become subject could have a material adverse effect on our business.

Some of the applications for our Liquidmetal alloys that we have identified or may identify in the future may be subject to government regulations. For example, any medical devices made from our alloys likely will be subject to extensive government regulation in the United States by the Food and Drug Administration (“FDA”). Any medical device manufacturers to whom we sell Liquidmetal alloy products may need to comply with FDA requirements, including premarket approval or clearance under Section 510(k) of the Food Drug and Cosmetic Act before marketing Liquidmetal alloy medical device products in the United States. These medical device manufacturers may be required to obtain similar approvals before marketing these medical devices in foreign countries. Any medical device manufacturers with which we jointly develop and sell medical device products may not provide significant assistance to us in obtaining required regulatory approvals. The process of obtaining and maintaining required FDA and foreign regulatory approvals could be lengthy, expensive, and uncertain. Additionally, regulatory agencies can delay or prevent product introductions. The failure to comply with applicable regulatory requirements can result in substantial fines, civil and criminal penalties, stop sale orders, loss or denial of approvals, recalls of products, and product seizures.

In addition, the processing of beryllium, a minor constituent element of some of our alloys, can result in the release of beryllium into the workplace and the environment and in the creation of beryllium oxide as a by-product. Beryllium is classified as a hazardous air pollutant, a toxic substance, a hazardous substance, and a probable human carcinogen under environmental, safety, and health laws, and various acute and chronic health effects may result from exposure to beryllium. While we are not required to obtain a permit from the U.S. Environmental Protection Agency or other government agencies to process beryllium, our failure to comply with other present or future governmental regulations related to the processing of beryllium could result in suspension of manufacturing operations and substantial fines or criminal penalties.

To the extent that our products have the potential for dual use, such as military and non-military applications, they may be subject to import and export restrictions of the U.S. government, as well as other countries. The process of obtaining any required U.S. or foreign licenses or approvals could be time-consuming, costly, and uncertain. Failure to comply with import and export regulatory requirements can lead to substantial fines, civil and criminal penalties, and the loss of government contracting and export privileges.

The existence of minority stockholders in our Liquidmetal Golf subsidiary creates potential for conflicts of interest.

We directly own 79% of the outstanding capital stock of Liquidmetal Golf, our subsidiary that has the exclusive right to commercialize our technology in the golf market.  The remaining 21% of the Liquidmetal Golf stock is owned by approximately 95 stockholders of record. As a result, conflicts of interest may develop between us and the minority stockholders of Liquidmetal Golf. To the extent that our officers and directors are also officers or directors of Liquidmetal Golf, matters may arise that place the fiduciary duties of these individuals in conflicting positions.

Our executive officers, directors and insiders and entities affiliated with them hold a significant percentage of our common stock, and these shareholders may take actions that may be adverse to your interests.

As of July 2, 2012, our executive officers, directors and insiders and entities affiliated with them will, in the aggregate, beneficially own approximately 41% of our common stock and 63% of our preferred stock.  As a result, these shareholders, acting together, will be able to significantly influence all matters requiring shareholder approval, including the election and removal of directors and approval of significant corporate transactions such as mergers, consolidations and sales of assets. They also could dictate the management of our business and affairs. This concentration of ownership could have the effect of delaying, deferring or preventing a change in control or impeding a merger or consolidation, takeover or other business combination, which could cause the market price of our common stock to fall or prevent you from receiving a premium in such a transaction.

Our stock price has experienced volatility and may continue to experience volatility.

During 2011, the highest bid price for our common stock was $0.84 per share, while the lowest bid price during that period was $0.12 per share.  During the first six months of 2012, the highest bid price for our common stock was $0.63 per share, while the lowest bid price during that period was $0.12 per share. The trading price of our common stock could continue to fluctuate widely due to:

●	limited current liquidity and the possible need to raise additional capital;

●	quarter-to-quarter variations in results of operations;

●	announcements of technological innovations by us or our potential competitors;

●	changes in or our failure to meet the expectations of securities analysts;

●	new products offered by us or our competitors;

●	announcements of strategic relationships or strategic partnerships;

●	future sales of common stock, or securities convertible into or exercisable for common stock;

●	adverse judgments or settlements obligating us to pay damages;

●	future issuances of common stock in connection with acquisitions or other transactions;

●	acts of war, terrorism, or natural disasters;

●
industry, domestic and international market and economic conditions, including the global macroeconomic downturn over the last three years and related sovereign debt issues in certain parts of the world;

●	low trading volume in our stock;

●	developments relating to patents or property rights;

●	government regulatory changes; or

●	other events or factors that may be beyond our control.

In addition, the securities markets in general have experienced extreme price and trading volume volatility in the past. The trading prices of securities of many companies at our stage of growth have fluctuated broadly, often for reasons unrelated to the operating performance of the specific companies. These general market and industry factors may adversely affect the trading price of our common stock, regardless of our actual operating performance.  If our stock price is volatile, we could face securities class action litigation, which could result in substantial costs and a diversion of management’s attention and resources and could cause our stock price to fall.

Future sales of our common stock could depress our stock price.

Sales of a large number of shares of our common stock, or the availability of a large number of shares for sale, could adversely affect the market price of our common stock and could impair our ability to raise funds in additional stock offerings. In the event that we propose to register additional shares of common stock under the Securities Act of 1933 for our own account, certain shareholders are entitled to receive notice of that registration and to include their shares in the registration, subject to limitations described in the agreements granting these rights.

We have never paid dividends on our common stock, and we do not anticipate paying any cash dividends in the foreseeable future.

We have paid no cash dividends on our common stock to date. We currently intend to retain our future earnings, if any, to fund the development and growth of our businesses, and we do not anticipate paying any cash dividends on our capital stock for the foreseeable future. In addition, the terms of existing or any future debts may preclude us from paying dividends on our stock. As a result, capital appreciation, if any, of our common stock will be the sole source of gain for the foreseeable future for our common stockholders.

Antitakeover provisions of our certificate of incorporation and bylaws and provisions of applicable corporate law could delay or prevent a change of control that you may favor.

Provisions in our certificate of incorporation, our bylaws, and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. These provisions could discourage potential takeover attempts and could adversely affect the market price of our shares. Because of these provisions, you might not be able to receive a premium on your investment. These provisions:

●
authorize our board of directors, without stockholder approval, to issue up to 10,000,000 shares of “blank check” preferred stock that could be issued by our board of directors to increase the number of outstanding shares and prevent a takeover attempt;

●	limit stockholders’ ability to call a special meeting of our stockholders; and

●	establish advance notice requirements to nominate directors for election to our board of directors or to propose matters that can be acted on by stockholders at stockholder meetings.

The provisions described above, as well as other provisions in our certificate of incorporation, our bylaws, and Delaware law could delay or make more difficult transactions involving a change in control of us or our management.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions, or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions. Examples of forward-looking statements include, without limitation:

●	statements regarding our strategies, results of operations or liquidity;

●	statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance;

●	statements of management’s goals and objectives;

●	projections of revenue, earnings, capital structure and other financial items;

●	assumptions underlying statements regarding us or our business; and

●	other similar expressions concerning matters that are not historical facts.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to, factors discussed under the headings “RISK FACTORS,” “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS,” and “BUSINESS.”

Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances, or achievements expressed or implied by the forward-looking statements. These risks include, but are not limited to, those listed below and those discussed in greater detail under the heading “RISK FACTORS” above:

●	our ability to fund our operations in the short and long term through financing transactions on terms acceptable to us, or at all;

●	our history of operating losses and the uncertainty surrounding our ability to achieve or sustain profitability;

●	our limited history of developing and selling products made from our bulk amorphous alloys;

●	lengthy customer adoption cycles and unpredictable customer adoption practices;

●	our ability to identify, develop, and commercialize new product applications for our technology;

●	competition from current suppliers of incumbent materials or producers of competing products;

●	our ability to identify, consummate, and/or integrate strategic partnerships;

●	the potential for manufacturing problems or delays;

●	potential difficulties associated with protecting or expanding our intellectual property position;

●	the volatility of our stock price; and

●	the unpredictability of the market for our common stock.

Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition or operating results.

The forward-looking statements speak only as of the date on which they are made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Consequently, you should not place undue reliance on forward-looking statements.

SELLING STOCKHOLDERS

The shares of common stock being offered by the selling stockholders are those issuable to the selling stockholders pursuant to the terms of the Convertible Notes and upon exercise of the Warrants.  For additional information regarding the issuance of those Convertible Notes and Warrants, see “BUSINESS—Significant Transactions—July 2012 Private Placement of Convertible Notes and Warrants” beginning on page 39 of this prospectus.  We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time.  Except for the ownership of the Convertible Notes and the Warrants issued pursuant to the Securities Purchase Agreement, the selling stockholders have not had any material relationship with us or our affiliates within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders.  The second column lists the number of shares of common stock beneficially owned by each selling stockholder, based on its ownership of the Convertible Notes and Warrants, as of July 2, 2012, assuming conversion of all Convertible Notes and exercise of the Warrants held by the selling stockholders on that date, without regard to any limitations on conversions, amortizations, redemptions or exercises.

The third column lists the shares of common stock being offered by this prospectus by the selling stockholders.

In accordance with the terms of a registration rights agreement with the selling stockholders, this prospectus generally covers the resale of at least 150% of the sum of (i) the maximum number of shares of common stock issuable pursuant to the Convertible Notes as of the trading day immediately preceding the date the registration statement is initially filed with the SEC, and (ii) the maximum number of shares of common stock issuable upon exercise of the related Warrants as of the trading day immediately preceding the date the registration statement is initially filed with the SEC, all subject to adjustment as provided in the registration rights agreement and in each case without regard to any limitations on conversion, amortization and/or redemption of the Convertible Notes or exercise of the Warrants.  Because the conversion price of the Convertible Notes and the exercise price of the Warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus.  The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Under the terms of the Convertible Notes and the Warrants, a selling stockholder may not convert the Convertible Notes or exercise the Warrants to the extent such conversion or exercise would cause such selling stockholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding shares of common stock following such conversion or exercise, excluding for purposes of such determination shares of common stock issuable upon conversion of the Convertible Notes which have not been converted and upon exercise of the Warrants which have not been exercised.  The number of shares in the second column does not reflect this limitation (the "Maximum Percentage").  The selling stockholders may sell all, some or none of their shares in this offering.  See "Plan of Distribution."

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering

Kingsbrook Opportunities Master Fund LP (1)	12,784,091 (2)	29,723,014	0

Hudson Bay Master Fund Ltd. (3)	5,681,819 (4)	13,210,229	0

Empery Asset Master Ltd. (5)	3,267,046 (6)	7,595,882	0

Hartz Capital Investments, LLC (7)	6,676,137 (8)	15,522,018	0

Iroquois Master Fund Ltd. (9)	5,681,819 (10)	13,210,229	0

(1) Kingsbrook Partners LP ("Kingsbrook Partners") is the investment manager of Kingsbrook Opportunities Master Fund LP ("Kingsbrook Opportunities") and consequently has voting control and investment discretion over securities held by Kingsbrook Opportunities. Kingsbrook Opportunities GP LLC ("Opportunities GP") is the general partner of Kingsbrook Opportunities and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Opportunities. KB GP LLC ("GP LLC") is the general partner of Kingsbrook Partners and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Partners. Ari J. Storch, Adam J. Chill and Scott M. Wallace are the sole managing members of Opportunities GP and GP LLC and as a result may be considered beneficial owners of any securities deemed beneficially owned by Opportunities GP and GP LLC. Each of Kingsbrook Partners, Opportunities GP, GP LLC and Messrs. Storch, Chill and Wallace disclaim beneficial ownership of these securities.

(2) Represents 12,784,091 shares of Common Stock issuable pursuant to the terms of the Convertible Notes without regard to the Maximum Percentage. Does not include the shares of Common Stock issuable upon exercise of the Warrants, since the Warrants are not exerciable until six (6) months after the date of issuance.

(3) Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Sander Gerber disclaims beneficial ownership over these securities.

(4) Represents 5,681,819 shares of Common Stock issuable pursuant to the terms of the Convertible Notes without regard to the Maximum Percentage. Does not include the shares of Common Stock issuable upon exercise of the Warrants, since the Warrants are not exerciable until six (6) months after the date of issuance.

(5) Empery Asset Management LP, the authorized agent of Empery Asset Master Ltd ("EAM"), has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EAM. Mr. Hoe and Mr. Lane disclaim any beneficial ownership of these shares.

(6) Represents 3,267,046 shares of Common Stock issuable pursuant to the terms of the Convertible Notes without regard to the Maximum Percentage. Does not include the shares of Common Stock issuable upon exercise of the Warrants, since the Warrants are not exerciable until six (6) months after the date of issuance.

(7) Empery Asset Management LP, the authorized agent of Hartz Capital Investments, LLC ("HCI"), has discretionary authority to vote and dispose of the shares held by HCI and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by HCI. Mr. Hoe and Mr. Lane disclaim any beneficial ownership of these shares.

(8) Represents 6,676,137 shares of Common Stock issuable pursuant to the terms of the Convertible Notes without regard to the Maximum Percentage. Does not include the shares of Common Stock issuable upon exercise of the Warrants, since the Warrants are not exerciable until six (6) months after the date of issuance.

(9) Iroquois Capital Management L.LC. ("Iroquois Capital") is the investment manager of Iroquois Master Fund, Ltd ("IMF"). Consequently, Iroquois Capital has voting control and investment discretion over securities held by IMF. As managing members of Iroquois Capital, Joshua Silverman and Richard Abbe make voting and investment decisions on behalf of Iroquois Capital in its capacity as investment manager to IMF. As a result of the foregoing, Mr. Silverman and Mr. Abbe may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by IMF. Notwithstanding the foregoing, Mr. Silverman and Mr. Abbe disclaim such beneficial ownership.

(10) Represents 5,681,819 shares of Common Stock issuable pursuant to the terms of the Convertible Notes without regard to the Maximum Percentage. Does not include the shares of Common Stock issuable upon exercise of the Warrants, since the Warrants are not exerciable until six (6) months after the date of issuance.

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of the common stock offered by this prospectus. We will not receive any of the proceeds from the sale of common stock by the selling stockholders, although we may receive proceeds from the exercise of the Warrants by the selling stockholders, if exercised. We cannot guarantee that the selling stockholders will exercise the Warrants. Any proceeds we receive from the selling stockholders upon their exercise of the Warrants will be used for general working capital.

DIVIDEND POLICY

We have never paid a cash dividend on our common stock. We do not anticipate paying any cash dividends on our common stock in the foreseeable future, and we plan to retain our earnings to finance our operations and future growth.

MARKET PRICE OF COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market for Our Common Stock

Our common stock is currently quoted on the OTC Bulletin Board under the symbol “LQMT.”  On July 11, 2012, the last reported sales price of our common stock was $0.281 per share.

Number of Common Shareholders

As of July 2, 2012, we had 214 active record holders of our common stock.

Quarterly High/Low Bid Quotations

The following table sets forth, on a per share basis, the range of high and low bid information for the shares of our common stock for each full quarterly period within the two most recent fiscal years and any subsequent interim period for which financial statements are included, as reported by the OTC Bulletin Board.  These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

	High	Low
Year Ended December 31, 2010:
First Quarter	$0.16	$0.08
Second Quarter	$0.40	$0.08
Third Quarter	$1.76	$0.11
Fourth Quarter	$0.85	$0.33

Year Ended December 31, 2011:
First Quarter	$0.84	$0.42
Second Quarter	$0.63	$0.41
Third Quarter	$0.51	$0.17
Fourth Quarter	$0.23	$0.12

Year Ending December 31, 2012:
First Quarter	$0.35	$0.12
Second Quarter	$0.63	$0.15

Equity Compensation Plan Information

Our executive officers, directors, and all of our employees are allowed to participate in our equity incentive plans. We believe that providing them with the ability to participate in such plans provides them with a further incentive towards ensuring our success and accomplishing our corporate goals.

The following table provides information regarding the securities authorized for issuance under our equity compensation plans as of December 31, 2011:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights [a]	Weighted- average exercise price of outstanding options, warrants, and rights [b]	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column [a]) [c]
Equity compensation plans approved by stockholders	4,679,807	$0.42	6,221,419
Equity compensation plans not approved by stockholders	--	--	--
Total	4,679,807		6,221,419

The number of securities and types of plans available for future issuances of stock options as of December 31, 2011 were as follows:

Plan Name	Options and Warrants for Common Shares
	Authorized	Exercised	Outstanding	Available
1996 Stock Option Plan	12,903,226	1,974,365	3,226	--
2002 Equity Incentive Plan	10,000,000	102,000	4,676,581	5,221,419
2002 Non-employee Director Stock Option Plan	1,000,000	--	--	1,000,000
Total Stock Options	23,903,226	2,076,365	4,679,807	6,221,419

1996 Stock Option Plan

Our 1996 Stock Option Plan (the “1996 Plan”) provides for the grant of stock options to employees, directors, and consultants of our company and its affiliates. The purpose of the 1996 Plan is to retain the services of existing employees, directors, and consultants; to secure and retain the services of new employees, directors, and consultants; and to provide incentives for such persons to exert maximum efforts for our success. The 1996 Plan provides for the granting to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and for the granting to employees and consultants of nonstatutory stock options. Our board of directors terminated the 1996 Plan on April 4, 2002. The termination will not affect any outstanding options under the 1996 Plan, and all such options will continue to remain outstanding and be governed by the 1996 Plan.

Options granted under the 1996 Plan are generally not transferable by the optionee except by will or the laws of descent and distribution, and each option is exercisable, during the lifetime of the optionee, only by the optionee. Options generally must be exercised within 90 days after the optionee’s termination for cause, three months following the end of the optionee’s status as an employee or consultant, other than for cause or for death or disability, or within six months after the optionee’s termination by disability or twelve months following the optionee’s termination by death. However, in no event may an option be exercised later than the earlier of the expiration of the term of the option or ten years from the date of the grant of the option or, where an optionee owns stock representing more than 10% of the voting power, five years from the date of the grant of the option in the case of incentive stock options.

As of December 31, 2011, options to purchase 3,226 shares of common stock were outstanding and exercisable at a weighted average price of $15.00 per share under the 1996 Plan. As of December 31, 2011, options to purchase 1,974,365 shares had been issued upon exercise of options under the 1996 Plan.

2002 Equity Incentive Plan

Our 2002 Equity Incentive Plan (the “2002 Plan”), which was adopted by our board of directors and approved by our stockholders in April 2002, provides for the grant of stock options to officers, employees, consultants, and directors of our company and its subsidiaries. The purpose of the 2002 plan is to advance the interests of our stockholders by enhancing our ability to attract, retain, and motivate persons who make or are expected to make important contributions to our company and its subsidiaries by providing such persons with equity ownership opportunities and performance-based incentives, thereby better aligning their interests with those of our stockholders. The 2002 Plan provides for the granting to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and for the granting to employees and consultants of nonstatutory stock options. In addition, the 2002 Plan permits the granting of stock appreciation rights, or SARs, with or independently of options, as well as stock bonuses and rights to purchase restricted stock. A total of ten million shares of our common stock may be granted under the 2002 Plan.

The plan is administered by our board of directors or a committee appointed by our board of directors. All members of such a committee must be a non-employee director and an outside director, as defined in the 2002 Plan. Subject to the limitations set forth in the 2002 Plan, the administrator has the authority to select the persons to whom grants are to be made, to designate the number of shares to be covered by each stock award, to determine whether an option is to be an incentive stock option or a non-statutory stock option, to establish vesting schedules, to specify the option exercise price and the type of consideration to be paid upon exercise, and, subject to some restrictions, to specify other terms of stock awards.

The administrator establishes the option exercise price, which in the case of incentive stock options, must be at least the fair market value of the common stock on the date of the grant or, with respect to optionees who own at least 10% of our outstanding common stock, 110% of fair market value. If our common stock is listed and traded on a registered national or regional securities exchange, or quoted on the National Association of Securities Dealers’ Automated Quotation System, fair market value is the average closing price of a share of our common stock on such exchange or quotation system for the five trading days prior to the date of grant. If our common stock is not traded on a registered securities exchange or quoted in such a quotation system, fair market value is determined in good faith by the administrator.

Options granted under the 2002 Plan are generally not transferable by the optionee except by will or the laws of descent and distribution, and to certain related individuals with the consent of the administrator. Options generally must be exercised within three months after the optionee’s termination of employment for any reason other than disability or death, or within 12 months after the optionee’s termination by disability. Options granted under the 2002 Plan vest at the rate specified in the option agreement. However, in no event may an option be exercised later than the earlier of the expiration of the term of the option or 10 years from the date of the grant of the option, or when an optionee owns stock representing more than 10% of the voting power, five years from the date of the grant of the option in the case of incentive stock options.

Any incentive stock options granted to an optionee which, when combined with all other incentive stock options becoming exercisable for the first time in any calendar year that are held by that person, would have an aggregate fair market value in excess of $0.1 million, shall automatically be treated as non-statutory stock options.

There were 4,676,581 outstanding options or stock awards at a weighted average price of $0.41 under the 2002 Plan as of December 31, 2011. There were 2,157,681 options exercisable and 102,000 shares had been issued upon exercise of options under the 2002 Plan as of December 31, 2011.

The 2002 Plan expired by its terms in April 2012.  The 2002 Plan will remain in effect only with respect to the equity awards that have been granted under the 2002 Plan prior to its expiration.

2002 Non-employee Director Stock Option Plan

Our 2002 Non-employee Director Stock Option Plan (the “2002 Non-Employee Director Plan”) was adopted by our board of directors and by our stockholders in April 2002. We have reserved a total of one million shares of our common stock for issuance under the 2002 Non-Employee Director Plan. The option grants under the 2002 Non-Employee Director Plan are automatic and nondiscretionary, and the exercise price of the options is equal to 100% of the fair market value of our common stock on the grant date.

Only non-employee directors are eligible for grants under the 2002 Non-Employee Director Plan. The 2002 Non-Employee Director Plan will provide for an initial grant to a new non-employee director of an option to purchase 50,000 shares of our common stock. Subsequent to the initial grants, each non-employee director will be automatically granted on the first business day of January commencing January 1, 2003, an option to purchase 10,000 shares of our common stock.

The term of the options granted under the 2002 Non-Employee Director Plan is 10 years, but the options expire 12 months after the termination of the optionee’s status as a director or three months if the termination is due to the voluntary resignation of the optionee. The option grants will vest and become exercisable as to one-fifth of the shares on the date that is one year after the date of grant and an additional one-fifth of the shares subject to the option on a cumulative basis will vest and become exercisable annually thereafter.

As of December 31, 2011, there were no options outstanding under the 2002 Non-Employee Director Plan.

The 2002 Non-Employee Director Plan expired by its terms in April 2012.  The 2002 Non-Employee Director Plan will remain in effect only with respect to the equity awards that have been granted under the 2002 Non-Employee Director Plan prior to its expiration.

2012 Equity Incentive Plan

On June 28, 2012, at our annual meeting of stockholders, our stockholders approved our 2012 Equity Incentive Plan.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

When you read this section of this prospectus, it is important that you also read the consolidated financial statements and related notes included elsewhere in this prospectus. This section of this prospectus contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations, and intentions. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons set forth herein, including the factors described below and in “RISK FACTORS.”

OVERVIEW

We are a materials technology company that develops and commercializes products made from amorphous alloys.  Our Liquidmetal® family of alloys consists of a variety of proprietary bulk alloys and composites that utilize the advantages offered by amorphous alloy technology. We design, develop and sell products and components from bulk amorphous alloys to customers in various industries.  We also partner with third-party manufacturers and licensees to develop and commercialize Liquidmetal alloy products. We believe that our proprietary bulk alloys are the only commercially viable bulk amorphous alloys currently available in the marketplace.

Amorphous alloys are, in general, unique materials that are distinguished by their ability to retain a random atomic structure when they solidify, in contrast to the crystalline atomic structure that forms in other metals and alloys when they solidify. Liquidmetal alloys are proprietary amorphous alloys that possess a combination of performance, processing, and potential cost advantages that we believe will make them preferable to other materials in a variety of applications. The amorphous atomic structure of our alloys enables them to overcome certain performance limitations caused by inherent weaknesses in crystalline atomic structures, thus facilitating performance and processing characteristics superior in many ways to those of their crystalline counterparts. For example, in laboratory testing, our zirconium-titanium Liquidmetal alloys are approximately 250% stronger than commonly used titanium alloys such as Ti-6Al-4V, but they also have some of the beneficial processing characteristics more commonly associated with plastics. We believe these advantages could result in Liquidmetal alloys supplanting high-performance alloys, such as titanium and stainless steel, and other incumbent materials in a variety of applications. Moreover, we believe these advantages could enable the introduction of entirely new products and applications that are not possible or commercially viable with other materials.

Our revenues are derived from (1) selling our bulk Liquidmetal alloy products, which include non-consumer electronic devices, medical products, and sports and leisure goods, (2) selling tooling and prototype parts such as demonstration parts and test samples for customers with products in development, and (3) product licensing and royalty revenue from our licensees.  We expect that these sources of revenue will continue to significantly change the character of our revenue mix.

Our cost of sales consists primarily of the costs of outsourcing our manufacturing to third parties. Selling, general, and administrative expenses currently consist primarily of salaries and related benefits, travel, consulting and professional fees, depreciation and amortization, insurance, office and administrative expenses, and other expenses related to our operations.

Research and development expenses represent salaries, related benefits expense, depreciation of research equipment, consulting and contract services, expenses incurred for the design and testing of new processing methods, expenses for the development of sample and prototype products, and other expenses related to the research and development of Liquidmetal bulk alloys. Costs associated with research and development activities are expensed as incurred. We plan to enhance our competitive position by improving our existing technologies and developing advances in amorphous alloy technologies. We believe that our research and development efforts will focus on the discovery of new alloy compositions, the development of improved processing technology, and the identification of new applications for our alloys.

SIGNIFICANT TRANSACTIONS

July 2012 Private Placement of Convertible Notes and Warrants

On July 2, 2012, the Company entered into definitive agreements relating to a private placement (the “Private Placement”) of $12.0 million in principal amount of Senior Convertible Notes due on September 1, 2013 (the “Convertible Notes”) and Warrants to the purchasers of the Convertible Notes giving them the right to purchase up to an aggregate of 18,750,000 shares of the Company’s common stock at an exercise price of $0.384 per share (the “Warrants”).  The closing of the Private Placement occured on July 2, 2012.  The Convertible Notes and the Warrants were issued pursuant to a Securities Purchase Agreement, dated July 2, 2012, among the Company and the purchasers of the Convertible Notes (the “Securities Purchase Agreement”).  The purchasers of the Convertible Notes and the Warrants in the Private Placement are the selling stockholders described in this prospectus.

The Convertible Notes are convertible at any time at the option of the holder into shares of the Company’s common stock at $0.352 per share, subject to adjustment for stock splits, stock dividends, and the like.  In the event that the Company issues or sells shares of the Company’s common stock, rights to purchase shares of the Company’s common stock, or securities convertible into shares of the Company’s common stock for a price per share that is less than the conversion price then in effect, the conversion price then in effect will be decreased to equal such lower price.  The foregoing adjustments to the conversion price for future stock issues will not apply to certain exempt issuances, including issuances pursuant to certain employee benefit plans.  In addition, the conversion price is subject to adjustment upon stock splits, reverse stock splits, and similar capital changes.

On the first business day of each month beginning on October 1, 2012 through and including September 1, 2013 (the “Installment Dates”), the Company will pay to each holder of a Convertible Note an amount equal to (i) one-twelfth (1/12th) of the original principal amount of such holder’s Convertible Note (or the principal outstanding on the Installment Date, if less) plus (ii) the accrued and unpaid interest with respect to such principal plus (iii) the accrued and unpaid late charges (if any) with respect to such principal and interest.  Prior to maturity, the Convertible Notes will bear interest at 8% per annum (or 15% per annum during an event of default) with interest payable monthly in arrears on the Installment Dates and on conversion dates.

Each monthly payment may be made in cash, in shares of the Company’s common stock, or in a combination of cash and shares of the Company’s common stock.  The Company’s ability to make such payments with shares of the Company’s common stock will be subject to various conditions, including the existence of an effective registration statement covering the resale of the shares issued in payment (or, in the alternative, the eligibility of the shares issuable pursuant to the Convertible Notes and the Warrants (as defined below) for sale without restriction under Rule 144 and without the need for registration) and certain minimum trading volumes in the stock to be issued.  Such shares will be valued, as of the date on which notice is given by the Company that payment will be made in shares, at the lower of (1) the then applicable conversion price and (2) a price that is 87.5% of the arithmetic average of the ten (or in some cases fewer) lowest weighted average prices of the Company’s common stock during the twenty trading day period ending two trading days before the applicable determination date (the “Measurement Period”).  The Company’s right to pay monthly payments in shares will depend on the following trading volume requirements in the Company’s common stock: a minimum of $250,000 in average daily trading volume during the Measurement Period, and a minimum of $150,000 in daily trading volume during each day during the Measurement Period, with certain exceptions.

Upon the occurrence of an event of default under the Convertible Notes, a holder of a Convertible Note may (so long as the event of default is continuing) require the Company to redeem all or a portion of its Convertible Note.  Each portion of the Convertible Note subject to such redemption must be redeemed by the Company, in cash, at a price equal to the greater of (1) 125% of the sum of (a) the amount being redeemed (including principal, accrued and unpaid interest, and accrued and unpaid late charges) and (b) the amount of interest that would have accrued with respect to the amount being redeemed from the applicable redemption date through the applicable Installment Date, and (2) the sum of (x) the product of (I) the amount being redeemed and (II) the quotient determined by dividing (A) the greatest closing sale price of the shares of common stock during the period beginning on the date immediately preceding the event of default and ending on the date the holder delivers a redemption notice to the Company, by (B) the lowest conversion price in effect during such period and (y) the amount of interest that would have accrued with respect to the amount being redeemed from the applicable redemption date through the applicable Installment Date.

Subject to certain conditions, a holder of a Convertible Note may also require the Company to redeem all or a portion of its Convertible Note in connection with a transaction that results in a Change of Control (as defined in the Convertible Notes).  Each portion of the Convertible Note subject to such redemption must be redeemed by the Company, in cash, at a price equal to the greater of (1) 125% of the sum of (a) the amount being redeemed (including principal, accrued and unpaid interest, and accrued and unpaid late charges) and (b) the amount of interest that would have accrued with respect to the amount being redeemed from the applicable redemption date through the applicable Installment Date, and (2) the sum of (x) the product of (I) the amount being redeemed and (II) the quotient determined by dividing (A) the greatest closing sale price of the shares of common stock during the period beginning on the date immediately preceding the earlier to occur of (i) the consummation of the Change of Control and (ii) the public announcement of such Change of Control and ending on the date the holder delivers a redemption notice to the Company, by (B) the lowest conversion price in effect during such period and (y) the amount of interest that would have accrued with respect to the amount being redeemed from the applicable redemption date through the applicable Installment Date.

The Warrants are exercisable on or after the date that is six (6) months after the date of the issuance of the Warrants, and the exercise prices for the Warrants are subject to adjustment for stock splits, stock dividends, and the like.  In the event that the Company issues or sells shares of the Company’s common stock, rights to purchase shares of the Company’s common stock, or securities convertible into shares of the Company’s common stock for a price per share that is less than the exercise price then in effect, the exercise price of the Warrant will be reduced based on a weighted-average formula.  The foregoing adjustments to the exercise price for future stock issues will not apply to certain exempt issuances, including issuances pursuant to certain employee benefit plans.  In addition, on the two year anniversary of the issuance date (the “Reset Date”), the then applicable exercise price will be reset to equal the lesser of (1) the then current exercise price and (2) 87.5% of the arithmetic average of the ten lowest weighted average prices of the common stock during the twenty trading day period ending two trading days immediately preceding the Reset Date.  All of the Warrants will expire on the fifth (5th) anniversary of the date they first become exercisable.

If, during the period beginning on the date that all Registrable Securities (as defined in the Registration Rights Agreement) are registered pursuant to an effective registration statement and ending on the twenty-first (21st) month following the date of the closing of the Private Placement, the Company offers, sells, grants any option to purchase, or otherwise disposes of any of its or it subsidiaries’ equity or equity equivalent securities (a “Subsequent Placement”), the Company must first notify each purchaser of the Convertible Notes of its intent to effect a Subsequent Placement.  If a purchaser of the Convertible Notes wishes to review the details of a Subsequent Placement, the Company must provide such details to such purchaser along with an offer to issue and sell to or exchange with all such purchasers 30% of the securities being offered in the Subsequent Placement, initially allocated among such purchasers on a pro rata basis.

The Private Placement resulted in gross proceeds of $12.0 million before placement agent fees and other expenses associated with the transaction.  The proceeds will be used for general corporate purposes and for purposes of satisfying the $1.7 million promissory note payable by the Company to Saga S.P.A.

In connection with the Private Placement, the Company and the selling stockholders entered into a Registration Rights Agreement (the “Registration Rights Agreement) under which the Company is required, on or before thirty (30) days after the closing of the Private Placement, to file a registration statement with the Securities and Exchange Commission (the “SEC”) covering the resale of the shares of the Company’s common stock issuable pursuant to the Convertible Notes and Warrants and to use its best efforts to have the registration declared effective as soon as practicable (but in no event later than 75 days after the closing of the Private Placement if the registration statement is not subject to a full review by the SEC, or 105 days after the closing of the Private Placement if the registration statement is subject to a full review by the SEC).  The Company will be subject to certain monetary penalties, as set forth in the Registration Rights Agreement, if the registration statement is not filed, does not become effective on a timely basis, or does not remain available for the resale of the Registrable Securities (as defined in the Registration Rights Agreement).  We are registering the shares being offered under this prospectus pursuant to the Registration Rights Agreement.

June 2012 Transactions with Visser Precision Cast, LLC

On June 1, 2012, we entered into a master transaction agreement (the “Visser Master Transaction Agreement”) with Visser Precision Cast, LLC (“Visser”) relating to  a strategic transaction for manufacturing services and financing (the “Visser Transaction”).  Pursuant to the terms of the Visser Master Transaction Agreement, the Company and Visser have entered into a manufacturing services agreement (the “Visser Manufacturing Services Agreement”), a subscription agreement (the “Visser Subscription Agreement”), a security agreement (the “Visser Security Agreement”), a registration rights agreement (the “Visser Registration Rights Agreement”), and a sublicense agreement (the “Visser Sublicense Agreement”).

Pursuant to the terms of the Visser Manufacturing Services Agreement, the Company agreed to engage Visser as the exclusive manufacturer of conventional products and components and licensed products and components, which are products and components using or incorporating any of the Company’s intellectual property for all fields of use other than consumer electronic products and fields of use covered by exclusive licenses and sublicenses existing on the date of the Visser Manufacturing Services Agreement (such intellectual property, the “LMT Technology”).  The Company has further agreed that it will not, directly or indirectly, conduct manufacturing operations, subcontract for the manufacture of products or components or grant a license to any other party to conduct manufacturing operations using the LMT Technology, except for certain limited exceptions.  The term of the Visser Manufacturing Services Agreement is perpetual.

Pursuant to the Visser Sublicense Agreement, the Company agreed to sublicense to Visser, on a fully-paid up, royalty-free, irrevocable, perpetual, worldwide basis, all rights held by the Company in the LMT Technology.  In addition, Visser has a right of first refusal over any proposed transfer by the Company of LMT Technology pursuant to any license, sublicense, sale or other transfer, other than a license to a machine or alloy vendor.

Pursuant to the terms of the Visser Subscription Agreement, the Company agreed to issue and sell to Visser in a private placement transaction (i) up to 30,000,000 shares (the “Visser Shares”) of common stock at a purchase price of $0.10 per share, (ii) warrants (the “Visser Warrants”) to purchase up to 15,000,000 shares of common stock at an exercise price of $0.22 per share and (iii) a secured convertible promissory note (the “Visser Promissory Note”) in the aggregate principal amount of up to $2,000,000, the principal of which is convertible into shares of common stock at a conversion rate of $0.22 per share.  The issuance and sale of the shares of common stock and Visser Warrants occured in two closings.  All of the shares of common stock issuable pursuant to the Visser Subscription Agreement and upon exercise or conversion of the Visser Warrants and the Visser Promissory note, as the case may be, are subject to a lock-up period through December 31, 2016.

The Company negotiated the transactions contemplated by the Visser Master Transaction Agreement beginning in December 2011.  Although many of the material terms of the transactions remained unresolved until just prior to the initial closing of the transaction, the Company negotiated the purchase price of the common stock to be sold to Visser pursuant to the Visser Subscription Agreement, and the exercise and conversion prices of the Visser Warrants and the Visser Promissory Notes, respectively, at the time the negotiations commenced, when the trading price of the Company’s common stock was between approximately $0.12 and $0.19.

On June 1, 2012, the Company issued and sold to Visser 20,000,000 shares of common stock and a warrant to purchase up to 11,250,000 shares of common stock for an aggregate purchase price of $2,000,100 and also executed the Visser Promissory Note.  A portion of the purchase price was paid by cancellation of outstanding promissory notes issued by the Company to Visser in the aggregate principal amount of $1,050,000 plus accrued and unpaid interest.  On June 28, 2012, the Company issued and sold to Visser the remaining 10,000,000 shares of common stock and a warrant to purchase up to 3,750,000 shares of common stock for an aggregate purchase price of $1,000,100.

The exercise price per share of common stock purchasable upon exercise of the Visser Warrants is $0.22 and is subject to appropriate adjustment for certain dilutive issuances of common stock and changes in the Company’s capital structure, such as stock dividends, stock splits, reorganizations or similar events.  The Visser Warrants are exercisable immediately upon issuance and expire on June 1, 2017.  The Visser Warrants include a cashless exercise feature and all shares of common stock issuable upon exercise of the Visser Warrants are subject to a lock-up period through December 31, 2016.  The holders of Visser Warrants are entitled to five days’ notice before the record date for certain distributions to holders of common stock and other corporate events.  In addition, if certain “fundamental transactions” occur, such as a merger, consolidation, sale of substantially all of the Company’s assets, tender offer or exchange offer with respect to the common stock or reclassification of the common stock, the holders of Visser Warrants will be entitled to receive thereafter, in lieu of common stock, the consideration (if different from common stock) that the holders of Visser Warrants would have been entitled to receive upon the occurrence of the “fundamental transaction” as if the Visser Warrants had been exercised immediately before the “fundamental transaction.”  If any holder of common stock is given a choice of consideration to be received in the “fundamental transaction,” then the holders of Visser Warrants shall be given the same choice upon the exercise of the Visser Warrants following the “fundamental transaction.”  In addition, in the event of a “fundamental transaction” that is an all cash transaction pursuant to which holders of common stock are entitled to receive cash consideration only, then the Visser Warrants will automatically terminate and the holders of the Visser Warrants will receive an amount of cash equal to the greater of (i) the product of (a) the number of shares of common stock representing the unexercised portion of the Visser Warrants and (b) the difference between (x) the per share consideration to be received by holders of common stock in the all-cash “fundamental transaction” and (y) the current exercise price per share of the Visser Warrants and (ii) the Black-Scholes value of the remaining unexercised portion of the Visser Warrants, which will be calculated using variables defined in the Visser Warrants.

Pursuant to the terms of the Visser Promissory Note, the Company may request an advance of up to $1,000,000 on September 15, 2012 and an additional advance of up to $1,000,000 on November 15, 2012, for an aggregate principal amount of all advances under the Visser Promissory Note of $2,000,000.  Visser’s obligation to fund the advances is subject to the satisfaction of customary closing conditions and no Event of Default (as described below) under the Visser Promissory Note.  The Visser Promissory Note will rank senior to all other indebtedness of the Company, other than outstanding indebtedness to Apple, Inc. (“Apple”), and is secured by assets of the Company pursuant to the Visser Security Agreement.  The Visser Promissory Note will bear interest at the rate of 6% per annum and is due and payable on September 15, 2015, if not sooner repaid or converted.  The Company may prepay the Visser Promissory Note without premium or penalty by providing 30 days’ prior written notice to the holder of the Visser Promissory Note.  The outstanding principal and accrued but unpaid interest (and any related penalties thereon) under the Visser Promissory Note can be converted into shares of common stock at the option of the holder at the rate of $0.22 per share.  The conversion price is subject to appropriate adjustment for certain dilutive issuances of common stock and changes in the Company’s capital structure, such as stock dividends, stock splits, reorganizations or similar events. All shares of common stock issuable upon conversion of the Visser Promissory Note are subject to a lock-up period through December 31, 2016. Upon the occurrence of an “Event of Default,” such as the Company’s failure to pay any amount due under the Visser Promissory Note as and when due, any default under certain of the Company’s other indebtedness that is not cured within applicable time periods or any voluntary or involuntary bankruptcy, general assignment for the benefit of creditors or liquidation, the holder of the Visser Promissory Note will have the right to cause the Company to redeem all or any portion of the Visser Promissory Note at a price equal to the greater of (i) the outstanding principal and accrued but unpaid interest (and any related penalties thereon) under the Visser Promissory Note and (ii) the product of (a) the total number of shares of common stock into which the Visser Promissory Note is convertible and (b) the closing sale price of the common stock on the trading day immediately preceding the “Event of Default.” Upon the occurrence of a “Change in Control,” such as a merger, consolidation, sale of substantially all of the Company’s assets, tender offer or exchange offer with respect to the common stock or reclassification of the common stock, the holder of the Visser Promissory Note will have the right to cause the Company to redeem the Visser Promissory Note for an amount of cash equal to (i) the outstanding principal and accrued but unpaid interest (and any related penalties thereon) plus (ii) the Black-Scholes value of the holder’s right to convert the outstanding principal and accrued but unpaid interest (and any related penalties thereon) into shares of common stock, which will be calculated using variables defined in the Visser Warrants. In addition, in the event of a “Change in Control” that is an all cash transaction pursuant to which holders of common stock are entitled to receive cash consideration only, then the Visser Promissory Note will automatically terminate and the holder will receive the amount of cash described in the preceding sentence.

Pursuant to the terms of the Visser Security Agreement and in order to secure the Company’s obligations under the Visser Promissory note, the Company has granted to Visser a security interest over all of the Company’s assets that are not covered by the Company’s existing security agreements with Apple, excluding the Company’s membership interests in Crucible Intellectual Property, LLC, a subsidiary of the Company.

Pursuant to the terms of the Visser Registration Rights Agreement, the Company is required to file, upon the request of Visser at any time after June 1, 2017, a registration statement with the SEC covering the resale of the shares of common stock issuable pursuant to the Visser Subscription Agreement and upon exercise or conversion of the Visser Warrants and the Visser Promissory Note, as the case may be.  Pursuant to the terms of the Visser Registration Rights Agreement, the Company is required to file the registration statement on or prior to 90 days after the Company’s receipt of the request to effect such registration (the “Visser Filing Date”) and to use its reasonable commercial efforts to have the registration statement declared effective (i) on or prior to 60 days following the Visser Filing Deadline in the case of a registration statement on Form S-3 (120 days in the case of a “full review” by the SEC) or (ii) on or prior to 90 days following the Visser Filing Deadline in the case of a registration statement on Form S-1 (120 days in the case of a “full review” by the SEC).  The Company will be subject to certain monetary penalties if the registration statement is not filed or does not become effective in a timely manner.  The monetary penalties will accrue monthly and will be payable at the rate of 1% of the aggregate purchase price paid by Visser pursuant to the Visser Subscription Agreement for any unregistered shares of common stock, subject to maximum monetary penalties of 12%.  In addition, the Visser Registration Rights Agreement provides Visser with piggyback registration rights on certain registration statements filed by the Company relating to an offering for its own account.

Other Significant Transactions

On January 17, 2012, February 27, 2012, March 28, 2012 and April 25, 2012, we issued 8% unsecured, bridge promissory notes to Visser that were due upon demand in the amount of $0.2 million, $0.2 million, $0.35 million and $0.3 million, respectively.  The aggregate principal amount of $1.05 million and all accrued interest under the bridge promissory notes were all paid off on June 1, 2012 by utilizing a portion of the proceeds received under the Visser Master Transaction Agreement.

On December 20, 2011, our former majority owned subsidiary, Liquidmetal Coatings, LLC (“LMC”), entered into a transaction pursuant to which LMC issued and sold additional membership interests to a related party and to third party investors for an aggregate purchase price of $3.0 million (the “LMC Investment”).  The LMC Investment was entered into pursuant to a Membership Interest Purchase Agreement between the investors and LMC (the “LMC Purchase Agreement”).  The investors in the LMC Investment were Rockwall Holdings, Inc. (“Rockwall”), C3 Capital Partners, L.P. and C3 Capital Partners II, L.P. (the “C3 Entities”). The C3 Entities were minority investors in LMC prior to the transaction, and Rockwall is a company controlled by John Kang, our former Chief Executive Officer and Chairman.  As of July 2, 2011, Mr. Kang beneficially owned 3.1% of our common stock.

The transactions contemplated by the LMC Purchase Agreement were deemed to be effective as of November 30, 2011.  In connection with the LMC Investment, our Company and the C3 Entities agreed to terminate a letter agreement, dated July 30, 2010, under which we would have been obligated to contribute additional capital to LMC if requested by LMC.  As a result of the LMC Investment and the termination of such letter agreement, we no longer have any contingent obligation to contribute additional capital to LMC.  As a result of the LMC Investment, our equity interest in LMC was reduced from approximately 72.86% to 0.667%.  However, we did not sell any of our membership interests in LMC in the transaction.  LMC represented approximately 42% of the net book value of our assets and 64% of the net book value of our liabilities as of November 30, 2011, and LMC represented approximately 92% of our revenue and operating income that reduced our operating loss by 33% for the eleven months ended November 30, 2011.  As a result of the reduction in our percentage interest in LMC, we will no longer consolidate LMC’s financial results with our financial statements and the previous results of operations for LMC are reclassified as discontinued operations in the financial statements included in this prospectus for all periods presented.  However, Ricardo Salas, our Executive Vice President, will continue to serve as a member of LMC’s board of directors.

In connection with the LMC Investment, we entered into a Second Amended and Restated Operating Agreement with LMC and other members of LMC, and we also entered into a Second Amended and Restated License and Technical Support Agreement with LMC terminating certain technology cross-licenses between LMC and us and continuing LMC’s right to use the Liquidmetal trademark in connection with LMC’s business.

On December 1, 2011, we entered into a Share Purchase Agreement (the “LMTK Share Purchase Agreement”) with LMTK Holdings, Inc. (“LMTK Holdings”) to sell our former Korean subsidiary and manufacturing facility, Liquidmetal Technologies Korea (“LMTK”), that was discontinued in November 2010.  Under the LMTK Share Purchase Agreement, we sold all of LMTK’s shares of common stock to LMTK Holdings for an aggregate purchase price of one hundred dollars.  The results of operations of LMTK have been previously included as discontinued operations in our financial statements, and as a result of the transaction, we will no longer consolidate LMTK’s financial results with our financial statements.

In June 2010, we created a wholly owned subsidiary, Advanced Metals Materials (“AMM”), in Weihei China as a holding company for certain assets that were acquired in China.  During the first quarter of 2011, AMM started production and manufacturing of certain bulk Liquidmetal alloy parts.  On August 5, 2011, we sold all of the stock of Advanced Metals Materials (“AMM”) to Innovative Materials Group, which is majority owned by John Kang, our former Chief Executive Officer and Chairman, for $720 thousand of which $200 thousand was paid in the form of a promissory note due August 5, 2012, bearing an interest rate of 8% per annum.

On August 6, 2010, SAGA, SpA in Padova, Italy (“SAGA”), a specialist parts manufacturer, filed a litigation case against us claiming damages of $3.2 million for payment on an alleged loan and for alleged breach of contract in connection with the formation of joint venture agreement called Liquidmetal SAGA Italy, Srl (“LSI”).  On April 6, 2011 (the “SAGA Effective Date”), we entered into a Settlement and Equity Interest Purchase Agreement with SAGA pursuant to which (i) the joint venture between SAGA and us was terminated, (ii) SAGA and we both agreed to cause certain pending legal action against each other to be dismissed with prejudice, (iii) we paid SAGA $2.8 million in the form of 4,496,429 restricted shares (“Settlement Shares”) of our common stock in exchange for SAGA’s equity interest in LSI, and (iv) the Liquidmetal technology license to LSI was terminated.

The number of Settlement Shares issued to SAGA on the SAGA Effective Date was based on the 30 day trailing, volume weighted average price of our common stock as of the SAGA Effective Date.  An additional provision of the SAGA settlement and Equity Interest Purchase Agreement was the obligation for us to issue a promissory note to compensate for a decrease in the market price of our common stock over a six month period from the SAGA Effective Date.  On October 10, 2011, we issued to SAGA a promissory note in the principal amount of $1.7 million due October 10, 2012 bearing interest of 8% per annum to account for the decrease in the market price of our common stock.  On July 11, 2012, we paid SAGA $1,742,630.97 to payoff all amounts owed under the SAGA promissory note.

On August 5, 2010, we entered into a license transaction with Apple Inc. (“Apple”) pursuant to which (i) we contributed substantially all of our intellectual property assets to a newly organized special-purpose, wholly-owned subsidiary, called Crucible Intellectual Property, LLC (“CIP”), (ii) CIP granted to Apple a perpetual, worldwide, fully-paid, exclusive license to commercialize such intellectual property in the field of consumer electronic products, as defined in the license agreement, in exchange for a license fee, and (iii) CIP granted back to us a perpetual, worldwide, fully-paid, exclusive license to commercialize such intellectual property in all other fields of use.  Additionally, in connection with the license transaction, Apple required us to complete a statement of work related to the exchange of Liquidmetal intellectual property information.  The Company recognized a portion of the one-time license fee upon receipt of the initial payment and completion of the foregoing requirements under the license transaction.  The remaining portion of the one-time license fee was recognized at the completion of the required statement of work.

Under the agreements relating to the license transaction, we were obligated to contribute all intellectual property that we developed through February 2012 to CIP.  In addition, we are obligated to refrain from encumbering any assets subject to the Apple security interest through August 2012 and are obligated to refrain from granting any security in our interest in CIP at any time.  We are also obligated to maintain certain limited liability company formalities with respect to CIP at all times after the closing of the license transaction.  If we are unable to comply with these obligations, Apple may be entitled to foreclose on our assets.

RESULTS OF OPERATIONS

Comparison of the years ended December 31, 2011 and 2010

	For the year ended December 31,	Percentage of Product Revenue	For the year ended December 31,	Percentage of Product Revenue
	2011		2010
	(in thousands)		(in thousands)
Revenue:
Products	$572		$567
Licensing and royalties	400		20,000
Total revenue	972		20,567

Cost of sales	373	65%	262	46%
Selling, general and administrative expenses	4,243	742%	4,498	793%
Research and development expenses	1,120	196%	1,132	200%
Settlement expense	1,713	299%	2,800	494%
Change in value of warrants, gain (loss)	1,328	232%	(23,341)	(4,117)%
Change in value of conversion feature, gain	-	0%	444	78%
Other income	26	5%	70	12%
Interest expense	90	16%	4,018	709%
Interest income	22	4%	6	1%
Gain on disposal of subsidiary	12,109	2,117%	-	0%
Loss from discontinued operations, net	(763)	(133%)	(2,679)	(472)%

The following analysis, other than the revenue analytic, is based on expenses as a percentage of product revenue. One-time licensing and royalties revenues are excluded from the analysis as their inclusion would distort the percentage calculation.

Revenue. Total Revenue decreased by $19.6 million to $972 thousand for the year ended December 31, 2011 from $20.6 million for the year ended December 31, 2010.  The decrease is primarily in the licensing and royalties revenue category due to a one-time licensing fee that occurred during 2010.

Cost of Sales. Cost of sales was $373 thousand, or 65% of product revenue, for the year ended December 31, 2011 from $262 thousand, or 46% of product revenue, for the year ended December 31, 2010.  The cost to manufacture parts from our bulk Liquidmetal alloys is variable and differs based on the unique design of each product.  In addition, much of our current product mix consists of prototype parts which have variable cost percentages relative to revenue.  As we begin increasing our revenues with shipments of routine commercial parts through our third party contract manufacturer, we expect our cost of sales to stabilize and be more predictable.

Selling, General, and Administrative Expenses. Selling, general, and administrative expenses decreased by $255 thousand to $4.2 million, or 742% of product revenue, for the year ended December 31, 2011 from $4.5 million, or 793% of product revenue, for the year ended December 31, 2010. The decrease was primarily the result of a one-time director consulting fee of $275 thousand.

Research and Development Expenses. Research and development expenses remained flat at $1.1 million for both of the years ended December 31, 2011 and 2010. We continue to devote significant resources to improving our processing capabilities, developing new manufacturing techniques and contracting with consultants to advance the development of Liquidmetal alloys.

Settlement Expense.  Settlement expense was $1.7 million for the year ended December 31, 2011 and $2.8 million for the year ended December 31, 2010.  Both amounts are related to a settlement with SAGA, SpA.  See “Business- Legal Proceedings” in this prospectus for more information regarding this settlement.

Change in Value of Warrants.  The change in value of warrants was a gain of $1.3 million, for the year ended December 31, 2011, which resulted from periodic valuation adjustments for warrants issued in connection with convertible and subordinated notes.  The significant gain during the year ended December 31, 2011 compared to the loss of $23.3 million, during the year ended December 31, 2010, was primarily due to the decrease in our stock price and the expiration of certain warrants during 2011.  Changes in the value of our warrants are non-cash and do not affect the operations of our business.

Change in Value of Conversion Feature.  There was no gain or loss related to the change in value of conversion feature for the year ended December 31, 2011 due to the retirement of our convertible notes in 2010.  The $444 thousand gain related to change in value of conversion feature during the year ended December 31, 2010 was due to the decrease in our stock price.

Other Income.  Other income was $26 thousand, or five percent of product revenue, for the year ended December 31, 2011, and $70 thousand, or 12% of product revenue, for the year ended December 31, 2010.  Other income is primarily due to gains on settlements on accounts payable for less than face value.

Interest Expense. Interest expense was $90 thousand, or 16% of revenue, for the year ended December 31, 2011 and was $4 million, or 709% of revenue, for the year ended December 31, 2010.  Interest expense for the year ended December 31, 2010 consisted primarily of debt amortization and interest accrued on convertible and subordinated notes and borrowings under a factoring, loan, and security agreement, which were all retired during 2010.  Interest expense for the year ended December 31, 2011 consisted of interest accrued on an outstanding promissory note.

Interest Income. Interest income was $22 thousand and $6 thousand for the year ended December 31, 2011 and 2010, respectively, from interest earned on cash deposits.

Gain on disposal of subsidiaries.  Gain on disposal of subsidiaries of $12.1 million, for the year ended December 31, 2011 was due to the sale of Advanced Metals Materials (“AMM”), our China subsidiary, the sale of Liquidmetal Technologies, Korea (“LMTK”), our Korea subsidiary, and the divestment of Liquidmetal Coatings (“LMC”), our Coatings subsidiary.  The gain on disposal was mainly attributed to the write-off of net liabilities of $10.7 million related to LMC upon deconsolidation and $2.9 million net write-off of investments in AMM and LMC and foreign exchange translation related to LMTK offset by a $1.4 million of loss from write-off of investment and net assets in LMTK.  Our gains on disposals of our subsidiaries were mainly the result of write-offs of assets and liability accounts and did not impact our cash position.

Loss from discontinued operations.  Loss from discontinued operations of $763 thousand, for the year ended December 31, 2011 and loss of $2.7 million, for the  year ended December 31, 2010 consisted of the losses from operations of our discontinued subsidiaries, AMM, LMTK, and LMC.  Our losses from discontinued operations did not impact our cash position, and these entities are no longer consolidated into our financial statements as of December 31, 2011.

Our operating and net income from continuing operations is mainly dependent on generating revenues by identifying customers who have a need for the technological advantages being offered by bulk amorphous alloys, as well as utilizing the existing technology with the right strategic partners to quickly fulfill those needs.

Comparison of the three months ended March 31, 2012 and 2011

	For the three months ended March 31, 2012	Percentage of Product Revenue	For the three months ended March 31, 2011	Percentage of Product Revenue

	(in thousands)		(in thousands)
Revenue:
Products	$183		$123
Licensing and royalties	13		381
Total revenue	196		504

Cost of sales	81	44%	106	86%
Selling, marketing general and administrative	959	524%	1,026	834%
Research and development	188	103%	324	263%
Change in value of warrants, loss	-	0%	(11)	-9%
Other income	-	0%	5	4%
Interest expense	(39)	-21%	(15)	-12%
Interest income	4	2%	8	7%
Loss from operations of discontinued operations	-	0%	(429)	-349%

The following analysis contains percentage information that is based on expenses as a percentage of “Products” revenue.  “Licensing and royalties” revenue is excluded from the analysis as their inclusion would distort the percentage calculations.

Revenue. Revenue decreased by $308 thousand to $196 thousand for the three months ended March 31, 2012 from $504 thousand for the three months ended March 31, 2011.  The decrease was primarily attributable to a one time license fee of $381 thousand from a Liquidmetal alloy license agreement recognized in 2011, partially offset by an increase in product revenue in 2012.

Cost of Sales. Cost of sales decreased to $81 thousand, or 44% of revenue, for the three months ended March 31, 2012 from $106 thousand, or 86% of revenue, for the three months ended March 31, 2011.  The cost to manufacture parts from our bulk Liquidmetal alloys is variable and differs based on the unique design of each product.  In addition, much of our current product mix consists of prototype parts which have variable cost percentages relative to revenue.  If we are able to increase our revenues with shipments of routine commercial parts through our third party contract manufacturer, we expect our cost of sales to stabilize and be more predictable.

Selling, Marketing, General, and Administrative. Selling, marketing, general, and administrative expenses decreased slightly to $959 thousand, or 524% of revenue, for the three months ended March 31, 2012 from $1.0 million, or 834% of revenue, for the three months ended March 31, 2011.  The decrease was primarily due to an overall decrease in general and administrative expenses in line with our efforts to reduce costs.

Research and Development. Research and development expenses were $188 thousand, or 103% of revenue, for the three months ended March 31, 2012 and $324 thousand, or 263% of revenue, for the three months ended March 31, 2011.  We spent less in production supplies and consulting services resulting in the decrease in this expense category, but we continue to perform research and development of new Liquidmetal alloys and related processing capabilities, develop new manufacturing techniques, and contract with consultants to advance the development of Liquidmetal alloys.

Change in Value of Warrants.  Change in value of warrants was a loss of $11 thousand for the three months ended March 31, 2011.  The change in value of warrants is primarily due to change in the valuation of our warrant liability as a result of fluctuations in our stock price.  There was no change in the value of warrants for the three months ended March 31, 2012 because Warrants Liabilities was $0 for both March 31, 2012 and December 31, 2011.

Other Income.  Other income consisted of $5 thousand dollars of miscellaneous refunds for the three months ended March 31, 2011.

Interest Expense. Interest expense was $39 thousand, or 21% of revenue, for the three months ended March 31, 2012 and was $15 thousand, or 12% of revenue, for the three months ended March 31, 2011.  Interest expense incurred during the first quarter of 2012 relates to the bridge notes issued to Visser and the promissory note issued to SAGA (see Significant Transactions).  Interest expense incurred during the first quarter of 2011 consisted of deferred issue cost amortization on outstanding convertible and subordinated notes that have been fully amortized in 2011 in connection to the disposal of our discontinued operations.

Interest Income.  Interest income relates to interest from our Related Party Notes Receivable and was $4 thousand for the three months ended March 31, 2012.  Interest income of $8 thousand for the three months ended March 31, 2011 was for interest earned on cash deposits.

Loss from operations of discontinued operations.  Loss from operations of discontinued operations was $429 thousand for the three months ended March 31, 2011 for the losses incurred on our discontinued subsidiaries.  Our discontinued subsidiaries were either sold or de-consolidated as of December 31, 2011.

LIQUIDITY AND CAPITAL RESOURCES

Our cash used by continuing operating activities was $5.1 million for the year ended December 31, 2011, while cash provided by continuing activities was $12.2 million for the year ended December 31, 2010.  Our cash used in investing activities of continuing operations was $0.2 million for the year ended December 31, 2011 primarily from purchase of property and equipment. Our cash provided by financing activities of continuing operations was $13 thousand for the year ended December 31, 2011 primarily from stock options exercises.

For the three months ended March 31, 2012, our cash used in operating activities was $540 thousand, our cash used in investing activities was $35 thousand for continued investment in our trademarks, and our cash provided by financing activities was $750 thousand related to the issuance of 8% unsecured, bridge promissory notes that are due on demand by Visser.

On July 2, 2012, we entered into definitive agreements relating to a private placement of $12.0 million in principal amount of Senior Convertible Notes due on September 1, 2013 and Warrants to the purchasers of such Convertible Notes giving them the right to purchase up to an aggregate of 18,750,000 shares of the Company’s common stock at an exercise price of $0.384 per share (See Significant Transactions).

On June 1, 2012, we entered into a master transaction agreement with Visser Precision Cast, LLC (“Visser”) relating to a strategic transaction for manufacturing services and financing , pursuant to which the Company and Visser have entered into a manufacturing services agreement, a subscription agreement, a security agreement, a registration rights agreement, and a sublicense agreement  (See Significant Transactions).

On April 25, 2012, we issued an 8% unsecured, bridge promissory note to Visser due upon demand in the amount of $300 thousand (See Significant Transactions).

We anticipate that our current capital resources will be sufficient to fund our operations through the end of 2013.  We have a relatively limited history of producing bulk amorphous alloy components and products on a mass-production scale.  Furthermore, Visser’s ability to produce our products in desired quantities and at commercially reasonable prices is uncertain and is dependent on a variety of factors that are outside of our control, including the nature and design of the component, the customer’s specifications, and required delivery timelines.  Such factors may require that we raise additional funds to support our operations beyond 2013. There is no assurance that we’ll be able to raise such additional funds on acceptable terms, if at all.  If funding is insufficient at any time in the future, we may be required to alter or reduce the scope of our operations.  As a result of these and other factors, our independent registered public accounting firm has indicated, in their audit opinion on our 2011 consolidated financial statements that there is substantial doubt about our ability to continue as a going concern.

OFF-BALANCE SHEET ARRANGEMENTS

An off-balance sheet arrangement is any transaction, agreement or other contractual arrangement involving an unconsolidated entity under which a company has (1) made guarantees, (2) a retained or a contingent interest in transferred assets, (3) an obligation under derivative instruments classified as equity, or (4) any obligation arising out of a material variable interest in an unconsolidated entity that provides financing, liquidity, market risk or credit risk support to our company, or that engages in leasing, hedging, or research and development arrangements with our company.

As of March 31, 2012, the Company did not have any off-balance sheet arrangements.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates and assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances. Actual results could differ materially from these estimates under different assumptions or conditions.

We believe that the following accounting policies are the most critical to our consolidated financial statements since these policies require significant judgment or involve complex estimates that are important to the portrayal of our financial condition and operating results:

●
We recognize revenue pursuant to applicable accounting standards including FASB ASC Topic 605 (“ASC 605”), Revenue Recognition. ASC 605 summarize certain points of the SEC staff’s views in applying generally accepted accounting principles to revenue recognition in financial statements and provide guidance on revenue recognition issues in the absence of authoritative literature addressing a specific arrangement or a specific industry.

Our revenue recognition policy complies with the requirements of ASC 605. Revenue is recognized when i) persuasive evidence of an arrangement exists, ii) delivery has occurred, iii) the sales price is fixed or determinable, iv) collection is probable and v) all obligations have been substantially performed pursuant to the terms of the arrangement. Revenues primarily consist of the sales and prototyping of Liquidmetal mold and bulk alloys, licensing and royalties for the use of the Liquidmetal brand and bulk Liquidmetal alloys. Revenue is deferred and included in liabilities when the Company receives cash in advance for goods not yet delivered or if the licensing term has not begun.

License revenue arrangements in general provide for the grant of certain intellectual property rights for patented technologies owned or controlled by the Company. These rights typically include the grant of an exclusive or non-exclusive right to manufacture and/or sell products covered by patented technologies owned or controlled by us. The intellectual property rights granted may be perpetual in nature, extending until the expiration of the related patents, or can be granted for a defined period of time.

Licensing revenues that are one time fees upon the granting of the license are recognized when i) the license term begins in a manner consistent with the nature of the transaction and the earnings process, ii) when collectability is reasonably assured or upon receipt of an upfront fee, and iii) when all other revenue recognition criteria have been met. Pursuant to the terms of these agreements, we have no further obligation with respect to the grant of the license. Licensing revenues that are related to royalties are recognized as the royalties are earned over the related period.

●
We value our long-lived assets at lower of cost or fair market value.  Management reviews long-lived assets to be held and used in operations for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may be impaired. An impairment loss is recognized when the estimated fair value of the assets is less than the carrying value of the assets.  We recognized $0 and $966 during the years ended December 31, 2011 and 2010, respectively, for impairment of long-lived assets.

●
We record valuation allowances to reduce our deferred tax assets to the amounts estimated to be realized. While we consider taxable income in assessing the need for a valuation allowance, in the event we determine we would be able to realize our deferred tax assets in the future in excess of the net recorded amount, an adjustment would be made and income increased in the period of such determination. Likewise, in the event we determine we would not be able to realize all or part of our deferred tax assets in the future, an adjustment would be made and charged to income in the period of such determination.

●
We account for our outstanding warrants and the embedded conversion feature of our senior convertible notes as derivatives in accordance with FASB ASC 815-10, Derivatives and Hedging, and FASB ASC 815-40, Contracts in Entity’s Own Equity.  Fair values of warrants and embedded conversion features are measured at each period end using Black-Scholes pricing models and changes in fair value during the period are reported in our earnings.

●
We record an allowance for doubtful accounts as a contra-asset to our trade receivables for estimated uncollectible accounts. Management estimates the amount of potentially uncollectible accounts by reviewing significantly past due customer balances relative to historical information available for those customers. In the event, in future periods, actual uncollectible accounts exceed the estimate for uncollectible accounts, an adjustment would be made and income would decrease in the period of such determination. Likewise, in the event, in future periods, actual uncollectible accounts are lower than the estimate for uncollectible accounts, an adjustment would be made and income would increase in the period of such determination.

●
We account for share-based compensation in accordance with the fair value recognition provisions of FASB ASC Topic 718, Share-based Payment, which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the consolidated financial statements based on their fair values. The fair value of stock options is calculated by using the Black-Scholes option pricing formula that requires estimates for expected volatility, expected dividends, the risk-free interest rate and the term of the option. If any of the assumptions used in the Black-Scholes model change significantly, share-based compensation expense may differ materially in the future from that recorded in the current period.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 2011, the FASB, issued guidance regarding the presentation of comprehensive income. The new guidance eliminates the current option to report other comprehensive income and its components in the statement of changes in equity. Instead, an entity will be required to present either a continuous statement of net income and other comprehensive income or in two separate but consecutive statements of net income.  The updated guidance is effective on a retrospective basis for financial statements issued for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2011. We adopted the guidance beginning on January 1, 2012.

In May 2011, the FASB issued additional guidance on fair value measurements that clarifies the application of existing guidance and disclosure requirements, changes certain fair value measurement principles and requires additional disclosures about fair value measurements. The updated guidance is effective on a prospective basis for financial statements issued for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2011.  We adopted the guidance beginning on January 1, 2012.

In April 2010, the FASB codified the consensus reached in Emerging Issues Task Force Issue No. 08-09, “Milestone Method of Revenue Recognition.” FASB ASU No. 2010-17 “Revenue Recognition – Milestone Method (Topic 605)” provides guidance on defining a milestone and determining when it may be appropriate to apply the milestone method of revenue recognition for research and development transactions. FASB ASU No. 2010 – 17 is effective on a prospective basis for milestones achieved after the adoption date. Our adoption of this guidance on January 1, 2011 did not have a significant impact on our consolidated financial statements.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA and the SEC did not or are not believed by management to have a material impact on our present or future consolidated financial statements.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

On December 7, 2011, Choi, Kim, Park, LLP (“CKP”), resigned as our independent registered public accounting firm.  The decision to accept CKP’s resignation was approved by the audit committee of our board of directors.

CKP’s reports on the consolidated financial statements of the Company for the years ended December 31, 2010 and 2009 did not contain any adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principles, except that each of CKP’s reports for the years ended December 31, 2010 and 2009 expressly assumed the Company would continue as a going concern and stated that the Company’s significant operating losses and working capital deficit raise substantial doubt about its ability to continue as a going concern.

During the years ended December 31, 2010 and 2009, and through December 7, 2011, there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) with CKP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of CKP, would have caused CKP to make reference to the subject matter of the disagreement in its report on the consolidated financial statements for such year.  During the years ended December 31, 2010 and 2009, and through December 7, 2011, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

The Company has provided CKP with a copy of the above disclosures, and CKP has furnished the Company with a letter addressed to the SEC stating it agrees with the statements made above.  A copy of CKP’s letter dated December 8, 2011 is attached as Exhibit 16.1 to the Current Report on Form 8-K filed by the Company with the SEC on December 8, 2011.

On December 2, 2011, our board of directors, upon recommendation of the audit committee of our board of directors, approved the engagement of SingerLewak LLP (“Singer”) to serve as the Company’s independent registered public accounting firm.  Singer was formally engaged by the Company on December 8, 2011.  At our annual meeting of stockholders on June 28, 2012, our stockholders ratified the appointment of Singer as our independent registered public accounting firm for fiscal year 2012.

During the years ended December 31, 2010 and 2009, and through December 8, 2011, neither the Company nor anyone on its behalf has consulted with Singer with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither written nor oral advice was provided to the Company that Singer concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) with CKP or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

BUSINESS

Overview

We are a materials technology company that develops and commercializes products made from amorphous alloys.  Our Liquidmetal® family of alloys consists of a variety of proprietary bulk alloys and composites that utilize the advantages offered by amorphous alloy technology. We design, develop and sell products and components from bulk amorphous alloys to customers in various industries.  We also partner with third-party manufacturers and licensees to develop and commercialize Liquidmetal alloy products. We believe that our proprietary bulk alloys are the only commercially viable bulk amorphous alloys currently available in the marketplace.

Amorphous alloys are, in general, unique materials that are distinguished by their ability to retain a random atomic structure when they solidify, in contrast to the crystalline atomic structure that forms in other metals and alloys when they solidify. Liquidmetal alloys are proprietary amorphous alloys that possess a combination of performance, processing, and potential cost advantages that we believe will make them preferable to other materials in a variety of applications. The amorphous atomic structure of our alloys enables them to overcome certain performance limitations caused by inherent weaknesses in crystalline atomic structures, thus facilitating performance and processing characteristics superior in many ways to those of their crystalline counterparts. For example, in laboratory testing, our zirconium-titanium Liquidmetal alloys are approximately 250% stronger than commonly used titanium alloys such as Ti-6Al-4V, but they also have some of the beneficial processing characteristics more commonly associated with plastics. We believe these advantages could result in Liquidmetal alloys supplanting high-performance alloys, such as titanium and stainless steel, and other incumbent materials in a variety of applications. Moreover, we believe these advantages could enable the introduction of entirely new products and applications that are not possible or commercially viable with other materials.

General Corporate Information

We were originally incorporated in California in 1987, and we reincorporated in Delaware in May 2003.  Our principal executive office is located at 30452 Esperanza, Rancho Santa Margarita, California 92688. Our telephone number at that address is (949) 635-2100. Our Internet website address is www.liquidmetal.com and all of our filings with the Securities and Exchange Commission (“SEC”) are available free of charge on our website.  Information contained on our website is not incorporated by reference into this prospectus, and such information should not be considered to be part of this prospectus.

Our Technology

The performance, processing, and potential cost advantages of Liquidmetal alloys are a function of their unique atomic structure and their proprietary material composition.

Unique Atomic Structure

The atomic structure of Liquidmetal alloys is the fundamental feature that differentiates them from other alloys and metals. In the molten state, the atomic particles of all alloys and metals have an amorphous atomic structure, which means that the atomic particles appear in a completely random structure with no discernible patterns. However, when non-amorphous alloys and metals are cooled to a solid state, their atoms bond together in a repeating pattern of regular and predictable shapes or crystalline grains. This process is analogous to the way ice forms when water freezes and crystallizes. In non-amorphous metals and alloys, the individual crystalline grains contain naturally occurring structural defects that limit the potential strength and performance characteristics of the material. These defects, known as dislocations, consist of discontinuities or inconsistencies in the patterned atomic structure of each grain. Unlike other alloys and metals, bulk Liquidmetal alloys can retain their amorphous atomic structure throughout the solidification process and therefore do not develop crystalline grains and the associated dislocations. Consequently, bulk Liquidmetal alloys exhibit superior strength and other superior performance characteristics compared to their crystalline counterparts.

Prior to 1993, commercially viable amorphous alloys could be created only in thin forms, such as coatings, films, or ribbons. However, in 1993, researchers at the California Institute of Technology (Caltech) developed the first commercially viable amorphous alloy in a bulk form. Today, bulk Liquidmetal alloys can be formed into objects that are up to one inch thick, and we are not aware of any other commercially available amorphous alloys that can achieve this thickness. We obtained the exclusive right to commercialize the bulk amorphous alloy through a license agreement with Caltech and have developed the technology to enable the commercialization of the bulk amorphous alloys.

Proprietary Material Composition

The constituent elements and percentage composition of Liquidmetal alloys are critical to their ability to solidify into an amorphous atomic structure. We have several different alloy compositions that have different constituent elements in varying percentages. These compositions are protected by various patents that we own or exclusively license from third parties, including Caltech. The raw materials that we use in Liquidmetal alloys are readily available and can be purchased from multiple suppliers.

Advantages of Liquidmetal Alloys

Liquidmetal alloys possess a unique combination of performance, processing and cost advantages that we believe makes them superior in many ways to other commercially available materials for a variety of existing and potential future product applications.

Performance Advantages

Our bulk Liquidmetal alloys provide several distinct performance advantages over other materials, and we believe that these advantages make the alloys desirable in applications that require high yield strength, strength-to-weight ratio, elasticity and hardness.

The comparatively high yield strength of bulk Liquidmetal alloys means that a high amount of stress must be exerted to create permanent deformation. However, because the yield strength is so high, the yield strength of many of our bulk Liquidmetal alloys compositions is very near their ultimate strength, which is the measure of stress at which total breakage occurs. Therefore, very little additional stress may be required to break an object made of bulk Liquidmetal alloys once the yield strength is exceeded. Although we believe that the yield strength of many of our bulk alloys exceeds the ultimate strength of most other commonly used alloys and metals, our bulk alloys may not be suitable for certain applications, such as pressurized tanks, in which the ability of the material to yield significantly before it breaks is more important than its strength advantage. Additionally, although our bulk alloys show a high resistance to crack initiation because of their very high strength and hardness, certain of our bulk alloys are sensitive to crack propagation under certain long-term, cyclical loading conditions. Crack propagation is the tendency of a crack to grow after it forms. We are currently developing new alloy compositions that have improved material properties to overcome these limitations.

Processing Advantages

The processing of a material generally refers to how a material is shaped, formed, or combined with other materials to create a finished product. Bulk Liquidmetal alloys possess processing characteristics that we believe make them preferable to other materials in a wide variety of applications. In particular, our alloys are amenable to processing options that are similar in many respects to those associated with plastics. For example, we believe that bulk Liquidmetal alloys have superior net-shape casting capabilities as compared to high-strength crystalline metals and alloys.  “Net-shape casting” is a type of casting that permits the creation of near-to-net shaped products that reduce costly post-cast processing or machining. Additionally, unlike most metals and alloys, our bulk Liquidmetal alloys are capable of being thermoplastically molded in bulk form. Thermoplastic molding consists of heating a solid piece of material until it is transformed into a moldable state, although at temperatures much lower than the melting temperature, and then introducing it into a mold to form near-to-net shaped products.  Accordingly, thermoplastic molding can be beneficial and economical for net shape fabrication of high-strength products.

Bulk Liquidmetal alloys also permit the creation of composite materials that cannot be created with most non-amorphous metals and alloys. A composite is a material that is made from two or more different types of materials. In general, the ability to create composites is beneficial because constituent materials can be combined with one another to optimize the composite’s performance characteristics for different applications. In other metals and alloys, the high temperatures required for processing could damage some of the composite’s constituent materials and therefore limit their utility. However, the relatively low melting temperatures of bulk Liquidmetal alloys allow mild processing conditions that eliminate or limit damage to the constituent materials when creating composites. In addition to composites, we believe that the processing advantages of Liquidmetal alloys will ultimately allow for a variety of other finished forms, including sheets and extrusions.

Notwithstanding the foregoing advantages, our bulk Liquidmetal alloys possess certain limitations relative to processing. The beneficial processing features of our bulk alloys are made possible in part by the alloys’ relatively low melting temperatures. Although a lower melting temperature is a beneficial characteristic for processing purposes, it renders certain bulk alloy compositions unsuitable for certain high-temperature applications, such as jet engine exhaust components. Additionally, the current one-inch thickness limitation of our zirconium-titanium bulk alloy renders our alloys currently unsuitable for use as structural materials in large-scale applications, such as load-bearing beams in building construction. We are currently engaged in research and development with the goal of developing processing technology and new alloy compositions that will enable our bulk alloys to be formed into thicker objects.

Cost Advantages

Liquidmetal alloys have the potential to provide cost advantages over other high-strength metals and alloys in certain applications. Because bulk Liquidmetal alloys have processing characteristics similar in some respects to plastics, which lends itself to near-to-net shape casting and molding, Liquidmetal alloys can in many cases be shaped efficiently into intricate, engineered products. This capability can eliminate or reduce certain post-casting steps, such as machining and re-forming, and therefore has the potential to significantly reduce processing costs associated with making parts in high volume.

Our Strategy

The key elements of our strategy include:

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Focusing Our Marketing Activities on Select Products with Expected Higher Gross-Margins.  We intend to focus our marketing activities on select products with anticipated higher gross margins.  This strategy is designed to align our product development initiatives with our processes and cost structure, and to reduce our exposure to more commodity-type product applications that are prone to unpredictable demand and fluctuating pricing.  Our focus is primarily on higher-margin products that possess design features that take advantage of our existing and developing manufacturing technology and that command a price commensurate with the performance advantages of our alloys.  In addition to our focus on products with higher gross margins, we will continue to engage in prototype manufacturing, both for internally manufactured products and for products that will ultimately be licensed to or manufactured by third parties.

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Pursuing Strategic Partnerships In Order to More Rapidly Develop and Commercialize Products.  We intend to actively pursue and support strategic partnerships that will enable us to leverage the resources, strength, and technologies of other companies in order to more rapidly develop and commercialize products.  These partnerships may include licensing transactions in which we license full commercial rights to our technology in a specific application area, or they may include transactions of a more limited scope in which, for example, we outsource manufacturing activities or grant limited licensing rights.  We believe that utilizing such a partnering strategy will enable us to reduce our working capital burden, better fund product development efforts, better understand customer adoption practices, leverage the technical and financial resources of our partners, and more effectively handle product design and process challenges.

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Advancing the Liquidmetal® Brand. We believe that building our corporate brand will foster continued adoption of our technology.  Our goal is to position Liquidmetal alloys as a superior substitute for materials currently used in a variety of products across a range of industries. Furthermore, we seek to establish Liquidmetal alloys as an enabling technology that will facilitate the creation of a broad range of commercially viable new products. To enhance industry awareness of our company and increase demand for Liquidmetal alloys, we are reviewing various brand development strategies that could include collaborative advertising and promotional campaigns with select customers, industry conference and trade show appearances, public relations, and other means.

Applications for Liquidmetal Alloys

We have focused our commercialization efforts for Liquidmetal alloys on three identified product areas.  We believe that these areas are consistent with our strategy in terms of determining market size, building brand recognition, and providing an opportunity to develop and refine our processing capabilities. Although we believe that strategic partnership transactions could create valuable opportunities beyond the parameters of these target markets, we anticipate continuing to pursue these markets both internally and in conjunction with partners.

Components for Non-Consumer Electronic Products

We design, develop and produce components for non-consumer electronic devices utilizing our bulk Liquidmetal alloys and believe that our alloys offer enhanced performance and design benefits for these components in certain applications.  Our strategic focus is primarily on higher-margin parts that command a price commensurate with the performance advantages of our alloys.  These product categories in the non-consumer electronics field include, but are not limited to, parts for high end printers, commercial imaging devices, aerospace components, medical devices and industrial machines.  We believe that there are multiple applications and opportunities in the non-consumer electronics product category for us to produce parts that command the higher margin and premium prices consistent with our core business strategy.

We believe that the continued miniaturization of, and the introduction of advanced features to non-consumer electronic devices is a primary driver of growth, market share, and profits in our industry.  The high strength-to-weight ratio and elastic limit and the processing advantages of bulk Liquidmetal alloys enable the production of smaller, thinner, but stronger electronic parts.  We also believe that the strength characteristics of our alloys could facilitate the creation of a new generation of non-consumer electronic devices which currently may not be viable because of strength limitations of conventional metal parts in the marketplace today.  Lastly, we believe that our alloys offer style and design flexibility, such as shiny metallic finishes, to accommodate the changing tastes of our customers.

On August 5, 2010, we entered into a license transaction with Apple Inc. (“Apple”) pursuant to which, for a one time license fee, we granted to Apple a perpetual, worldwide, fully-paid, exclusive license to commercialize our intellectual property in the field of “consumer electronic” products, as defined in the license agreement.  As a result, we will not pursue application of our bulk Liquidmetal alloys in the consumer electronics field.  For more information regarding our transaction with Apple, see “ – Significant Transactions” below.

Sporting Goods and Leisure Products

We are developing a variety of applications for Liquidmetal alloys in the sporting goods and leisure products area.

In the sporting goods industry, we believe that the high strength, hardness, and elasticity of our bulk alloys have the potential to enhance performance in a variety of products including but not limited to golf clubs, tennis rackets and skis, and we further believe that many sporting goods products are conducive to our strategy of focusing on high-margin products that meet our design criteria.

In the leisure products category, we believe that bulk Liquidmetal alloys can be used to efficiently produce intricately engineered designs with high-quality finishes, such as premium watchcases, and we further believe that Liquidmetal alloy technology can be used to make high-quality, high-strength jewelry from precious metals.  We have successfully produced prototype rings made from an amorphous Liquidmetal platinum alloy that is harder (and hence more scratch resistant) than conventional platinum jewelry.

In order to facilitate the commercialization of Liquidmetal alloys in the jewelry and high-end luxury products market, in June 2003, we entered into an exclusive license agreement with LLPG, Inc. (“LLPG”).  Under the terms of the agreement, LLPG has the right to commercialize Liquidmetal alloys, particularly precious-metal based compositions, in jewelry and high-end luxury product markets.

In March 2009, we entered into a license agreement with Swatch Group, Ltd. (“Swatch”) under which Swatch was granted a perpetual non-exclusive license to our technology to produce and market watches and certain other luxury products.  In March 2011, this license agreement was amended to grant Swatch exclusive rights as to watches, and our license agreement with LLPG was simultaneously amended to exclude watches from LLPG’s rights.

Medical Devices

We are engaged in product development efforts relating to various medical devices that could be made from bulk Liquidmetal alloys. We believe that the unique properties of bulk Liquidmetal alloys provide a combination of performance and cost benefits that could make them a desirable replacement to incumbent materials, such as stainless steel and titanium, currently used in various medical device applications.  Our ongoing emphasis has been on surgical instrument applications for Liquidmetal alloys. These include, but are not limited to, specialized blades, orthopedic instruments utilized for implant surgery procedures, dental devices, and general surgery devices. The potential value offered by our alloys is higher performance in some cases and cost reduction in others, the latter stemming from the ability of Liquidmetal alloys to be net shape cast into components, thus reducing costs of secondary processing. The status of most components in the prototyping phase is subject to non-disclosure agreements with our customers.

We believe that our future success in the medical device market will be driven largely by strategically aligning ourselves with well-established companies that are uniquely positioned to facilitate the introduction of Liquidmetal alloys into this market, especially as it relates to the unique processing challenges and stringent material qualification requirements that are prevalent in this industry.  We also believe that our prospects for success in this market will be enhanced through our focus on optimizing existing alloy compositions and developing new alloy compositions to satisfy the industry’s rigorous material qualification standards.

Significant Transactions

July 2012 Private Placement of Convertible Notes and Warrants

On July 2, 2012, the Company entered into definitive agreements relating to a private placement (the “Private Placement”) of $12.0 million in principal amount of Senior Convertible Notes due on September 1, 2013 (the “Convertible Notes”) and Warrants to the purchasers of the Convertible Notes giving them the right to purchase up to an aggregate of 18,750,000 shares of the Company’s common stock at an exercise price of $0.384 per share (the “Warrants”).  The closing of the Private Placement occured on July 2, 2012.  The Convertible Notes and the Warrants were issued pursuant to a Securities Purchase Agreement, dated July 2, 2012, among the Company and the purchasers of the Convertible Notes (the “Securities Purchase Agreement”).  The purchasers of the Convertible Notes and the Warrants in the Private Placement are the selling stockholders described in this prospectus.

The Convertible Notes are convertible at any time at the option of the holder into shares of the Company’s common stock at $0.352 per share, subject to adjustment for stock splits, stock dividends, and the like.  In the event that the Company issues or sells shares of the Company’s common stock, rights to purchase shares of the Company’s common stock, or securities convertible into shares of the Company’s common stock for a price per share that is less than the conversion price then in effect, the conversion price then in effect will be decreased to equal such lower price.  The foregoing adjustments to the conversion price for future stock issues will not apply to certain exempt issuances, including issuances pursuant to certain employee benefit plans.  In addition, the conversion price is subject to adjustment upon stock splits, reverse stock splits, and similar capital changes.

On the first business day of each month beginning on October 1, 2012 through and including September 1, 2013 (the “Installment Dates”), the Company will pay to each holder of a Convertible Note an amount equal to (i) one-twelfth (1/12th) of the original principal amount of such holder’s Convertible Note (or the principal outstanding on the Installment Date, if less) plus (ii) the accrued and unpaid interest with respect to such principal plus (iii) the accrued and unpaid late charges (if any) with respect to such principal and interest.  Prior to maturity, the Convertible Notes will bear interest at 8% per annum (or 15% per annum during an event of default) with interest payable monthly in arrears on the Installment Dates and on conversion dates.

Each monthly payment may be made in cash, in shares of the Company’s common stock, or in a combination of cash and shares of the Company’s common stock.  The Company’s ability to make such payments with shares of the Company’s common stock will be subject to various conditions, including the existence of an effective registration statement covering the resale of the shares issued in payment (or, in the alternative, the eligibility of the shares issuable pursuant to the Convertible Notes and the Warrants (as defined below) for sale without restriction under Rule 144 and without the need for registration) and certain minimum trading volumes in the stock to be issued.  Such shares will be valued, as of the date on which notice is given by the Company that payment will be made in shares, at the lower of (1) the then applicable conversion price and (2) a price that is 87.5% of the arithmetic average of the ten (or in some cases fewer) lowest weighted average prices of the Company’s common stock during the twenty trading day period ending two trading days before the applicable determination date (the “Measurement Period”).  The Company’s right to pay monthly payments in shares will depend on the following trading volume requirements in the Company’s common stock: a minimum of $250,000 in average daily trading volume during the Measurement Period, and a minimum of $150,000 in daily trading volume during each day during the Measurement Period, with certain exceptions.

Upon the occurrence of an event of default under the Convertible Notes, a holder of a Convertible Note may (so long as the event of default is continuing) require the Company to redeem all or a portion of its Convertible Note.  Each portion of the Convertible Note subject to such redemption must be redeemed by the Company, in cash, at a price equal to the greater of (1) 125% of the sum of (a) the amount being redeemed (including principal, accrued and unpaid interest, and accrued and unpaid late charges) and (b) the amount of interest that would have accrued with respect to the amount being redeemed from the applicable redemption date through the applicable Installment Date, and (2) the sum of (x) the product of (I) the amount being redeemed and (II) the quotient determined by dividing (A) the greatest closing sale price of the shares of common stock during the period beginning on the date immediately preceding the event of default and ending on the date the holder delivers a redemption notice to the Company, by (B) the lowest conversion price in effect during such period and (y) the amount of interest that would have accrued with respect to the amount being redeemed from the applicable redemption date through the applicable Installment Date.

Subject to certain conditions, a holder of a Convertible Note may also require the Company to redeem all or a portion of its Convertible Note in connection with a transaction that results in a Change of Control (as defined in the Convertible Notes).  Each portion of the Convertible Note subject to such redemption must be redeemed by the Company, in cash, at a price equal to the greater of (1) 125% of the sum of (a) the amount being redeemed (including principal, accrued and unpaid interest, and accrued and unpaid late charges) and (b) the amount of interest that would have accrued with respect to the amount being redeemed from the applicable redemption date through the applicable Installment Date, and (2) the sum of (x) the product of (I) the amount being redeemed and (II) the quotient determined by dividing (A) the greatest closing sale price of the shares of common stock during the period beginning on the date immediately preceding the earlier to occur of (i) the consummation of the Change of Control and (ii) the public announcement of such Change of Control and ending on the date the holder delivers a redemption notice to the Company, by (B) the lowest conversion price in effect during such period and (y) the amount of interest that would have accrued with respect to the amount being redeemed from the applicable redemption date through the applicable Installment Date.

The Warrants are exercisable on or after the date that is six (6) months after the date of the issuance of the Warrants, and the exercise prices for the Warrants are subject to adjustment for stock splits, stock dividends, and the like.  In the event that the Company issues or sells shares of the Company’s common stock, rights to purchase shares of the Company’s common stock, or securities convertible into shares of the Company’s common stock for a price per share that is less than the exercise price then in effect, the exercise price of the Warrant will be reduced based on a weighted-average formula.  The foregoing adjustments to the exercise price for future stock issues will not apply to certain exempt issuances, including issuances pursuant to certain employee benefit plans.  In addition, on the two year anniversary of the issuance date (the “Reset Date”), the then applicable exercise price will be reset to equal the lesser of (1) the then current exercise price and (2) 87.5% of the arithmetic average of the ten lowest weighted average prices of the common stock during the twenty trading day period ending two trading days immediately preceding the Reset Date.  All of the Warrants will expire on the fifth (5th) anniversary of the date they first become exercisable.

If, during the period beginning on the date that all Registrable Securities (as defined in the Registration Rights Agreement) are registered pursuant to an effective registration statement and ending on the twenty-first (21st) month following the date of the closing of the Private Placement, the Company offers, sells, grants any option to purchase, or otherwise disposes of any of its or it subsidiaries’ equity or equity equivalent securities (a “Subsequent Placement”), the Company must first notify each purchaser of the Convertible Notes of its intent to effect a Subsequent Placement.  If a purchaser of the Convertible Notes wishes to review the details of a Subsequent Placement, the Company must provide such details to such purchaser along with an offer to issue and sell to or exchange with all such purchasers 30% of the securities being offered in the Subsequent Placement, initially allocated among such purchasers on a pro rata basis.

The Private Placement resulted in gross proceeds of $12.0 million before placement agent fees and other expenses associated with the transaction.  The proceeds will be used for general corporate purposes and for purposes of satisfying the $1.7 million promissory note payable by the Company to Saga S.P.A.

In connection with the Private Placement, the Company and the selling stockholders entered into a Registration Rights Agreement (the “Registration Rights Agreement) under which the Company is required, on or before thirty (30) days after the closing of the Private Placement, to file a registration statement with the Securities and Exchange Commission (the “SEC”) covering the resale of the shares of the Company’s common stock issuable pursuant to the Convertible Notes and Warrants and to use its best efforts to have the registration declared effective as soon as practicable (but in no event later than 75 days after the closing of the Private Placement if the registration statement is not subject to a full review by the SEC, or 105 days after the closing of the Private Placement if the registration statement is subject to a full review by the SEC).  The Company will be subject to certain monetary penalties, as set forth in the Registration Rights Agreement, if the registration statement is not filed, does not become effective on a timely basis, or does not remain available for the resale of the Registrable Securities (as defined in the Registration Rights Agreement).  We are registering the shares being offered under this prospectus pursuant to the Registration Rights Agreement.

June 2012 Transactions with Visser Precision Cast, LLC

On June 1, 2012, we entered into a master transaction agreement (the “Visser Master Transaction Agreement”) with Visser Precision Cast, LLC (“Visser”) relating to  a strategic transaction for manufacturing services and financing (the “Visser Transaction”).  Pursuant to the terms of the Visser Master Transaction Agreement, the Company and Visser have entered into a manufacturing services agreement (the “Visser Manufacturing Services Agreement”), a subscription agreement (the “Visser Subscription Agreement”), a security agreement (the “Visser Security Agreement”), a registration rights agreement (the “Visser Registration Rights Agreement”), and a sublicense agreement (the “Visser Sublicense Agreement”).

Pursuant to the terms of the Visser Manufacturing Services Agreement, the Company agreed to engage Visser as the exclusive manufacturer of conventional products and components and licensed products and components, which are products and components using or incorporating any of the Company’s intellectual property for all fields of use other than consumer electronic products and fields of use covered by exclusive licenses and sublicenses existing on the date of the Visser Manufacturing Services Agreement (such intellectual property, the “LMT Technology”).  The Company has further agreed that it will not, directly or indirectly, conduct manufacturing operations, subcontract for the manufacture of products or components or grant a license to any other party to conduct manufacturing operations using the LMT Technology, except for certain limited exceptions.  The term of the Visser Manufacturing Services Agreement is perpetual.

Pursuant to the Visser Sublicense Agreement, the Company agreed to sublicense to Visser, on a fully-paid up, royalty-free, irrevocable, perpetual, worldwide basis, all rights held by the Company in the LMT Technology.  In addition, Visser has a right of first refusal over any proposed transfer by the Company of LMT Technology pursuant to any license, sublicense, sale or other transfer, other than a license to a machine or alloy vendor.

Pursuant to the terms of the Visser Subscription Agreement, the Company agreed to issue and sell to Visser in a private placement transaction (i) up to 30,000,000 shares (the “Visser Shares”) of common stock at a purchase price of $0.10 per share, (ii) warrants (the “Visser Warrants”) to purchase up to 15,000,000 shares of common stock at an exercise price of $0.22 per share and (iii) a secured convertible promissory note (the “Visser Promissory Note”) in the aggregate principal amount of up to $2,000,000, the principal of which is convertible into shares of common stock at a conversion rate of $0.22 per share.  The issuance and sale of the shares of common stock and Visser Warrants occured in two closings.  All of the shares of common stock issuable pursuant to the Visser Subscription Agreement and upon exercise or conversion of the Visser Warrants and the Visser Promissory note, as the case may be, are subject to a lock-up period through December 31, 2016.

The Company negotiated the transactions contemplated by the Visser Master Transaction Agreement beginning in December 2011.  Although many of the material terms of the transactions remained unresolved until just prior to the initial closing of the transaction, the Company negotiated the purchase price of the common stock to be sold to Visser pursuant to the Visser Subscription Agreement, and the exercise and conversion prices of the Visser Warrants and the Visser Promissory Notes, respectively, at the time the negotiations commenced, when the trading price of the Company’s common stock was between approximately $0.12 and $0.19.

On June 1, 2012, the Company issued and sold to Visser 20,000,000 shares of common stock and a warrant to purchase up to 11,250,000 shares of common stock for an aggregate purchase price of $2,000,100 and also executed the Visser Promissory Note.  A portion of the purchase price was paid by cancellation of outstanding promissory notes issued by the Company to Visser in the aggregate principal amount of $1,050,000 plus accrued and unpaid interest.  On June 28, 2012, the Company issued and sold to Visser the remaining 10,000,000 shares of common stock and a warrant to purchase up to 3,750,000 shares of common stock for an aggregate purchase price of $1,000,100.

The exercise price per share of common stock purchasable upon exercise of the Visser Warrants is $0.22 and is subject to appropriate adjustment for certain dilutive issuances of common stock and changes in the Company’s capital structure, such as stock dividends, stock splits, reorganizations or similar events.  The Visser Warrants are exercisable immediately upon issuance and expire on June 1, 2017.  The Visser Warrants include a cashless exercise feature and all shares of common stock issuable upon exercise of the Visser Warrants are subject to a lock-up period through December 31, 2016.  The holders of Visser Warrants are entitled to five days’ notice before the record date for certain distributions to holders of common stock and other corporate events.  In addition, if certain “fundamental transactions” occur, such as a merger, consolidation, sale of substantially all of the Company’s assets, tender offer or exchange offer with respect to the common stock or reclassification of the common stock, the holders of Visser Warrants will be entitled to receive thereafter, in lieu of common stock, the consideration (if different from common stock) that the holders of Visser Warrants would have been entitled to receive upon the occurrence of the “fundamental transaction” as if the Visser Warrants had been exercised immediately before the “fundamental transaction.”  If any holder of common stock is given a choice of consideration to be received in the “fundamental transaction,” then the holders of Visser Warrants shall be given the same choice upon the exercise of the Visser Warrants following the “fundamental transaction.”  In addition, in the event of a “fundamental transaction” that is an all cash transaction pursuant to which holders of common stock are entitled to receive cash consideration only, then the Visser Warrants will automatically terminate and the holders of the Visser Warrants will receive an amount of cash equal to the greater of (i) the product of (a) the number of shares of common stock representing the unexercised portion of the Visser Warrants and (b) the difference between (x) the per share consideration to be received by holders of common stock in the all-cash “fundamental transaction” and (y) the current exercise price per share of the Visser Warrants and (ii) the Black-Scholes value of the remaining unexercised portion of the Visser Warrants, which will be calculated using variables defined in the Visser Warrants.

Pursuant to the terms of the Visser Promissory Note, the Company may request an advance of up to $1,000,000 on September 15, 2012 and an additional advance of up to $1,000,000 on November 15, 2012, for an aggregate principal amount of all advances under the Visser Promissory Note of $2,000,000.  Visser’s obligation to fund the advances is subject to the satisfaction of customary closing conditions and no Event of Default (as described below) under the Visser Promissory Note.  The Visser Promissory Note will rank senior to all other indebtedness of the Company, other than outstanding indebtedness to Apple, Inc. (“Apple”), and is secured by assets of the Company pursuant to the Visser Security Agreement.  The Visser Promissory Note will bear interest at the rate of 6% per annum and is due and payable on September 15, 2015, if not sooner repaid or converted.  The Company may prepay the Visser Promissory Note without premium or penalty by providing 30 days’ prior written notice to the holder of the Visser Promissory Note.  The outstanding principal and accrued but unpaid interest (and any related penalties thereon) under the Visser Promissory Note can be converted into shares of common stock at the option of the holder at the rate of $0.22 per share.  The conversion price is subject to appropriate adjustment for certain dilutive issuances of common stock and changes in the Company’s capital structure, such as stock dividends, stock splits, reorganizations or similar events. All shares of common stock issuable upon conversion of the Visser Promissory Note are subject to a lock-up period through December 31, 2016. Upon the occurrence of an “Event of Default,” such as the Company’s failure to pay any amount due under the Visser Promissory Note as and when due, any default under certain of the Company’s other indebtedness that is not cured within applicable time periods or any voluntary or involuntary bankruptcy, general assignment for the benefit of creditors or liquidation, the holder of the Visser Promissory Note will have the right to cause the Company to redeem all or any portion of the Visser Promissory Note at a price equal to the greater of (i) the outstanding principal and accrued but unpaid interest (and any related penalties thereon) under the Visser Promissory Note and (ii) the product of (a) the total number of shares of common stock into which the Visser Promissory Note is convertible and (b) the closing sale price of the common stock on the trading day immediately preceding the “Event of Default.” Upon the occurrence of a “Change in Control,” such as a merger, consolidation, sale of substantially all of the Company’s assets, tender offer or exchange offer with respect to the common stock or reclassification of the common stock, the holder of the Visser Promissory Note will have the right to cause the Company to redeem the Visser Promissory Note for an amount of cash equal to (i) the outstanding principal and accrued but unpaid interest (and any related penalties thereon) plus (ii) the Black-Scholes value of the holder’s right to convert the outstanding principal and accrued but unpaid interest (and any related penalties thereon) into shares of common stock, which will be calculated using variables defined in the Visser Warrants. In addition, in the event of a “Change in Control” that is an all cash transaction pursuant to which holders of common stock are entitled to receive cash consideration only, then the Visser Promissory Note will automatically terminate and the holder will receive the amount of cash described in the preceding sentence.

Pursuant to the terms of the Visser Security Agreement and in order to secure the Company’s obligations under the Visser Promissory note, the Company has granted to Visser a security interest over all of the Company’s assets that are not covered by the Company’s existing security agreements with Apple, excluding the Company’s membership interests in Crucible Intellectual Property, LLC, a subsidiary of the Company.

Pursuant to the terms of the Visser Registration Rights Agreement, the Company is required to file, upon the request of Visser at any time after June 1, 2017, a registration statement with the SEC covering the resale of the shares of common stock issuable pursuant to the Visser Subscription Agreement and upon exercise or conversion of the Visser Warrants and the Visser Promissory Note, as the case may be.  Pursuant to the terms of the Visser Registration Rights Agreement, the Company is required to file the registration statement on or prior to 90 days after the Company’s receipt of the request to effect such registration (the “Visser Filing Date”) and to use its reasonable commercial efforts to have the registration statement declared effective (i) on or prior to 60 days following the Visser Filing Deadline in the case of a registration statement on Form S-3 (120 days in the case of a “full review” by the SEC) or (ii) on or prior to 90 days following the Visser Filing Deadline in the case of a registration statement on Form S-1 (120 days in the case of a “full review” by the SEC).  The Company will be subject to certain monetary penalties if the registration statement is not filed or does not become effective in a timely manner.  The monetary penalties will accrue monthly and will be payable at the rate of 1% of the aggregate purchase price paid by Visser pursuant to the Visser Subscription Agreement for any unregistered shares of common stock, subject to maximum monetary penalties of 12%.  In addition, the Registration Rights Agreement provides Visser with piggyback registration rights on certain registration statements filed by the Company relating to an offering for its own account.

Other Significant Transactions

On January 17, 2012, February 27, 2012, March 28, 2012 and April 25, 2012, we issued 8% unsecured, bridge promissory notes to Visser that were due upon demand in the amount of $0.2 million, $0.2 million, $0.35 million and $0.3 million, respectively.  The aggregate principal amount of $1.05 million and all accrued interest under the bridge promissory notes were all paid off on June 1, 2012 by utilizing a portion of the proceeds received under the Visser Master Transaction Agreement.

On December 20, 2011, our former majority owned subsidiary, Liquidmetal Coatings, LLC (“LMC”), entered into a transaction pursuant to which LMC issued and sold additional membership interests to a related party and third party investors for an aggregate purchase price of $3.0 million (the “LMC Investment”).  The LMC Investment was entered into pursuant to a Membership Interest Purchase Agreement between the investors and LMC (the “LMC Purchase Agreement”).  The investors in the LMC Investment were Rockwall Holdings, Inc. (“Rockwall”), C3 Capital Partners, L.P. and C3 Capital Partners II, L.P. (the “C3 Entities”). The C3 Entities were minority investors in LMC prior to the transaction, and Rockwall is a company controlled by John Kang, our former Chief Executive Officer and Chairman.  As of July 2, 2011, Mr. Kang beneficially owned 3.1% of our common stock.

The transactions contemplated by the LMC Purchase Agreement were deemed to be effective as of November 30, 2011.  In connection with the LMC Investment, our Company and the C3 Entities agreed to terminate a letter agreement, dated July 30, 2010, under which we would have been obligated to contribute additional capital to LMC if requested by LMC.  As a result of the LMC Investment and the termination of such letter agreement, we no longer have any contingent obligation to contribute additional capital to LMC.  As a result of the LMC Investment, our equity interest in LMC was reduced from approximately 72.86% to 0.667%.  However, we did not sell any of our membership interests in LMC in the transaction.  LMC represented approximately 42% of the net book value of our assets and 64% of the net book value of our liabilities as of November 30, 2011, and LMC represented approximately 92% of our revenue and operating income that reduced our operating loss by 33% for the eleven months ended November 30, 2011.  As a result of the reduction in our percentage interest in LMC, we will no longer consolidate LMC’s financial results with our financial statements and the previous results of operations for LMC are reclassified as discontinued operations in the financial statements included in this prospectus for all periods presented.  However, Ricardo Salas, our Executive Vice President, will continue to serve as a member of LMC’s board of directors.

In connection with the LMC Investment, we entered into a Second Amended and Restated Operating Agreement with LMC and other members of LMC, and we also entered into a Second Amended and Restated License and Technical Support Agreement with LMC terminating certain technology cross-licenses between LMC and us and continuing LMC’s right to use the Liquidmetal trademark in connection with LMC’s business.

On December 1, 2011, we entered into a Share Purchase Agreement (the “LMTK Share Purchase Agreement”) with LMTK Holdings, Inc. (“LMTK Holdings”) to sell our former Korean subsidiary and manufacturing facility, Liquidmetal Technologies Korea (“LMTK”), that was discontinued in November 2010.  Under the LMTK Share Purchase Agreement, we sold all of LMTK’s shares of common stock to LMTK Holdings for an aggregate purchase price of one hundred dollars.  The results of operations of LMTK have been previously included as discontinued operations in our financial statements, and as a result of the transaction, we will no longer consolidate LMTK’s financial results with our financial statements.

In June 2010, we created a wholly owned subsidiary, Advanced Metals Materials (“AMM”), in Weihei China as a holding company for certain assets that were acquired in China.  During the first quarter of 2011, AMM started production and manufacturing of certain bulk Liquidmetal alloy parts.  On August 5, 2011, we sold all of the stock of Advanced Metals Materials (“AMM”) to Innovative Materials Group, which is majority owned by John Kang, our former Chief Executive Officer and Chairman, for $720 thousand of which $200 thousand was paid in the form of a promissory note due August 5, 2012, bearing an interest rate of 8% per annum.

On August 6, 2010, SAGA, SpA in Padova, Italy (“SAGA”), a specialist parts manufacturer, filed a litigation case against us claiming damages of $3.2 million for payment on an alleged loan and for alleged breach of contract in connection with the formation of joint venture agreement called Liquidmetal SAGA Italy, Srl (“LSI”).  On April 6, 2011 (the “SAGA Effective Date”), we entered into a Settlement and Equity Interest Purchase Agreement with SAGA pursuant to which (i) the joint venture between SAGA and us was terminated, (ii) SAGA and we both agreed to cause certain pending legal action against each other to be dismissed with prejudice, (iii) we paid SAGA $2.8 million in the form of 4,496,429 restricted shares (“Settlement Shares”) of our common stock in exchange for SAGA’s equity interest in LSI, and (iv) the Liquidmetal technology license to LSI was terminated.

The number of Settlement Shares issued to SAGA on the SAGA Effective Date was based on the 30 day trailing, volume weighted average price of our common stock as of the SAGA Effective Date.  An additional provision of the SAGA settlement and Equity Interest Purchase Agreement was the obligation for us to issue a promissory note to compensate for a decrease in the market price of our common stock over a six month period from the SAGA Effective Date.  On October 10, 2011, we issued to SAGA a promissory note in the principal amount of $1.7 million due October 10, 2012 bearing interest of 8% per annum to account for the decrease in the market price of our common stock.  On July 11, 2012, we paid SAGA $1,742,630.97 to payoff all amounts owed under the SAGA promissory note.

On August 5, 2010, we entered into a license transaction with Apple Inc. (“Apple”) pursuant to which (i) we contributed substantially all of our intellectual property assets to a newly organized special-purpose, wholly-owned subsidiary, called Crucible Intellectual Property, LLC (“CIP”), (ii) CIP granted to Apple a perpetual, worldwide, fully-paid, exclusive license to commercialize such intellectual property in the field of consumer electronic products, as defined in the license agreement, in exchange for a license fee, and (iii) CIP granted back to us a perpetual, worldwide, fully-paid, exclusive license to commercialize such intellectual property in all other fields of use.  Additionally, in connection with the license transaction, Apple required us to complete a statement of work related to the exchange of Liquidmetal intellectual property information.  The Company recognized a portion of the one-time license fee upon receipt of the initial payment and completion of the foregoing requirements under the license transaction.  The remaining portion of the one-time license fee was recognized at the completion of the required statement of work.

Under the agreements relating to the license transaction, we were obligated to contribute all intellectual property that we developed through February 2012 to CIP.  In addition, we are obligated to refrain from encumbering any assets subject to the Apple security interest through August 2012 and are obligated to refrain from granting any security in our interest in CIP at any time.  We are also obligated to maintain certain limited liability company formalities with respect to CIP at all times after the closing of the license transaction.  If we are unable to comply with these obligations, Apple may be entitled to foreclose on our assets.

Our Intellectual Property

Pursuant to our transaction with Apple described under “ – Significant Transactions” above, we license substantially all our intellectual property from our wholly-owned subsidiary, Crucible Intellectual Property, LLC.  Our intellectual property consists of patents, trade secrets, know-how, and trademarks. Protection of our intellectual property is a strategic priority for our business, and we intend to vigorously protect our patents and other intellectual property. Our intellectual property portfolio includes 56 owned or licensed U.S. patents and numerous patent applications relating to the composition, processing, and application of our alloys, as well as various foreign counterpart patents and patent applications.

Our initial bulk amorphous alloy technology was developed by researchers at the California Institute of Technology (“Caltech”). We have purchased patent rights that provide us with the exclusive right to commercialize the amorphous alloy and other amorphous alloy technology acquired from Caltech through a license agreement (“Caltech License Agreement”) with Caltech.  In addition to the patents and patent applications that we license from Caltech, we are building a portfolio of our own patents to expand and enhance our technology position. These patents and patent applications primarily relate to various applications of our bulk amorphous alloys and the processing of our alloys. The patents expire on various dates between 2013 and 2028. Our policy is to seek patent protection for all technology, inventions, and improvements that are of commercial importance to the development of our business, except to the extent that we believe it is advisable to maintain such technology or invention as a trade secret.

In order to protect the confidentiality of our technology, including trade secrets, know-how, and other proprietary technical and business information, we require that all of our employees, consultants, advisors and collaborators enter into confidentiality agreements that prohibit the use or disclosure of information that is deemed confidential. The agreements also obligate our employees, consultants, advisors and collaborators to assign to us developments, discoveries and inventions made by such persons in connection with their work with us.

Research and Development

We are engaged in ongoing research and development programs that are driven by the following key objectives:

•
Enhance Material Processing and Manufacturing Efficiencies. We are working with our strategic partners to enhance material processing and manufacturing efficiencies.  We plan to continue research and development of processes and compositions that will decrease our cost of making products from Liquidmetal alloys.

•
Optimize Existing Alloys and Develop New Compositions.  We believe that the primary technology driver of our business will continue to be our proprietary alloy compositions. We plan to continue research and development on new alloy compositions to generate a broader class of amorphous alloys with a wider range of specialized performance characteristics.  We believe that a larger alloy portfolio will enable us to increase the attractiveness of our alloys as an alternative to incumbent materials and, in certain cases, drive down product costs.  We also believe that our ability to optimize our existing alloy compositions will enable us to better tailor our alloys to our customers’ specific application requirements.

•
Develop New Applications. We will continue the research and development of new applications for Liquidmetal alloys. We believe the range of potential applications will broaden by expanding the forms, compositions, and methods of processing of our alloys.

We conduct our research and development programs internally and also through strategic relationships that we enter into with third parties. As of July 2, 2012, our internal research and development efforts are conducted by a team of 4 scientists and engineers each of whom we either employ directly or engage as a consultant.

In addition to our internal research and development efforts, we enter into cooperative research and development relationships with leading academic institutions.  We have entered into development relationships with other companies for the purpose of identifying new applications for our alloys and establishing customer relationships with such companies. Some of our product development programs are partially funded by our customers. We are also engaged in negotiations with other potential customers regarding possible product development relationships. Our research and development expenses for the years ended December 31, 2011, and 2010 remained flat at $1.1 million for both years.

Raw Materials

Liquidmetal alloy compositions are comprised of many elements, all of which are generally available commodity products. We believe that each of these raw materials is readily available in sufficient quantities from multiple sources on commercially acceptable terms. However, any substantial increase in the price or interruption in the supply of these materials could have an adverse effect on our business.

Manufacturing

We historically built and maintained our own manufacturing facilities and manufactured substantially all of our bulk amorphous alloy products internally.  Our current manufacturing strategy is to partner with global companies that are contract manufacturers and alloy producers.  We are seeking third party companies with a proven track record of success and that can gain specialized skills and knowledge of our alloys through close collaborations with our team of scientists and engineers.  We believe that partnering with these global companies will allow us to forgo the capital intensive requirements of maintaining our own manufacturing facilities and allow us to focus on our core business which is to expand our patent portfolio of intellectual property and develop long term relationships with our customers.

Customers

During 2011, there were three major customers, who together accounted for 66% of our revenue.  During 2010, there was one major customer, who accounted for 98% of our revenue.  In the future, we expect that a significant portion of our revenue may continue to be concentrated in a limited number of customers, even if our bulk alloys business grows.

Competition

Other than our authorized licensees, we are not aware of any other company or business that manufactures, markets, distributes, or sells bulk amorphous alloys or products made from bulk amorphous alloys. We believe it would be difficult to develop a competitive bulk amorphous alloy without infringing our patents. However, our bulk Liquidmetal alloys face competition from other materials, including metals, alloys, plastics and composites, which are currently used in the commercial applications that we pursue. For example, we face significant competition from plastics, zinc and stainless steel in our non-consumer electronics components business, and titanium and composites will continue to be used widely in medical devices and sporting goods. Many of these competitive materials are produced by domestic and international companies that have substantially greater financial and other resources than we do.  Based on our experience with developing products for a variety of customers, we believe that the selection of materials by potential customers will continue to be product-specific in nature, with the decision for each product being driven primarily by the performance needs of the application and secondarily by cost considerations and design flexibility. Because of the relatively high strength of our alloys and the design flexibility of our process, we are most competitive when the customer is seeking a higher strength as well as greater design flexibility than currently available with other materials. However, if currently available materials, such as plastics, are strong enough for the application, our alloys are often not competitive in those applications with respect to price. We also believe that our alloys are generally not competitive with the cost of some of the basic metals, such as steel, aluminum or copper, when such basic metals can be used in specific applications, but our alloys are generally more competitive with price on more exotic metals, such as titanium. Our alloys could also face competition from new materials that may be developed in the future, including new materials that could render our alloys obsolete.

We will also experience indirect competition from the competitors of our customers. Because we will rely on our customers to market and sell finished goods that incorporate our components or products, our success will depend in part on the ability of our customers to effectively market and sell their own products and compete in their respective markets.

Backlog

Because of the minimal lead-time associated with orders of bulk alloy parts, we generally do not carry a significant backlog.  The backlog as of any particular date gives no indication of actual sales for any succeeding period.

Sales and Marketing

We direct our marketing efforts towards customers that will incorporate our components and products into their finished goods. To that end, we intend to hire additional business development personnel who, in conjunction with engineers and scientists, will actively identify potential customers that may be able to benefit from the introduction of Liquidmetal alloys to their products.

Employees

As of July 2, 2012, we had 15 full-time employees and 1 part-time employee for a total of 16 employees. As of that date, none of our employees were represented by a labor union.  We have not experienced any work stoppages and we consider our employee relations to be favorable.

Governmental Regulation

Government regulation of our products will depend on the nature and type of product and the jurisdictions in which the products are sold.  For example, medical instruments incorporating our Liquidmetal alloys will be subject to regulation in the United States by the FDA and corresponding state and foreign regulatory agencies.  Medical device manufacturers to whom we intend to sell our products may need to obtain FDA approval before marketing their medical devices that incorporate our products and may need to obtain similar approvals before marketing these medical device products in foreign countries.

Environmental Law Compliance

Beryllium is a minor constituent element of some of our alloys.  The processing of beryllium can result in the release of beryllium into the workplace and the environment and in the creation of beryllium oxide as a by-product. Beryllium is classified as a hazardous air pollutant, a toxic substance, a hazardous substance, and a probable human carcinogen under environmental, safety, and health laws, and various acute and chronic health effects may result from exposure to beryllium.  We are required to comply with certain regulatory requirements and to obtain a permit from the U.S. Environmental Protection Agency or other government agencies to process beryllium.

Our operations are subject to other national, state, and local environmental laws in the United States.  We believe that we are in material compliance with all applicable environmental regulations.  While we continue to incur costs to comply with environmental regulations, we do not believe that such costs will have a material effect on our capital expenditures, earnings, or competitive position.

Non-Core Subsidiary

From 1997 until September 2001, we were engaged in the retail marketing and sale of golf clubs through a majority owned subsidiary, Liquidmetal Golf. The retail business of Liquidmetal Golf was discontinued in September 2001. Although the retail golf club business has been discontinued, Liquidmetal Golf is engaged in the development of golf club components for golf original equipment manufacturers that will integrate these components into their own clubs and then sell them under their respective brand names. Liquidmetal Technologies owns 79% of the outstanding common stock in Liquidmetal Golf.

Our Liquidmetal Golf subsidiary has the exclusive right and license to utilize our Liquidmetal alloy technology for purposes of golf equipment applications. This right and license is set forth in an intercompany license agreement between Liquidmetal Technologies and Liquidmetal Golf. This license agreement provides that Liquidmetal Golf has a perpetual and exclusive license to use Liquidmetal alloy technology for the purpose of manufacturing, marketing, and selling golf club components and other products used in the sport of golf. In consideration of this license, Liquidmetal Golf has issued 4,500,000 shares of Liquidmetal Golf common stock to Liquidmetal Technologies.

Properties

Our principal executive office and principal research and development offices are located in Rancho Santa Margarita, California and consist of approximately 15,000 square feet. This facility is occupied pursuant to a lease agreement that expires in April 2016.  We currently expect that the foregoing facility will meet our anticipated research, warehousing, and administrative needs for the foreseeable future.

Legal Proceedings

During 2011, we reached a settlement agreement on our single active lawsuit by issuance of common stock and a note payable as described below.

On August 6, 2010, SAGA, SpA in Padova, Italy (“SAGA”), filed a complaint against us in the County of Orange in California claiming damages of $3.2 million for payment on an alleged loan and for alleged breach of contract in connection with the formation of Liquidmetal Saga Italy, Srl (“LSI”), a joint venture between us and SAGA.  On April 6, 2011 (the “SAGA Effective Date”), we entered into a Settlement and Equity Interest Purchase Agreement with SAGA pursuant to which (i) the joint venture between us and SAGA was terminated, (ii) we and SAGA both agreed to cause certain pending legal action against each other to be dismissed with prejudice, (iii) we paid SAGA $2.8 million in the form of 4,496,429 restricted shares (the “Settlement Shares”) of our common stock in exchange for SAGA’s equity interest in LSI, and (iv) the Liquidmetal technology license to LSI was terminated.  A total of $0 and $3.1 million was accrued for the settlement and legal fees as of December 31, 2011 and 2010, respectively.

The number of Settlement Shares issued to SAGA was based on the 30 day trailing, volume weighted average price of our common stock as of the SAGA Effective Date.  An additional provision of the SAGA Settlement and Equity Interest Purchase Agreement was the obligation for us to issue a promissory note to compensate for any decrease in the market price of our common stock over a six month period from the SAGA Effective Date.  As such, on October 10, 2011, we issued to SAGA a promissory note in the principal amount of $1.7 million due October 10, 2012 bearing interest of 8% per annum to account for the decrease in the market price of our common stock.  On July 11, 2012, we paid SAGA $1,742,630.97 to payoff all amounts owed under the SAGA promissory note.

There are no material legal proceedings currently pending.

MANAGEMENT

Directors and Executive Officers

The following table provides information with respect to our directors and officers as of July 2, 2012:

Name	Age	Position

Thomas Steipp	62	President, Chief Executive Officer and Director

Tony Chung	42	Chief Financial Officer

Ricardo Salas	48	Executive Vice-President and Director

Abdi Mahamedi	50	Chairman of the Board

Mark Hansen	57	Director

Scott Gillis	59	Director

Thomas Steipp was elected by our board of directors to serve as our President and Chief Executive Officer in August 2010 and was also elected to our board of directors in August 2010.  Mr. Steipp previously served in various roles at Symmetricom, Inc., a publicly traded provider of products for communications infrastructure and systems.  Mr. Steipp served as Symmetricom’s Chief Executive Officer from December 1998 to June 2009, Chief Financial Officer from December 1998 to October 1999, and President and Chief Operating Officer of Telecom Solutions, a division of Symmetricom, from March 1998 to December 1998.  Mr. Steipp also served on Symmetricom’s Board of Directors from 1998 to 2009.  During his employment with Symmetricom, Mr. Steipp worked to transform the company from a technology holding company into a telecommunications hardware focused company, served as the company’s spokesman in working with investors, implemented a new business model, worked to reduce operating expenses, and led acquisition activities.  Mr. Steipp has also served on the board of directors of Alpha and Omega Semiconductors Limited, a publicly traded designer, developer and global supplier of a broad range of power semiconductors, since November 2006.  Mr. Steipp received his B.S. in electrical engineering from the Air Force Academy and M.S. in industrial administration from Purdue University.  Our board of directors believes that Mr. Steipp’s experience and background make him a qualified and valuable member of our board of directors.  In particular, Mr. Steipp’s experience and background in working with publicly traded, technology-based industrial products companies, recruiting executives, working with investors, implementing new business models, and leading acquisition activities make him a valuable resource for the Company.

Tony Chung was elected by our board of directors to serve as our Chief Financial Officer in December 2008.  Most recently, Mr. Chung served as Chief Financial Officer at BETEK Corporation, a real estate and investment subsidiary of SK Engineering and Construction from February 2008 to December 2008 and as Chief Financial Officer of Solarcity, a company providing advanced solar technology and installation services, from March 2007 to January 2008.  Mr. Chung’s primary role was to manage the overall financial operations of both companies.  Previously, Mr. Chung was employed by us as our Vice President of Finance from May 2004 to February 2007. Mr. Chung is a Certified Public Accountant and served eight years at KPMG as an Audit and Consulting Manager for several large multinational companies.  He received his B.S. degree in Business Administration from University of California Berkeley’s Haas School of Business in 1992.  Mr. Chung is also an Attorney at Law and received his J. D. degree from Pacific Coast University School of Law in 2006.

Ricardo Salas began serving as our Executive Vice President in December 2008 and began serving on our board of directors in October 2010.  He previously served as our Chief Executive Officer and President from December 2005 through October 2006 and from October 2006 to December 2008, he served as an independent consultant to the Company.  Mr. Salas also served on our board of directors from April 1995 to May 2003.  From January 2000 through June 2005, Mr. Salas served as Chief Executive Officer of iLIANT Corporation, an information technology and outsourcing service firm in the health care industry.  He currently serves as a director of CyberDefender Corporation which provides Internet security technology and remote PC repair services to the consumer and small business market, MED3000 Group, Inc., a national provider of healthcare management and technology services, and VillageEDOCS, a technology company providing software-as-a-service to financial services, healthcare and various other industries.  Mr. Salas received a B.A. degree in Economics from Harvard College in 1986.  Our board of directors believes that Mr. Salas’ experience and background make him a qualified and valuable member of our board of directors.  In addition to Mr. Salas’s prior experience as our director and executive officer, he has extensive knowledge working with technology-based companies.  His background working with investors, leading acquisition activities and negotiating transactions make him a valuable resource for our Company.

Abdi Mahamedi has served as a director since May 2009 and became Chairman of the Board in March 2010.  Since 1987, Mr. Mahamedi has served as the President and Chief Executive Officer of Carlyle Development Group of Companies (“CDG”), which develops and manages residential and commercial properties in the United States on behalf of investors worldwide.  At CDG, Mr. Mahamedi evaluates and supervises all of the investment activities and management personnel.  Prior to joining CDG, Mr. Mahamedi founded Emanuel Land Company, a subsidiary of Emanuel & Company, a Wall Street investment banking firm, and served as a managing director for Emanuel Land Company from 1986 to 1987.  In 1983, Mr. Mahamedi received his B.S.E. degree in Civil and Structural Engineering from the University of Pennsylvania, and in 1984 he received his M.S.E. degree in Civil and Structural Engineering from the University of Pennsylvania.  Our board of directors believes that Mr. Mahamedi experience and background make him a qualified and valuable member of our board of directors.  In particular, his knowledge in working with global investment companies and leading acquisition activities makes him a valuable resource for our Company.

Mark Hansen began serving on our board of directors in February 2011 and has been the chairman of the compensation committee and corporate governance and nominating committee and a member of the audit committee of our board of directors since August 2011.  Mr. Hansen brings thirty plus years of executive management experience serving consumers through retail, foodservice and consumer package goods venues.  Mr. Hansen has been with Cobalt Development Partners, LLC since 2003 and is presently the Managing Partner.  The firm focuses on the development of emerging consumer and intellectual property companies.  From June 1997 to September 1998, Mr. Hansen served as the President and CEO of SAM’s Club, which generated $23 billion in revenue with 75,000 employees and from November 1989 to June 1997, the President and CEO of PETsMART, the country’s largest retailer of pet supplies and services.  Mr. Hansen’s previous and present board of director positions include Applebee’s Restaurants, Amazon.com, Swander Pace Capital, PetfoodDirect.com and Arizona State University Business School Dean’s Counsel.  Mr. Hansen received his Bachelor’s Degree in Fine Arts from Roosevelt University in 1976.  Our board of directors believes that Mr. Hansen’s experience and background make him a qualified and valuable member of our board of directors.  In particular, Mr. Hansen’s background working with multi-million dollar corporations and other experience in the service sector including pharmacy, optical, veterinary hospitals and small business service centers make him a valuable resource for the Company.

Scott Gillis began serving on our board of directors and as chairman of the audit committee and a member of the compensation committee and corporate governance and nominating committee of our board of directors in August 2011.  Mr. Gillis serves as a Senior Financial Operations and System Executive at AIG as head of AIG’s Global SAP Center of Excellence.  He has served AIG’s wholly-owned subsidiary, SunAmerica Financial Group, as a Senior Vice President Finance and Treasurer from 2011 to 2012, as Senior Vice President and Chief Financial Officer of SAFG Retirement Services Inc. from 2003 to 2010 and as Controller of that business from 2000 to 2003, and as Controller of the SunAmerica Life Companies from 1989-1999.  Mr. Gillis has served for the last 10 years on the board of directors of subsidiaries of SunAmerica Financial Group including Western National Life Insurance Company, Variable Annuity Life Insurance Company, SunAmerica Life Insurance Company, and SunAmerica Annuity and Life Insurance Company.  Mr. Gillis began his career at SunAmerica as Director of Audit.  From 1989 to 1995 he served as Vice President and Controller of the SunAmerica Life Companies. He was promoted to Senior Vice President and Controller in 1996, elected a director in 2000, and then CFO in 2003.  He was elected Vice President of SunAmerica Inc. in 1998, made Controller in 2000, promoted to Senior Vice President in 2001 and named CFO in 2004.  In 2011, he was named a Senior Vice President of SunAmerica Financial Group, and in 2012 promoted to his current position at AIG.  Our board of directors believes that Mr. Gillis’ experience and background make him a qualified and valuable member of our board of directors.  In particular, Mr. Gillis’ background working in multi-million dollar companies in the financial industry and experience in the financial sector make him a valuable resource for the Company.  In addition, our board of directors believes that his extensive experience with financial reporting and financial statements will make him a valuable member of the audit committee of our board of directors.

Term of Office for Directors

Each director serves a term of one-year until the next ensuing annual stockholder meeting or until his successor is duly elected or his earlier resignation or removal.

Director Independence

Our board of directors presently has five members. Our board of directors has determined that two of its current members, Mr. Hansen and Mr. Gillis, are “independent directors” as defined under the rules of the NASDAQ Stock Market, Inc. and Rule 10A-3(b)(i) under the Securities Exchange Act of 1934, as amended.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This compensation discussion and analysis describes the material elements of compensation awarded to, earned by, or paid to each of our executive officers who served as named executive officers during the last completed fiscal year. This compensation discussion and analysis focuses on the information contained in the compensation tables and related footnotes and narratives included below for primarily the last completed fiscal year, but we also describe certain compensation actions taken before or after the last completed fiscal year to the extent it enhances the understanding of our executive compensation disclosure for the last completed fiscal year.

The compensation committee of our board of directors currently oversees the design and administration of our executive compensation program. The principal elements of our executive compensation program are base salary, annual cash incentives, long-term equity incentives in the form of stock options and/or restricted stock, other benefits and perquisites, post-termination severance and acceleration of stock option vesting for certain named executive officers upon termination and/or a change in control, although we do not utilize all of these elements in any given year. Our other benefits and perquisites may consist of reimbursement for certain automobile payments and health insurance benefits. Our philosophy is to position the aggregate value of these elements at a level that is commensurate with our size and sustained performance.

Compensation Program Objectives and Philosophy

The objectives of our executive compensation program are to:

•	attract, motivate and retain talented and dedicated executive officers;

•	provide our named executive officers with both cash and equity incentives to further our interests and the interests of our stockholders; and

•	provide our named executive officers with long-term incentives so we can retain them and provide stability for growth.

Generally, the compensation of our named executive officers is comprised of a base salary, an annual incentive compensation award and equity awards in the form of stock options and/or restricted stock. In setting base salaries for 2011, the compensation committee of our board of directors reviewed the individual contributions of the particular executive during 2010. The management incentive program for 2011 provides for annual cash-based incentive awards determined by the compensation committee or our board of directors based on company performance. In addition, stock options are granted to provide the opportunity for long-term compensation based upon the performance of our common stock over time.

For each of our named executive officers, the compensation committee of our board of directors reviews and approves all elements of compensation taking into consideration recommendations from our principal executive officer (for compensation other than his own), as well as past compensation practices.

We have designed our annual management incentive program so that incentive awards paid thereunder will qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (which we refer to as the Code).

Base Salaries

We provide the opportunity for each of our named executive officers to earn a competitive annual base salary. We provide this opportunity to attract and retain an appropriate caliber of talent for our executive officer positions, and to provide a base wage that is not subject to variability based solely on our performance. We review base salaries for our named executive officers annually in January and increases are based on our performance and individual performance. The salary of our principal executive officer is set by the compensation committee of our board of directors, subject to an employment agreement with our President and Chief Executive Officer (our principal executive officer) (see “Employment Agreements” below).

Cash Incentives

From time to time, we provide the opportunity for our named executive officers to earn annual cash incentive award. We provide this opportunity to attract and retain an appropriate caliber of talent for our executive officer positions and to motivate executives to achieve our annual business goals. We would normally review annual cash incentive awards for our named executive officers in March to determine award payments for the last completed fiscal year, as well as to establish award opportunities for the current fiscal year.

Annual cash incentive awards are subject to the compensation committee’s negative discretion and may take into account corporate performance measures, including, but not limited to, revenues, earnings before interest, taxes, depreciation and amortization (or EBITDA) and net income. The compensation committee establishes award criteria, generally, as a percentage of annual growth.

For the year ended December 31, 2011, there were no such awards available for or paid to our named executive officers.

Equity-Based Compensation

Our equity-based awards to our named executive officers consist principally of stock options or restricted stock granted from time to time under our 2002 Equity Incentive Plan, which expired in April 2012.  On June 28, 2012, at our annual meeting of stockholders, our stockholders approved our 2012 Equity Incentive Plan.  Stock option and restricted stock grants are based on various factors, including each executive officer’s position, responsibility and tenure, each executive officer’s ability to contribute to our future success, and the other elements of such executive officer’s compensation. Generally, we use equity-based compensation to better align the interests of our executive officers with those of our stockholders.

For our named executive officers, our stock option and restricted stock program is based on grants that are individually negotiated in connection with employment agreements and other grants to our executives.  On August 5, 2010, under the terms of Mr. Steipp’s employment agreement, we granted Mr. Steipp an award of 6,000,000 shares of restricted stock.  These shares vest in 20% annual increments beginning on December 15, 2011.  We have traditionally used stock options as our form of equity compensation because stock options provide a relatively straightforward incentive for our executives and result in less immediate dilution of existing stockholders’ interests.  During 2011, all grants of stock options to our employees were granted with exercise prices equal to or greater than the fair market value of our common stock on the respective grant dates.  During 2011, there were no grants of stock options to our executive officers.

We do not time stock option grants to executives in coordination with the release of material non-public information. Our stock options have a 10-year contractual exercise term (or 5-year contractual term if the optionee owns more than 10% of voting power of the company). In general, the option and restricted stock grants are also subject to the following post-termination and change in control provisions:

Event	Award Vesting	Option Exercise Term

Termination by Us Reason Other than Cause, Disability or Death	Forfeit Unvested (1)	3 months from Date of Termination (1)

Disability or Death	Forfeit Unvested	12 months from Date of Termination

Termination for Cause	Forfeit Vested and Unvested	--

Other Termination	Forfeit Unvested	90 days from Date of Termination

Change in Control	Accelerated (2)	Accelerated (2)

(1) Options granted under the 2002 Non-employee Director Option Plan will continue to vest and be exercisable for 12 months following termination.

(2) The Board of Directors may, at its discretion, amend vesting rights or grant additional shares in case of mergers or reorganizations for anti-dilution purposes.

The vesting of Mr. Steipp’s restricted stock award may be accelerated pursuant to the terms of his employment agreement in certain termination and/or change in control events. These terms are more fully described in “Employment Agreements” below.

Executive Benefits and Perquisites

We provide the opportunity for our named executive officers and other executives to receive certain perquisites and general health and welfare benefits. We also offer participation in our defined contribution 401(k) savings plan. We do not match employee contributions under our 401(k) plan. Participation in general health and welfare benefits and the 401(k) plan are voluntary and are available to all eligible employees of the company.  We provide these benefits to provide an additional incentive for our executives and to remain competitive in the general marketplace for executive talent.

Tabular Disclosure

Set forth below is information regarding compensation earned by or paid or awarded to the following executive officers of the company during the years ended December 31, 2011 and 2010, to the extent applicable: (1) Thomas Steipp, our current President and Chief Executive Officer; (2) Tony Chung, our Chief Financial Officer; and (3) Ricardo Salas, our Executive Vice President.  Collectively, these three persons are referred to as our named executive officers.

2011 Summary Compensation Table

The following table sets forth for each of the named executive officers: (i) the dollar value of base salary earned during the years ended December 31, 2011 and 2010 (as applicable); (ii) the aggregate grant date fair value of stock awards and option awards granted during those years, computed in accordance with Financial Accounting Standards Board (or FASB) Accounting Standards Codification (ASC) Topic 718; and (iii) the dollar value of total compensation for those years:

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)		Option Awards ($)(1)		Total ($)

Thomas Steipp,	2011	$300,000	-		--		$300,000
President and Chief Executive Officer	2010	$120,577	$1,560,000	(2)	--		$1,680,577
Tony Chung	2011	$160,000	--		--		$160,000
Chief Financial Officer	2010	$160,000	--		$10,423	(3)	$170,423
Ricardo Salas	2011	$240,000	--		--		$240,000
Executive Vice President	2010	$240,000	--		$62,532	(4)	$302,532

(1)
The amounts in these columns reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for the stock option awards and restricted stock awards granted during the reported years. Assumptions used in the calculation of these amounts are included in Note 13 to the consolidated financial statements contained in this prospectus for the fiscal year ended December 31, 2011.

(2)
Mr. Steipp’s 2010 award of 6,000,000 shares of restricted stock vests in 20% annual increments beginning on December 15, 2011.  For a description of the material terms of the employment agreement with Mr. Steipp, see “Employment Agreements” below.

(3)
On July 12, 2010, Mr. Chung was granted a stock option award covering 250,000 shares.  These stock option awards vest in 20% annual increments beginning on July 12, 2011, and the exercise price for these stock option awards is $0.12 per share.

(4)
On July 12, 2010, Mr. Salas was granted a stock option award covering 1,500,000.  These stock option awards vest in 20% annual increments beginning on July 12, 2011, and the exercise price for these stock option awards is $0.12 per share.

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table sets forth information on outstanding option awards and stock awards held by the named executive officers at December 31, 2011, including the number of shares underlying both exercisable and unexercisable portions of each stock option as well as the exercise price and expiration date of each outstanding option.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Thomas Steipp	--	--	--	--	--	4,800,000	$672,000	--	--
Tony	120,000	80,000 (3)	--	$0.09	11/30/2018	--	--	--	--
Chung	50,000	200,000 (4)	--	$0.12	07/11/2020	--	--	--	--
Ricardo Salas	300,000	1,200,000 (4)	--	$0.12	07/11/2020	--	--	--	--

(1)
Reflects the award of 6,000,000 shares of restricted stock to Mr. Steipp under the terms of his employment agreement on August 5, 2010.  These shares vest in 20% annual increments beginning on December 15, 2011.

(2)	This market value is calculated using $0.14 per share, which was the last reported sales price of our common stock on the OTC Bulletin Board at the end of 2011.
(3)	The shares underlying this option vest 20% per year starting with the vesting commencement date on December 1, 2009.
(4)	The shares underlying this option vest 20% per year starting with the vesting commencement date on July 12, 2011.

Option Exercises and Stock Vested

There were no exercises of stock options in 2011.  1,200,000 shares of restricted stock granted to Mr. Steipp in connection with his employment agreement vested on December 15, 2011.

Employment Agreements

On August 3, 2010, we entered into a five-year employment agreement with Thomas Steipp, our President and Chief Executive Officer. Under his employment agreement, Mr. Steipp receives a base salary of $300,000 plus discretionary bonus (no discretionary bonus was paid to Mr. Steipp for 2011 or 2010).  The employment agreement provides that we can terminate Mr. Steipp’s employment at any time and for any reason, provided that if his employment is terminated without “Cause” (as specifically defined in the agreement), then he will continue to be entitled to his base salary and health and welfare benefits for a period of twelve months after termination.  In the event that Mr. Steipp terminates his own employment within thirty days after a change in control of the company, we will be obligated to pay him a lump-sum severance payment equal to his base salary for the remainder of the five-year term.  The employment agreement provides that Mr. Steipp will not be entitled to any severance compensation if he voluntarily leaves the employment of the company or is terminated for “Cause.”  In addition, Mr. Steipp was also granted an aggregate of 6,000,000 restricted shares of the company’s common stock, which stock will vest in increments of 1,200,000 shares each on each anniversary of his employment with the company.  In the event that Mr. Steipp ceases to be employed by us prior to the fifth anniversary of his employment, he will forfeit any unvested shares unless he is terminated without “Cause” or unless he terminates his own employment within thirty days after a change in control of the company.

For information about the post-termination and change in control provisions that apply with respect to option and restricted stock grants, see “Compensation Discussion and Analysis—Equity-Based Compensation” above.

401(k) Savings Plan

We have adopted a tax-qualified employee savings and retirement plan, or 401(k) plan, that covers all of our employees. Pursuant to our 401(k) plan, participants may elect to reduce their current compensation, on a pre-tax basis, by up to 15% of their taxable compensation or of the statutorily prescribed annual limit, whichever is lower, and have the amount of the reduction contributed to the 401(k) plan. The 401(k) plan permits us, in our sole discretion, to make additional employer contributions to the 401(k) plan. However, we do not currently make employer contributions to the 401(k) plan and may not do so in the future. As such, contributions by employees or by us to the 401(k) plan, and the income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) plan, and we can deduct our contributions, if any, at the time they are made.

Pension Benefits

We do not sponsor any qualified or non-qualified defined benefit plans.

Nonqualified Deferred Compensation

We do not maintain any non-qualified defined contribution or deferred compensation plans. The compensation committee of our board of directors, which is comprised solely of “outside directors” as defined for purposes of Section 162(m) of the Code, may elect to provide our officers and other employees with non-qualified defined contribution or deferred compensation benefits if the compensation committee of our board of directors determines that doing so is in our best interests.

Director Compensation

The following table sets forth information regarding the compensation received by each of our non-employee directors serving during the year ended December 31, 2011:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Abdi Mahamedi	--	--	--	--	--	--	--
Mark Hansen	--	--	--	--	--	--	--
Scott Gillis	--	--	--	--	--	--	--
Robert Biehl	$27,000	--	--	--	--	$18,000	$45,000	(1)

(1)
Includes $27,000 of pro-rated fees for Mr. Biehl’s services as a Director and Audit Committee Chairman prior to his resignation on August 3, 2011.  Also, includes $18,000 of fees earned by Mr. Biehl in connection with leadership consulting services performed for our executive management during 2011.  Amounts were included as accrued liabilities as of December 31, 2011.

Except as set forth above, during 2011, our non-employee directors did not receive any compensation for their services, but were reimbursed for expenses incurred in attending board and committee meetings, as determined by our board of directors.

During 2011, we also maintained our 2002 Non-Employee Director Stock Option Plan pursuant to which our non-employee directors were entitled to receive stock options.  All options granted under the plan have an exercise price equal to the fair market value of our common stock on the date of the grant.  These stock options have a 10-year term, vest, and are exercisable pursuant to an equal 5-year vesting schedule, and remain exercisable for certain periods of time after a person is no longer a director.  There were no such stock option grants during 2011.  Our 2002 Non-Employee Director Stock Option Plan expired by its terms in April 2012.  On June 28, 2012, at our annual meeting of stockholders, our stockholders approved our 2012 Equity Incentive Plan.

No director who is an employee receives separate compensation for services rendered as a director.  However, during 2011, our employee directors were eligible to participate in our 2002 Equity Incentive Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During 2009, John Kang, our former Chairman, advanced to us $0.3 million to fund working capital needs. On August 5  2010, we paid Mr. Kang $0.1 million, which represented the total amount outstanding as well as 10% accrued interest as of that date.  There were no capital advances outstanding from Mr. Kang as of December 31, 2011.

On August 1, 2010, we entered into an agreement with John Kang, our former Chairman, to provide consulting services.  We terminated this agreement as of July 31, 2011.  We incurred $210,000 and $102,000 for his services during the years ended December 31, 2011 and 2010, respectively.

On October 14, 2010, we signed an agreement with Innovative Materials Group, LLC (“IMG”), a California limited liability company, which is majority owned by Mr. Kang.  Under the agreement, we received a deposit of $520,000 from IMG to purchase on behalf of IMG, machinery and equipment located in China.  The transaction was based on the potential negotiation and completion of a non-exclusive license agreement with IMG under which the machinery and equipment would be transferred to IMG either directly or through the transfer of ownership of our Chinese subsidiary, Advanced Metals Materials (“AMM”), that owns the equipment.  On August 5, 2011,  we signed a Stock Purchase Agreement (the “IMG Stock Purchase Agreement”) with IMG to sell all of the stock of AMM for $720,000 (the “Purchase Price”) where IMG will apply to the payment of the Purchase Price the $520,000 deposit previously paid to us and the $200,000 balance of the Purchase Price will be paid in the form of a Promissory Note due August 5, 2012, bearing an interest rate of 8% per annum.   The $200,000 notes receivable is included in notes receivable in our consolidated balance sheet at December 31, 2011.  Interest shall accrue and be paid at maturity along with the principal balance.

In conjunction with the IMG Stock Purchase Agreement, we also entered into a License Agreement (the “License Agreement”) with IMG to license certain patents and technical information for the limited purpose of manufacturing certain licensed products with our existing first generation, die cast machines, as defined by the License Agreement (the “Licensed Products”).  The license agreement grants a non-exclusive license to certain product categories listed in the License Agreement, as well as an exclusive license to specific types of consumer eyewear products.  The License Agreement obligates IMG to pay us a running royalty based on its sales of Licensed Products, and the license will expire on August 5, 2021.  We recognized $19,000 in royalty revenues from IMG during the year ended December 31, 2011.

On December 20, 2011, Rockwall Holdings, Inc., a company controlled by Mr. Kang, entered into a transaction as one of the primary investors in Liquidmetal Coatings, LLC (“LMC”), our former subsidiary. As of July 2, 2011, Mr. Kang beneficially owned 3.1% of our common stock.

During the year ended December 31, 2011, we incurred $154,000 in legal fees to defend Mr. Kang, as the former Representative Director of our Korean subsidiary, against allegations relating to our Korean subsidiary’s involvement in customs reporting violations in South Korea that allegedly occurred in 2007 and 2008. We've agreed to reimburse Mr. Kang's legal fees incurred on this issue through December 31, 2012.

In October 2009, Thomas Steipp, our President and Chief Executive Officer, Ricardo Salas, our Executive Vice President and Director, Tony Chung, our Chief Financial Officer, and Mr. Kang acquired a total of 100,000 shares of our Series A-1 Preferred Stock and warrants to purchase 2,500,000 shares of our common stock for an aggregate cash price of $495 thousand.  The Series A-1 Preferred Stock is convertible into our common stock at a conversion price of $0.10 per common share.  Furthermore, the warrants can be exercised for shares of our common stock at an exercise price of $0.49 per share and will expire on July 31, 2015. In April 2011, Mr. Steipp converted his 20,000 shares of Series A-1 Preferred Stock into a total of 1,130,688 shares of our common stock, including dividends received in the form of common stock.  In July 2011, Mr. Salas and Mr. Kang converted 50,000 and 19,000 respective shares of Series A-1 Preferred Stock into a total of 2,826,720 and 1,074,154 shares of our common stock, including dividends received in the form of common stock.  As of December 31 2011, Messrs. Steipp and Salas are greater-than-5% beneficial owners of our Company.  Additionally, Mr. Salas remains as a member LMC’s board of directors as of December 31, 2011.

We have an exclusive license agreement with LLPG, Inc. (“LLPG”), a corporation owned principally by Jack Chitayat, former director of the Company who ceased to be director in 2005.  Under the terms of the agreement, LLPG has the right to commercialize Liquidmetal alloys, particularly precious-metal based compositions, in jewelry and high-end luxury product markets.  The Company, in turn, will receive royalty payments over the life of the contract on all Liquidmetal products produced and sold by LLPG.    The exclusive license agreement with LLPG expires on December 31, 2021.  There were no revenues recognized from product sales and licensing fees from LLPG during the years ended December 31, 2011 and 2010.  There are no outstanding trade receivables due from LLPG as of December 31, 2011 and 2010.  As of December 31, 2011, Mr. Chitayat is a greater-than-5% beneficial owner of the Company.

On July 1, 2009, we entered into an agreement with Mr. Chitayat to provide consulting services to the Company for a period of one year (the “Consulting Agreement”).  The Company granted to Mr. Chitayat options to purchase 750,000 shares of common stock for services performed under the Consulting Agreement.  The stock option, which vested ratably on a monthly basis during the term of the Consulting Agreement, has an exercise price of $0.50 per share and will expire on July 15, 2015.

On August 6, 2010, the Company paid $360 thousand to LLPG as a fee related to a modification of its existing exclusive license agreement in connection with the Apple licensing agreement.

We believe that each of the foregoing transactions was consummated on terms at least as favorable to us as we would expect to negotiate with unrelated third parties.

Review, Approval or Ratification of Transactions with Related Persons

Our policy is to require that any transaction with a related party required to be reported under applicable SEC rules, other than compensation-related matters, be reviewed and approved or ratified by the audit committee of our board of directors.  The audit committee of our board of directors has not adopted specific procedures for review of, or standards for approval of, these transactions, but instead reviews such transactions on a case by case basis.  Our policy is to require that all compensation-related matters be recommended for board approval by the compensation committee of our board of directors.  During the last fiscal year, no transactions with a related party have occurred that required a waiver of this policy nor have any transactions with a related party occurred in which we did not follow this policy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of July 2, 2012 by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding common stock;
•	each of our directors;
•	each of our named executive officers; and
•	all directors and executive officers as a group.

The number and percentage of shares beneficially owned is determined under rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. The number of shares shown as beneficially owned in the tables below are calculated pursuant to Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, as amended. Under Rule 13d-3(d)(1), shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. Unless otherwise indicated in the footnotes, each person has sole voting and investment power with respect to the shares shown as beneficially owned. A total of  191,852,906 shares of our common stock, 105,231 shares of our Series A-1 Preferred Stock and 401,705 shares of our Series A-2 Preferred Stock, were issued and outstanding as of July 2, 2012.  Unless otherwise indicated, the address of all directors and named executive officers is 30452 Esperanza, Rancho Santa Margarita, California 92688.

	Common Stock			Series A-1 Preferred Stock		Series A-2 Preferred Stock
Name of Beneficial Owner	Number of Shares(1)		Percent of Class(1)	Number of Shares(2)	Percent of Class(2)	Number of Shares(3)	Percent of Class(3)

Directors and Named Executive Officers
Abdi Mahamedi	21,629,615	(4)	10.8%	58,600	55.7%	260,710	64.9%
Thomas Steipp	7,610,893	(5)	4.0%	-	-	-	-
Ricardo Salas	11,128,947	(6)	5.7%	-	-	-	-
Mark Hansen	-		-	-	-	-	-
Scott Gillis	11,700	(7)	*	-	-	-	-
Tony Chung	1,040,447	(8)	*	-	-	-	-
All directors and executive officers as a group (6 persons)	41,721,602		19.3%	58,600	55.7%	260,710	64.9%

5% Shareholders
Carlyle Holdings, LLC	15,972,782	(9)	7.9%	48,600	46.2%	144,495	36.0%
2700 Westchester Ave., Suite 303
Purchase, NY 10577
Jack Chitayat	15,387,268	(10)	7.8%	28,928	27.5%	51,420	12.8%
1836 Camino Del Teatro
La Jolla, CA 92037
Silver Lake Group, LLC	3,501,130	(11)	1.8%	-	-	-	-
64 Ritz Cove Drive
Monarch Beach, CA 92629
Atlantic Realty Group	7,548,723	(12)	3.9%	-	-	58,108	14.5%
1836 Camino Del Teatro
La Jolla, CA 92037
Norden LLC	7,870,307	(13)	4.1%	-	-	-	-
5641 N Broadway
Denver, CO 80216
Visser Precsion Cast, LLC	45,000,000	(14)	21.8%	-	-	-	-
5641 N Broadway
Denver, CO 80216
Furniture Rowe, LLC	52,870,307	(15)	25.9%	-	-	-	-
5641 N Broadway
Denver, CO 80216

*Less than One Percent

(1)
Shares of common stock beneficially owned and the respective percentages of beneficial ownership of common stock assumes the exercise or conversion of all options, warrants and other securities convertible into common stock, including shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock, beneficially owned by such person or entity currently exercisable or exercisable within 60 days of July 2, 2012. Shares issuable pursuant to the exercise of stock options and warrants exercisable within 60 days of July 2, 2012, or securities convertible into common stock within 60 days of July 2, 2012 are deemed outstanding and held by the holder of such shares of common stock, options, warrants, or other convertible securities, including shares of Series A-1 Preferred Stock and Series A-1 Preferred Stock, for purposes of computing the percentage of outstanding common stock beneficially owned by such person, but are not deemed outstanding for computing the percentage of outstanding common stock beneficially owned by any other person. The percentage of beneficial ownership of common stock beneficially owned is based on 191,852,906 shares of common stock outstanding as of July 2, 2012. Each outstanding share of Series A-1 Preferred Stock is presently convertible into 50 shares of common stock. Each outstanding share of Series A-1 Preferred Stock is presently convertible into 22.7 shares of common stock. The shares of common stock beneficially owned and the respective percentages of beneficial ownership of common stock stated in these columns assume conversion of shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock at these ratios.

(2)
Each outstanding share of Series A-1 Preferred Stock is presently convertible into 50 shares of common stock. The shares of Series A-1 Preferred Stock beneficially owned and the respective percentages of beneficial ownership of Series A-1 Preferred Stock stated in these columns reflect ownership of shares of Series A-1 Preferred Stock, and not shares of common stock issuable upon conversion of shares of Series A-1 Preferred Stock at this ratio.

(3)
Each outstanding share of Series A-2 Preferred Stock is presently convertible into 22.7 shares of common stock. The shares of Series A-2 Preferred Stock beneficially owned and the respective percentages of beneficial ownership of Series A-2 Preferred Stock stated in these columns reflect ownership of shares of Series A-2 Preferred Stock, and not shares of common stock issuable upon conversion of shares of Series A-2 Preferred Stock at this ratio.

(4)	Includes:

(a)
5,221,025 shares of common stock, 5,037,780 shares issuable pursuant to currently exercisable warrants and 5,713,977 shares issuable pursuant to currently convertible Series A Preferred Stock held of record by Carlyle Holdings, LLC.  Mr. Mahamedi has the power to direct the voting and disposition of such shares as the president and a sole shareholder of Carlyle Development Group, Inc, which is a managing member of Carlyle Holdings, LLC; and

(b)	759,428 shares of common stock, 1,756,155 shares issuable pursuant to currently exercisable warrants and 3,141,250 shares issuable pursuant to currently convertible Series A Preferred Stock held of record by Mr. Mahamedi.

(5)	Includes 6,000,000 shares of restricted stock awards which vest ratably over five years starting with December 15, 2011 and then on August 3, 2012, 2013, 2014 and 2015 held of record by Mr. Steipp.

(6)	Includes:

(a)	3,501,130 shares issuable pursuant to currently exercisable warrants. Mr. Salas has the power to direct the voting and disposition of such shares as the sole shareholder of Silver Lake Group, LLC.

(b)	2,230,206 shares issuable pursuant to currently exercisable warrants held of record by Mr. Salas; and

(c)
300,000 shares issuable pursuant to outstanding stock options that are exercisable currently or within 60 days of July 2, 2012.  Does not include 900,000 shares that are issuable pursuant to outstanding stock options that are not exercisable currently or within 60 days of July 2, 2012.

(7)	Shares held of record by Mr. Gillis, his child and spouse.

(8)	Includes:

(a)	255,103 shares issuable pursuant to currently exercisable warrants held of record by Mr. Chung; and

(b)
220,000 shares issuable pursuant to outstanding stock options that are exercisable currently or within 60 days of July 2, 2012.  Does not include 230,000 shares that are issuable pursuant to outstanding stock options that are not exercisable currently or within 60 days of July 2, 2012.

(9)
Includes 5,221,025 shares of common stock, 5,037,780 shares issuable pursuant to currently exercisable warrants and 5,713,977 shares issuable pursuant to currently convertible Series A Preferred Stock held of record by Carlyle Holdings, LLC.

(10)	Includes:

(a)
3,873,325 shares of common stock, 2,354,762 shares issuable pursuant to currently exercisable warrants and 1,320,636 shares issuable pursuant to currently convertible Series A Preferred Stock held of record by Atlantic Realty Group, Inc.  Mr. Chitayat has the power to direct the voting and disposition of such shares as the president and a sole shareholder of Atlantic Realty Group, Inc.;

(b)
2,542,497 shares of common stock, 1,929,219 shares issuable pursuant to currently exercisable warrants and 2,615,036 shares issuable pursuant to currently convertible Series A Preferred Stock held of record by Mr. Chitayat;

(c)	91,792 shares held of record by a trust established by Mr. Chitayat for his minor children. Mr. Chitayat continues to beneficially own all such shares; and

(d)	750,000 shares issuable pursuant to outstanding stock options that are exercisable currently.

(11)	Includes 3,501,130 shares issuable pursuant to currently exercisable warrants held of record by Silver Lake Group, LLC.

(12)
Includes 3,873,325 shares of common stock, 2,354,762 shares issuable pursuant to currently exercisable warrants and 1,320,636 shares issuable pursuant to currently convertible Series A Preferred Stock held of record by Atlantic Realty Group.

(13)	Includes 7,870,307 shares of common stock.

(14)	Includes 30,000,000 shares of restricted common stock and 15,000,000 shares issuable pursuant to currently exercisable warrants held of record by Visser Precision Cast, LLC.

(15)	Includes 37,870,307 shares of restricted common stock and 15,000,000 shares issuable pursuant to currently exercisable warrants held of record by Visser Precision Cast, LLC.

DESCRIPTION OF SECURITIES

General

We are authorized to issue up to 400,000,000 shares of common stock, par value $0.001 per share, of which 191,852,906 shares were issued and outstanding as of July 2, 2012.  We are also authorized to issue up to 10,000,000 shares of preferred stock, par value $0.001 per share, of which (a) 1,875,000 shares are designated as “Series A-1 Preferred Stock” of which 105,231 shares were issued and outstanding as of July 2, 2012, and (b) 3,281,253 shares are designated as “Series A-2 Preferred Stock” of which 401,705 shares were issued and outstanding as of July 2, 2012.  The Series A-1 Preferred Stock and the Series A-2 Preferred Stock are collectively referred to herein as the “Series A Preferred Stock.”

Common Stock

Except with respect to the election of certain directors by the holders of our Series A Preferred Stock, the holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders.  Subject to any preferences applicable to our Series A Preferred Stock and any preferences that may be applicable to any preferred stock issued in the future, the holders of our common stock are entitled to receive ratably any dividends that may be declared from time to time by our board of directors out of funds legally available for that purpose.  In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of any preferred stock then outstanding.  Our common stock has no preemptive or conversion rights or other subscription rights.  There are no redemption or sinking fund provisions applicable to our common stock.  All outstanding shares of our common stock are fully paid and nonassessable.

Preferred Stock

General

As noted above, our board of directors has designated 1,875,000 shares of our preferred stock as Series A-1 Preferred Stock and 3,281,253 shares of our preferred stock as Series A-2 Preferred Stock.  Our board of directors has the authority, without action by our stockholders, to designate and issue up to an additional 4,843,747 shares of preferred stock in one or more series.  Subject to the rights of our Series A Preferred Stock, our board of directors may designate the rights, preferences, and privileges of each additional series of preferred stock, any or all of which may be greater than the rights of our common stock. It is not possible to state the actual effect of the issuance of any additional shares of preferred stock upon the rights of holders of our common stock until our board of directors determines the specific rights of the holders of such preferred stock.  However, these effects might include restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock, and delaying or preventing a change in control of our company without further action by the stockholders.  We have no present plans to issue any additional shares or series of preferred stock.

Series A Preferred Stock

From the date of issuance through and until June 1, 2010, the Series A Preferred Stock accrued cumulative dividends, at the annual rate of 8%, which was payable semi-annually.  These dividends were payable, in cash or in kind by the issuance by us of additional shares of Series A Preferred Stock, only when and as declared by our board of directors.

The Series A Preferred Stock is convertible, at the option of the holder of the Series A Preferred Stock, into our common stock at a conversion price of $.10 per share in the case of the Series A-1 Preferred Stock and a conversion price of $.22 per share in the case of the Series A-2 Preferred Stock (in both cases subject to adjustments for any stock dividends, splits, combinations and similar events).

On any matter submitted to a vote of our common stockholders, each holder of Series A Preferred Stock is entitled to one vote for each share of common stock that would be issuable to such holder upon the conversion of all the shares of Series A Preferred Stock held by such holder.  In addition, for as long as least 25% of the number of shares of Series A Preferred Stock issued on May 1, 2009 are outstanding, our board of directors will consist of five members, of which two directors will be elected by a class vote of our outstanding shares of Series A Preferred Stock, two directors will be elected by a class vote of our outstanding shares of common stock, and one director will be elected by the holders of our common stock and Series A Preferred Stock voting together as a single class.

 In the event of our liquidation, dissolution or winding up, the proceeds shall be paid first to the holders of the Series A Preferred Stock in an amount equal to 1.08 multiplied by the sum of (a) $5.00 per share of Series A Preferred Stock held by such holder of Series A Preferred Stock, plus (b) any accrued but unpaid dividends on such shares of Series A Preferred Stock.

 We have the right to redeem the Series A Preferred Stock at any time upon 30 days advance written notice to the holder of such Series A Preferred Stock.  In addition, holders of the Series A Preferred Stock have a pro rata right, based on their percentage equity ownership in our Company, to participate in subsequent issuances of our equity securities.  The holders of the Series A Preferred Stock waived their right to participate in the July 2, 2012 private placement of Convertible Notes and Warrants described below.

Our board of directors has the right, at any time, to convert each share of Series A Preferred Stock into common stock upon no less than 30 days prior written notice to the holders of Series A Preferred Stock.   In addition, (a) our board of directors must convert each share of Series A-1 Preferred Stock into common stock upon receipt of the written notice of holders of a majority of the then-outstanding shares of Series A-1 Preferred Stock of their election to cause an automatic conversion, and (b) our board of directors must convert each share of Series A-2 Preferred Stock into common stock upon receipt of the written notice of holders of a majority of the then-outstanding shares of Series A-2 Preferred Stock of their election to cause an automatic conversion.

Promissory Notes

Senior Convertible Notes – July 2, 2012 Private Placement

On July 2, 2012, we issued $12.0 million in principal amount of Senior Convertible Notes due on September 1, 2013 (the “Convertible Notes”).  The Convertible Notes are convertible at any time at the option of the holder into shares of our common stock at $0.352 per share, subject to adjustment for stock splits, stock dividends, and the like.  In the event that we issue or sell shares of our common stock, rights to purchase shares of our common stock, or securities convertible into shares of our common stock for a price per share that is less than the conversion price then in effect, the conversion price then in effect will be decreased to equal such lower price.  The foregoing adjustments to the conversion price for future stock issuances will not apply to certain exempt issuances, including issuances pursuant to certain employee benefit plans.

 On the first business day of each month beginning on October 1, 2012 through and including September 1, 2013 (the “Installment Dates”), we will pay to each holder of a Convertible Note an amount equal to (i) one-twelfth (1/12th) of the original principal amount of such holder’s Convertible Note (or the principal outstanding on the Installment Date, if less) plus (ii) the accrued and unpaid interest with respect to such principal plus (iii) the accrued and unpaid late charges (if any) with respect to such principal and interest.  Prior to maturity, the Convertible Notes will bear interest at 8% per annum (or 15% per annum during an event of default) with interest payable monthly in arrears on the Installment Dates and on conversion dates.

 Each monthly payment may be made in cash, in shares of our common stock, or in a combination of cash and shares of our common stock.  Our ability to make such payments with shares of our common stock will be subject to various conditions, including the existence of an effective registration statement covering the resale of the shares issued in payment (or, in the alternative, the eligibility of the shares issuable pursuant to the Convertible Notes and the Warrants (as defined below) for sale without restriction under Rule 144 and without the need for registration) and certain minimum trading volumes in the stock to be issued.  Such shares will be valued, as of the date on which notice is given by us that payment will be made in shares, at the lower of (1) the then applicable conversion price and (2) a price that is 87.5% of the arithmetic average of the ten (or in some cases fewer) lowest weighted average prices of our common stock during the twenty trading day period ending two trading days before the applicable determination date (the “Measurement Period”).  Our right to pay monthly payments in shares will depend on the following trading volume requirements in our common stock: a minimum of $250,000 in average daily trading volume during the Measurement Period, and a minimum of $150,000 in daily trading volume during each day during the Measurement Period, with certain exceptions.

Upon the occurrence of an event of default under the Convertible Notes, a holder of a Convertible Note may (so long as the event of default is continuing) require us to redeem all or a portion of its Convertible Note.  Each portion of the Convertible Note subject to such redemption must be redeemed by us, in cash, at a price equal to the greater of (1) 125% of the sum of (a) the amount being redeemed (including principal, accrued and unpaid interest, and accrued and unpaid late charges) and (b) the amount of interest that would have accrued with respect to the amount being redeemed from the applicable redemption date through the applicable Installment Date, and (2) the sum of (x) the product of (I) the amount being redeemed and (II) the quotient determined by dividing (A) the greatest closing sale price of the shares of common stock during the period beginning on the date immediately preceding the event of default and ending on the date the holder delivers a redemption notice to us, by (B) the lowest conversion price in effect during such period and (y) the amount of interest that would have accrued with respect to the amount being redeemed from the applicable redemption date through the applicable Installment Date.

 Subject to certain conditions, a holder of a Convertible Note may also require us to redeem all or a portion of its Convertible Note in connection with a transaction that results in a Change of Control (as defined in the Convertible Notes).  Each portion of the Convertible Note subject to such redemption must be redeemed by us, in cash, at a price equal to the greater of (1) 125% of the sum of (a) the amount being redeemed (including principal, accrued and unpaid interest, and accrued and unpaid late charges) and (b) the amount of interest that would have accrued with respect to the amount being redeemed from the applicable redemption date through the applicable Installment Date, and (2) the sum of (x) the product of (I) the amount being redeemed and (II) the quotient determined by dividing (A) the greatest closing sale price of the shares of common stock during the period beginning on the date immediately preceding the earlier to occur of (i) the consummation of the Change of Control and (ii) the public announcement of such Change of Control and ending on the date the holder delivers a redemption notice to us, by (B) the lowest conversion price in effect during such period and (y) the amount of interest that would have accrued with respect to the amount being redeemed from the applicable redemption date through the applicable Installment Date.

If, during the period beginning on the date that all of the shares of common stock issuable pursuant to the terms of the Convertible Notes and upon exercise of the Warrants are registered pursuant to an effective registration statement and ending on the twenty-first (21st) month following July 2, 2012, we offer, sell, grant any option to purchase, or otherwise dispose of any of our or our subsidiaries’ equity or equity equivalent securities (a “Subsequent Placement”), we must first notify each purchaser of the Convertible Notes of our intent to effect a Subsequent Placement.  If a purchaser of the Convertible Notes wishes to review the details of a Subsequent Placement, we must provide such details to such purchaser along with an offer to issue and sell to or exchange with all such purchasers 30% of the securities being offered in the Subsequent Placement, initially allocated among such purchasers on a pro rata basis.

Warrants

Warrants – July 2, 2012 Private Placement

On July 2, 2012, as part of the private placement of the Convertible Notes, we issued Warrants to the purchasers of the Convertible Notes giving them the right to purchase up to an aggregate of 18,750,000 shares of our common stock at an exercise price of $0.384 per share (the “Warrants”).  The Warrants are exercisable on or after the date that is six (6) months after the date of the issuance of the Warrants, and the exercise prices for the Warrants are subject to adjustment for stock splits, stock dividends, and the like.  In the event that we issue or sell shares of our common stock, rights to purchase shares of our common stock, or securities convertible into shares of our common stock for a price per share that is less than the exercise price then in effect, the exercise price of the Warrant will be reduced based on a weighted-average formula.  The foregoing adjustments to the exercise price for future stock issues will not apply to certain exempt issuances, including issuances pursuant to certain employee benefit plans.  In addition, on the two year anniversary of the issuance date (the “Reset Date”), the then applicable exercise price will be reset to equal the lesser of (1) the then current exercise price and (2) 87.5% of the arithmetic average of the ten lowest weighted average prices of the common stock during the twenty trading day period ending two trading days immediately preceding the Reset Date.  The Warrants will expire on the fifth (5th) anniversary of the date they first become exercisable.

Visser Warrants

On June 1, 2012, we issued and sold to Visser a Warrant to purchase up to 11,250,000 shares of common stock for an aggregate purchase price of $2,000,100 (the “First Visser Warrant”).   In addition, on June 28, 2012, we issued and sold to Visser a Warrant to purchase up to 3,750,000 shares of common stock (the “Second Visser Warrant,” and collectively with the First Visser Warrant, the “Visser Warrants”).

The exercise price per share of common stock purchasable upon exercise of the Visser Warrants is $0.22 and is subject to appropriate adjustment for certain dilutive issuances of common stock and changes in our capital structure, such as stock dividends, stock splits, reorganizations or similar events.  The Visser Warrants are exercisable immediately upon issuance and expire on June 1, 2017.  The Visser Warrants include a cashless exercise feature and all shares of common stock issuable upon exercise of the Visser Warrants are subject to a lock-up period through December 31, 2016.  The holders of the Visser Warrants are entitled to five days’ notice before the record date for certain distributions to holders of common stock and other corporate events.  In addition, if certain “fundamental transactions” occur, such as a merger, consolidation, sale of substantially all of our assets, tender offer or exchange offer with respect to the common stock or reclassification of the common stock, the holders of the Visser Warrants will be entitled to receive thereafter, in lieu of common stock, the consideration (if different from common stock) that the holders of the Visser Warrants would have been entitled to receive upon the occurrence of the “fundamental transaction” as if the Visser Warrants had been exercised immediately before the “fundamental transaction.”  If any holder of common stock is given a choice of consideration to be received in the “fundamental transaction,” then the holders of the Visser Warrants shall be given the same choice upon the exercise of the Visser Warrants following the “fundamental transaction.”  In addition, in the event of a “fundamental transaction” that is an all cash transaction pursuant to which holders of common stock are entitled to receive cash consideration only, then the Visser Warrants will automatically terminate and the holders of the Visser Warrants will receive an amount of cash equal to the greater of (i) the product of (a) the number of shares of common stock representing the unexercised portion of the Visser Warrants and (b) the difference between (x) the per share consideration to be received by holders of common stock in the all-cash “fundamental transaction” and (y) the current exercise price per share of the Visser Warrants and (ii) the Black-Scholes value of the remaining unexercised portion of the Visser Warrants, which will be calculated using variables defined in the Visser Warrants.

Exchange Warrants

On November 2, 2010, the Company filed an Amended and Restated Certificate of Designations, Preferences, and Rights (the “Amended Designation”) for its Series A-1 and Series A-2 Preferred Stock.  The Amended Designation was approved by the number of requisite votes from the holders of the Company's Series A Preferred Stock and was filed with the Delaware Secretary of State in accordance with a consent agreement entered into between the Company and the holders of 2/3 of the Series A Preferred Stock (the "Consent Agreement").   The Consent Agreement provided that, in exchange for voting in favor of the Amended Designation, the expiration date of the warrants held by the holders who signed the Consent Agreement would be extended to July 15, 2015 and the price-based anti-dilution rights on such warrants would be removed.

The number of warrants held by the holders who signed the Consent Agreement totaled 40,032,833 shares (the “Consent Warrants”) out of the Company’s total number of warrants of 47,232,459 shares as of the date of the Amended Designation.  The Consent Warrants were initially recorded as liabilities on the Company’s consolidated financial statements in accordance with FASB ASC 815 due to their price-based anti-dilution rights.  Upon the removal of the anti-dilution rights with the Consent Agreement, the Consent Warrants no longer met the criteria under FASB ASC 815 and were reclassified as equity as of the date of the Amended Designation.  The company reclassified $24,438 from warrant liabilities into equity on November 2, 2010, and this amount is reflected as Warrants in the consolidated statement of shareholders’ as of December 31, 2011.  As of July 2, 2012, there were 29,779,557 number of Consent Warrants classified as equity, and they all expire on July 15, 2015.  The Consent Warrants have exercise prices ranging from $0.48 to $0.49 per share.

Registration Rights

July 2, 2012 Private Placement

In connection with the July 2, 2012 private placement of Convertible Notes and Warrants, we entered into a registration rights agreement with the purchasers of the Convertible Notes under which we are required, on or before thirty (30) days after the closing of the private placement, to file a registration statement with the SEC covering the resale of the shares of our common stock issuable pursuant to the Convertible Notes and Warrants and to use our best efforts to have the registration declared effective as soon as practicable (but in no event later than 75 days after the closing of the private placement if the registration statement is not subject to a full review by the SEC, or 105 days after the closing of the private placement if the registration statement is subject to a full review by the SEC).  We will be subject to certain monetary penalties, as set forth in the registration rights agreement, if the registration statement is not filed, does not become effective on a timely basis, or does not remain available for the resale of the shares issuable pursuant to the Convertible Notes and Warrants.

Visser Registration Rights

Pursuant to the terms of the registration rights agreement between us and Visser, we are required to file, upon the request of Visser at any time after June 1, 2017, a registration statement with the SEC covering the resale of the shares of common stock issuable pursuant to the subscription agreement between us and Visser and upon exercise or conversion of the Visser Warrants and the Secured Visser Note, as the case may be.  Pursuant to the terms of the registration rights agreement, we are required to file the registration statement on or prior to 90 days after our receipt of the request to effect such registration (the “Filing Date”) and to use its reasonable commercial efforts to have the registration statement declared effective (i) on or prior to 60 days following the Filing Date in the case of a registration statement on Form S-3 (120 days in the case of a “full review” by the SEC) or (ii) on or prior to 90 days following the Filing Date in the case of a registration statement on Form S-1 (120 days in the case of a “full review” by the SEC) (such applicable date, the “Effectiveness Deadline”).  We will be subject to certain monetary penalties if the registration statement is not filed or does not become effective in a timely manner.  The monetary penalties will accrue monthly and will be payable at the rate of 1% of the aggregate purchase price paid by Visser pursuant to the subscription agreement for any unregistered shares of common stock, subject to maximum monetary penalties of 12%.  In addition, the registration rights agreement provides Visser with piggyback registration rights on certain registration statements filed by us relating to an offering for our own account.

Stock Options

As of July 2, 2012, we had stock options outstanding under our equity incentive plans to purchase up to 4,171,800 shares of our common stock.  Of these options, options to purchase 2,181,100 shares of common stock were exercisable at July 2, 2012 at a weighted-average exercise price of $0.78 per share.

Indemnification of Directors and Executive Officers and Limitation of Liability

Certificate of Incorporation (as amended)

In accordance with Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”), our certificate of incorporation (as amended) eliminates the personal liability of directors to us and to our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation (as amended) further provides that, if the DGCL is amended after the effective date of our certificate of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Our certificate of incorporation (as amended) also provides that we shall indemnify, to the fullest extent permitted by the DGCL (including, without limitation, Section 145 thereof), any and all persons whom we have power to indemnify under the DGCL.

The indemnification provided for in our certificate of incorporation (as amended) is not exclusive of any other rights to which those seeking indemnification may be entitled as a matter of law under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such indemnified person’s official capacity and as to action in another capacity while serving as our director, officer, employee, or agent, shall continue as to a person who has ceased to be our director, officer, employee, or agent, and shall inure to the benefit of the heirs, executors and administrators of such person.

Bylaws (as amended)

Our bylaws (as amended) provide that we shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify any director, officer, employee or agent of our company or any person serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Our bylaws (as amended) also provide for the advancement of expenses (including attorneys’ fees) incurred by any person in his capacity as a director or an officer of our company in defending a civil, criminal, administrative or investigative action, suit or proceeding of the type contemplated by Section 145 of the DGCL prior to the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by us.

Pursuant to our bylaws (as amended), we may, upon resolution passed by our board of directors, purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of our company, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not we would have the power to indemnify such person against such liability under the provisions of our certificate of incorporation.

The indemnification provided for in our bylaws (as amended) is not exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, shall continue as to a person who has ceased to be our director, officer, employee, or agent, and shall inure to the benefit of the heirs, executors and administrators of such person.

Liability Insurance

We also maintain a policy of directors’ and officers’ liability insurance to indemnify our directors and officers with respect to actions taken by them on our behalf.

Indemnification Agreements

Through Indemnity Agreements with various directors and officers, we have, subject to certain conditions and limitations, agreed to indemnify and hold harmless an officer or director if he or she is or was a party, or is threatened to be made a party, to any Action (as defined in the Indemnity Agreements) by reason of his or her status as, or the fact that he or she is or was or has agreed to become, a director or officer of our company, and/or is or was serving or has agreed to serve as a director or officer of an Affiliate (as defined in the Indemnity Agreements), and/or as to acts performed in the course of his or her duty to our company and/or to an Affiliate, against Liabilities and reasonable Expenses (each as defined in the Indemnity Agreements) incurred by or on behalf of the officer or director in connection with any Action, including, without limitation, in connection with the investigation, defense, settlement or appeal of any Action.  Also through Indemnity Agreements, we have agreed to pay to the officer or director, in advance of the final disposition or conclusion of any Action, the officer or director’s reasonable expenses incurred by or on behalf of the officer or director in connection with such Action, provided that certain conditions are satisfied.  Finally, through Indemnity Agreements, we have agreed that we may purchase and maintain insurance on behalf of an officer or director against any liability and/or expense asserted against him or her and/or incurred by or on behalf of him or her in such capacity as an officer or director of our company and/or of an Affiliate, or arising out of his or her status as such, whether or not the Company would have the power to indemnify him or her against such liability or advance of expenses under the provisions of the Indemnity Agreement or under the DGCL as it may then be in effect.

Delaware Law

Section 145 of the DGCL, which was adopted by the Company as described above, provides that a corporation may indemnify any persons, including officers and directors, who were, are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation, such as our company, may indemnify officers or directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above, the corporation must indemnify him against expenses (including attorney’s fees) actually and reasonably incurred by such person in connection therewith.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Anti-Takeover Effect of Governing Documents and Delaware Law

Provisions of the DGCL and our certificate of incorporation (as amended) and bylaws (as amended) could make the acquisition of the Company through a tender offer, a proxy contest or other means more difficult and could make the removal of incumbent officers and directors more difficult. We expect these provisions to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to first negotiate with our board of directors. We believe that the benefits provided by our ability to negotiate with the proponent of an unfriendly or unsolicited proposal outweigh the disadvantages of discouraging these proposals. We believe the negotiation of an unfriendly or unsolicited proposal could result in an improvement of its terms.

Delaware Law

We are subject to Section 203 of the DGCL, which restricts our ability to enter into a business combination with an interested stockholder for a period of three years. Generally, a business combination means a merger, asset sale or other transaction resulting in a financial benefit to the stockholder. An “interested stockholder” is a stockholder who owns 15% or more of our outstanding voting stock. These restrictions do not apply if:

•
before the date a stockholder becomes an interested stockholder, the Company’s board of directors approves either the business combination or the transaction in which the stockholder becomes an interested stockholder;

•
upon consummation of the transaction in which the stockholder becomes an interested stockholder, the interested stockholder owns at least 85% of the Company’s voting stock outstanding at the time the transaction commenced, subject to exceptions; or

•
on or after the date a stockholder becomes an interested stockholder, the business combination is both approved by the Company’s board of directors and authorized at an annual or special meeting of the Company’s stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

Certificate of Incorporation and Bylaws

Our bylaws (as amended) establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. At an annual meeting, stockholders may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors. Stockholders may also consider a proposal or nomination by a person who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our Secretary timely written notice, in proper form, of his or her intention to bring that business before the meeting. The bylaws (as amended) do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting of the stockholders. However, our bylaws (as amended) may have the effect of precluding the conduct of business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Under Delaware law, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws. Our bylaws (as amended) authorizes a majority of our board of directors to call a special meeting of stockholders, and it requires the President or Secretary to call a special meeting upon the written request of stockholders who own an aggregate of least 25% of the outstanding shares of voting stock.  Because our stockholders owning less than an aggregate of 25% of our voting stock do not have the right to call a special meeting, such stockholders could not force stockholder consideration of a proposal over the opposition of the board of directors by calling a special meeting of stockholders prior to such time as a majority of the board of directors believed or the chief executive officer believed the matter should be considered or until the next annual meeting provided that the requestor met the notice requirements. The restriction on the ability of stockholders to call a special meeting means that a proposal to replace the board also could be delayed until the next annual meeting.

Our certificate of incorporation (as amended) authorizes our board of directors, without stockholder approval, to issue up to 10,000,000 shares of “blank check” preferred stock that could be issued by our board of directors to increase the number of outstanding shares and prevent a takeover attempt.

Trading on the OTC Bulletin Board

Our common stock is currently quoted on the OTC Bulletin Board under the symbol “LQMT.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. The transfer agent’s address is 6201 15th Avenue, Brooklyn, NY 11219, and its telephone number is 800-937-5449.

PLAN OF DISTRIBUTION

We are registering the shares of common stock issuable pursuant to the terms of the Convertible Notes and upon exercise of the Warrants to permit the resale of these shares of common stock by the holders of the Convertible Notes and Warrants from time to time after the date of this prospectus.  We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock.  We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents.  If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent's commissions.  The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices.  These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved).  In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume.  The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales.  The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the Convertible Notes, Warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended (the “Securities Act”), amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.  The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act.  At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers.  In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Securities Exchange Act of 1934, as amended, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person.  Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock.  All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $63,301 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any.  We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling stockholders will be entitled to contribution.  We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by the law firm of Foley & Lardner LLP, Tampa, Florida.

EXPERTS

The consolidated financial statements as of and for the year ended December 31, 2011 included in this prospectus and the adjustments necessary to restate the warrant and earnings per share information in the consolidated financial statements as of and for the year ended December 31, 2010 included in this prospectus (which adjustments are described in Note 2 to such consolidated financial statements) have been audited by SingerLewak LLP, independent auditors, as stated in its report appearing herein and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements as of and for the year ended December 31, 2010 included in this prospectus (other than the adjustments necessary to restate the warrant and earnings per share information in such consolidated financial statements that are described in Note 2 to such consolidated financial statements) have been audited by Choi, Kim & Park, LLP, independent auditors, as stated in its report appearing herein and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission, under the Securities Act of 1933, a registration statement on Form S-1 relating to the securities offered hereby. This Prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to our Company and the securities we are offering by this Prospectus you should refer to the registration statement, including the exhibits and schedules thereto. You may inspect a copy of the registration statement without charge at the Public Reference Room of the Securities and Exchange Commission at 100 F Street, NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The Securities and Exchange Commission’s internet address is http://www.sec.gov.

We file periodic reports, proxy statements and other information with the Securities and Exchange Commission in accordance with requirements of the Securities Exchange Act of 1934, as amended. These periodic reports, proxy statements and other information are available for inspection and copying at the public reference facilities and internet site of the Securities and Exchange Commission referred to above. In addition, you may request a copy of any of our periodic reports filed with the Securities and Exchange Commission at no cost, by writing or telephoning us at the following address or telephone number:

Liquidmetal Technologies, Inc.
Attn: Investor Relations
30452 Esperanza
Rancho Santa Margarita, California 92688
Phone: (949) 635-2100

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying consolidated balance sheet of Liquidmetal Technologies, Inc. and subsidiaries (collectively, the “Company”) as of December 31, 2011, and the related consolidated statements of operations, shareholders’ equity (deficit), and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2011, and the results of its operations and its cash flows for the year then ended in conformity with US generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, the 2010 consolidated financial statements have been restated to correct a misstatement. We audited the adjustments necessary to restate the warrant and earnings per share information provided in Note 2.  In our opinion, such adjustments are appropriate and have been properly applied.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 5 to the consolidated financial statements, the Company has suffered recurring losses from operations and has an accumulated deficit. This raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 5. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ SingerLewak LLP

Los Angeles, California
March 30, 2012

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Liquidmetal Technologies, Inc.

We have audited, before the effects of the adjustments for the correction of the error described in Note 2, the accompanying consolidated balance sheet of Liquidmetal Technologies, Inc. and subsidiaries (the “Company”) as of December 31, 2010, and the related consolidated statements of operations and comprehensive loss, shareholders’ deficit, and cash flows for each of the two years in the period ended December 31, 2010.  Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audit.

Except as discussed in the following paragraph, we conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

We were not engaged to audit the adjustments for the correction of the error described in Note 2, and accordingly, we do not express an opinion or any other form of assurance about whether such adjustments are appropriate and have been properly applied.

In our opinion, except for the error described in Note 2, such consolidated financial statements present fairly, in all material respects, the financial position of Liquidmetal Technologies, Inc. and subsidiaries as of December 31, 2010, and the results of their operations and cash flows for each of the two years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 5 to the consolidated financial statements, the Company’s significant operating losses and working capital deficit raise substantial doubt about its ability to continue as a going concern.  Management’s plans regarding those matters also are described in Note 5.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainly.

/s/ Choi, Kim & Park, LLP

Los Angeles, California
Certified Public Accountants

March 29, 2012

LIQUIDMETAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	December 31,	December 31,
	2011	2010
		(Restated) (Note 2)
ASSETS

Current assets:
Cash	$122	$5,072
Trade accounts receivable, net of allowance for doubtful accounts of $0 and $0	241	49
Related party notes receivable (Note 4)	200	-
Inventories	-	7
Prepaid expenses and other current assets	248	787
Net assets of discontinued operations (Note 14)	-	738
Total current assets	$811	$6,653
Property, plant and equipment, net	162	37
Patents and trademarks, net	968	1,105
Other assets	52	190
Total assets	$1,993	$7,985

LIABILITIES AND SHAREHOLDERS' DEFICIT

Current liabilities:
Accounts payable	803	641
Accrued liabilities	457	4,109
Accrued dividends	571	1,063
Deferred revenue	67	8
Short-term debt	1,712	-
Warrant liabilities	-	1,328
Net liabilities of discontinued operations (Note 14)	-	8,302
Total current liabilities	$3,610	$15,451

Other long-term liabilities (Note 9)	609	681
Total liabilities	$4,219	$16,132

Shareholders' deficit:
Liquidmetal Technologies, Inc. shareholders' deficit
Convertible, redeemable Series A Preferred Stock, $0.001 par value; 10,000,000 shares authorized; 1,299,151 and 2,171,760 shares issued and outstanding at December 31, 2011 and 2010, respectively	1	2
Common stock, $0.001 par value; 300,000,000 shares authorized; 134,467,554 and 93,695,375 shares issued and outstanding at December 31, 2011 and 2010, respectively	130	88
Warrants (Note 2)	24,438	24,438
Additional paid-in capital	149,064	145,247
Accumulated deficit	(175,859)	(181,923)
Accumulated other comprehensive income	-	1,494
Total Liquidmetal Technologies, Inc. shareholders' deficit	$(2,226)	$(10,654)
Noncontrolling interest	-	2,507
Total shareholders' deficit	$(2,226)	$(8,147)

Total liabilities and shareholders' deficit	$1,993	$7,985

The accompanying notes are an integral part of the consolidated financial statements.

LIQUIDMETAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(in thousands, except share and per share data)

	Years Ended December 31,
	2011	2010
		(Restated) (Note 2)
Revenue
Products	$572	$567
Licensing and royalties	400	20,000
Total revenue	972	20,567

Cost of sales	373	262
Gross profit	599	20,305

Operating expenses
Selling, marketing, general and administrative	4,243	4,498
Research and development	1,120	1,132
Settlement expense	1,713	2,800
Total operating expenses	7,076	8,430
Operating income (loss) from continuing operations	(6,477)	11,875

Change in value of warrants, gain (loss)	1,328	(23,341)
Change in value of conversion feature, gain	-	444
Other income	26	70
Interest expense	(90)	(4,018)
Interest income	22	6

Loss from continuing operations before income taxes	(5,191)	(14,964)

Income taxes	-	-

Loss from continuing operations	(5,191)	(14,964)

Discontinued operations:
Gain on disposal of subsidiaries, net of taxes (Note 14)	12,109	-
Loss from operations of discontinued operations, net of taxes (Note 14)	(763)	(2,679)

Net income (loss)	6,155	(17,643)

Other comprehensive income:
Foreign exchange translation gain during the period	-	53
Comprehensive income (loss)	$6,155	$(17,590)

Per common share basic and diluted:

Net income (loss) attributable to Liquidmetal Technologies per share - basic
Loss from continuing operations	$(0.04)	$(0.23)
Income (loss) from discontinued operations	0.09	(0.04)
Basic income (loss) per share	$0.05	$(0.27)

Net income (loss) attributable to Liquidmetal Technologies per share - diluted
Loss from continuing operations	$(0.04)	$(0.23)
Income (loss) from discontinued operations	0.07	(0.04)
Diluted income (loss) per share	$0.03	$(0.27)
Number of weighted average shares - basic	118,523,228	64,965,375
Number of weighted average shares - diluted	163,292,496	64,965,375

The accompanying notes are an integral part of the consolidated financial statements.

LIQUIDMETAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
(in thousands, except share and per share data)

	Preferred Shares	Common Shares	Preferred Stock	Common Stock	Warrants	Additional Paid-in Capital	Accumulat-ed Deficit	Accumulated Other Compre- hensive Income (Loss)	Non- controlling Interest	Total
Balance, December 31, 2009	3,183,663	47,583,102	$4	$48	$-	$139,872	$(162,777)	$1,441	$3,045	$(18,367)
Convertible preferred stock issued	-	-	(1)	-	-	-	-	-	-	(1)
Conversion of preferred stock	(1,011,903)	26,089,218	(1)	26	-	(25)	-	-		-
Conversion of warrants	-	4,849,775	-	5	-	2,547	-	-		2,552
Conversion of notes payable	-	333,332	-	0	-	200	-	-		200
Restricted shares issued	-	13,870,307	-	8	-	2,038	-	-		2,046
Warrants (Note 2)	-	-	-	-	24,438	-	-	-	-	24,438
Common Stock issued in lieu of cash	-	969,641	-	1	-	176	-	-		177
Dividends	-	-	-	-	-	297	(653)	-		(356)
Stock-based compensation	-	-	-	-	-	142	-	-		142
Cash contribution from non-controlling interest	-	-	-	-	-	-	-	-	381	381
Preferred units capital accounts of subsidiary	-	-	-	-	-		(850)	-	(343)	(1,193)
Foreign exchange translation gain		-	-	-	-	-	-	53		53
Net loss	-	-	-	-	-	-	(17,643)	-	(576)	(18,219)
										-
Balance, December 31, 2010 (Restated) (Note 2)	2,171,760	93,695,375	$2	$88	$24,438	$145,247	$(181,923)	$1,494	$2,507	$(8,147)
Conversion of preferred stock (Note 12)	(872,609)	36,173,750	(1)	36		(35)				-
Common stock issuance (Note 12)		4,496,429		4		2,796				2,800
Stock options exercised		102,000				13				13
Stock-based compensation						111				111
Restricted stock issued to officer				2		440				442
Dividend distribution (Note 12)						492				492
Foreign exchange translation gain								(1,494)		(1,494)
Discontinued operations							(91)		(2,507)	(2,598)
Net income							6,155			6,155
										-
Balance, December 31, 2011	1,299,151	134,467,554	$1	$130	$24,438	$149,064	$(175,859)	$-	$-	$(2,226)

The accompanying notes are an integral part of the consolidated financial statements.

LIQUIDMETAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands, except share and per share data)

	Years Ended December 31,
	2011	2010
		(Restated) (Note 2)
Operating activities:
Net income (loss)	$6,155	$(17,643)
Add: Gain on disposal of subsidiary, net	(12,109)	-
Loss from operations of discontinued operations	763	2,679
Net loss attributable to continuing operations	$(5,191)	$(14,964)

Adjustments to reconcile income (loss) from continuing operations to net cash used for operating activities:
Loss on disposal of asset	9	-
Loss attributable to noncontrolling interest of discontinued subsidiary	(587)	-
Depreciation and amortization	182	171
Amortization of debt discount	-	3,050
Stock-based compensation	553	142
Bad debt expense	-	40
(Gain) loss from change in value of warrants	(1,328)	23,341
Gain from change in value of conversion feature	-	(444)

Changes in operating assets and liabilities:
Trade accounts receivable	(192)	79
Note receivable	(200)	-
Inventories	7	-
Prepaid expenses and other current assets	539	(549)
Other assets	138	407
Accounts payable and accrued expenses	1,022	750
Deferred revenue	58	(23)
Other liabilities	(73)	187
Net cash (used in) provided by continuing operations	(5,063)	12,187
Changes in net assets and liabilities of discontinued operations (Note 14)	12,134	104
Net cash provided by operating activties	7,071	12,291

Investing Activities:
Purchases of property and equipment	(178)	(9)
Investment in patents and trademarks	-	(29)

Net cash used in investing activities	(178)	(38)

Financing Activities:
Proceeds from borrowings	-	2,708
Repayment of borrowings	-	(9,188)
Stock option exercised	13	-
Warrants exercised	-	1,002
Net cash provided by (used in) financing activities of continuing operations	13	(5,478)
Net cash used in financing activities of discontinued operations (Note 14)	(10,363)	(1,820)
Net cash used in financing activties	(10,350)	(7,298)

Effect of foreign exchange translation	(1,493)	53
Net (decrease) increase in cash and cash equivalents	(4,950)	5,008

Cash and cash equivalents at beginning of period	5,072	64
Cash and cash equivalents at end of period	$122	$5,072

The accompanying notes are an integral part of the consolidated financial statements.

LIQUIDMETAL TECHNOLOGIES, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2011 and 2010
(in thousands, except share and per share data)

1. Description of Business

Liquidmetal Technologies, Inc. (“the Company”) is a materials technology company that develops and commercialize products made from amorphous alloys.  The Company’s family of alloys consists of a variety of bulk alloys and composites that utilizes the advantages offered by amorphous alloys technology.  The Company designs, develops and sells products and components from bulk amorphous alloys to customers in various industries. The Company also partners with third-party manufacturers and licensees to develop and commercialize Liquidmetal alloy products.  The Company believes that its proprietary bulk alloys are the only commercially viable bulk amorphous alloys currently available in the marketplace.

Amorphous alloys are in general unique materials that are distinguished by their ability to retain a random atomic structure when they solidify, in contrast to the crystalline atomic structure that forms in other metals and alloys when they solidify.  Liquidmetal alloys are proprietary amorphous alloys that possess a combination of performance, processing, and potential cost advantages that the Company believes will make them preferable to other materials in a variety of applications. The amorphous atomic structure of bulk alloys enables them to overcome certain performance limitations caused by inherent weaknesses in crystalline atomic structures, thus facilitating performance and processing characteristics superior in many ways to those of their crystalline counterparts. For example, in laboratory testing, zirconium-titanium Liquidmetal alloys are approximately 250% stronger than commonly used titanium alloys such as Ti-6Al-4V, but they also have some of the beneficial processing characteristics more commonly associated with plastics. The Company believes these advantages could result in Liquidmetal alloys supplanting high-performance alloys, such as titanium and stainless steel, and other incumbent materials in a wide variety of applications. Moreover, the Company believes these advantages could enable the introduction of entirely new products and applications that are not possible or commercially viable with other materials.

The Company’s revenues are derived from i) licensing and selling bulk Liquidmetal alloy products, which include non-consumer electronic devices, medical products, and sports and leisure goods, ii) licensing and selling tooling and prototype parts such as demonstration parts and test samples for customers with products in development; iii) product licensing and royalty revenue, and iv) research and development revenue.  The Company expects that these sources of revenue will continue to significantly change the character of the Company’s revenue mix.

2.  Restatement of Consolidated Financial Statements

Warrant.  On November 2, 2010, the Company filed an Amended and Restated Certificate of Designations, Preferences, and Rights (the “Amended Designation”) for its Series A-1 and Series A-2 Preferred Stock.  The Amended Designation was approved by the number of requisite votes from the holders of the Company's Series A Preferred Stock and was filed with the Delaware Secretary of State in accordance with a consent agreement entered into between the Company and the holders of 2/3 of the Series A Preferred Stock (the "Consent Agreement").   The Consent Agreement provided that, in exchange for voting in favor of the Amended Designation, the expiration date of the warrants held by the holders who signed the Consent Agreement would be extended to July 2015 and the price-based anti-dilution rights on such warrants would be removed.

The number of warrants held by the holders who signed the Consent Agreement totaled 40,032,833 shares (the “Consent Warrants”) out of the Company’s total number of warrants of 47,232,459 shares as of the date of the Amended Designation.  The Consent Warrants were initially recorded as liabilities on the Company’s consolidated financial statements in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 815-10, Derivatives and Hedging, and FASB ASC 815-40, Contracts in Entity’s Own Equity, due to their price-based anti-dilution rights (“FASB ASC 815”).  The Company recently determined that once the anti-dilution rights were removed, the Consent Warrants no longer met the criteria under FASB ASC 815.  After further evaluation under FASB ASC 815, the Company concluded that the Consent Warrants should no longer be recorded as liabilities and instead should be recorded as equity.

Earnings per share attributable to common shareholders. During the year ended December 31, 2010, the Company had recorded $653 as a dividend accrual for the Series A Preferred Stock and should have calculated net loss attributable to common shareholders net of the dividends accrued in accordance with FASB ASC 260, Earnings Per Share (see Note 16).  The impact of the dividend accrual resulted in additional $0.01 of basic loss per share for the year ended December 31, 2010.

LIQUIDMETAL TECHNOLOGIES, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2011 and 2010
(in thousands, except share and per share data)

The following table presents the impact of the financial adjustments on the Company’s previously reported consolidated balance sheet for the year ended December 31, 2010:

	December 31,
	2010	2010
	(as previously reported and reclassified)	(as restated)

Current liabilities:
Warrant liabilities	$12,819	$1,328
Total current liabilities	26,942	15,451
Total liabilities	27,623	16,132

Shareholders' deficit:
Warrants (Note 3)	-	24,438
Accumulated deficit	(168,976)	(181,923)
Total Liquidmetal Technologies, Inc shareholders deficit	(22,146)	(10,654)

The following table presents the impact of the financial adjustments on the Company’s previously reported consolidated statement of operations for the year ended December 31, 2010:

	December 31,
	2010	2010
	(as previously reported and reclassified)	(as restated)
Change in value of warrants, loss	(10,394)	(23,341)
Loss from continuing operations before income taxes	(2,017)	(14,963)
Loss from continuing operations	(2,017)	(14,964)
Net loss	(4,696)	(17,643)
Preferred stockholders dividends	-	(653)
Net (loss) available (attributable) to common stockholders	(4,696)	(18,296)
Basic income (loss) per share	(0.07)	(0.28)

LIQUIDMETAL TECHNOLOGIES, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2011 and 2010
(in thousands, except share and per share data)

The following table presents the impact of the financial adjustments on the Company’s previously reported condensed consolidated statements of operations for the quarters ended March 31, 2011 (unaudited), June 30, 2011 (unaudited) and September 30, 2011 (unaudited):

	For the three months ended		For the three months ended		For the three months ended
	September 30, 2011 (unaudited)		June 30, 2011 (unaudited)		March 31, 2011 (unaudited)
	(as previously reported and reclassified)	(as restated)	(as previously reported and reclassified)	(as restated)	(as previously reported and reclassified)	(as restated)

Change in value of warrants, gain (loss)	9,970	743	4,733	596	(7,816)	(11)
Income (loss) from continuing operations before income taxes	7,769	(1,458)	3,060	(1,077)	(8,770)	(965)
Income (loss) from continuing operations	7,769	(1,458)	3,060	(1,077)	(8,770)	(965)
Income (loss) from continuing operations before non-controlling interest	7,342	(1,885)	2,948	(1,189)	(9,199)	(1,394)
Net income (loss) attributable to Liquidmetal Technologies	7,317	(1,910)	2,929	(1,208)	(9,144)	(1,339)

Basic income (loss) per share	$0.06	$(0.01)	$0.03	$(0.01)	$(0.09)	$(0.01)
Diluted income (loss) per share	$0.04	$(0.01)	$0.02	$(0.01)	$(0.09)	$(0.01)

LIQUIDMETAL TECHNOLOGIES, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2011 and 2010
(in thousands, except share and per share data)

3. Summary of Significant Accounting Policies

Principles of Consolidation. The consolidated financial statements include the accounts of Liquidmetal Technologies, Inc. and its special-purpose wholly-owned subsidiaries, Crucible Intellectual Property and Liquidmetal Golf. All intercompany balances and transactions have been eliminated.

Non-controlling interest.  The result of operations attributable to the non-controlling interest of discontinued operations, Liquidmetal Technologies Coatings (“LMC”), are presented within equity and are shown separately from the Company’s equity.

Revenue Recognition. Revenue is recognized pursuant to applicable accounting standards including FASB ASC Topic 605 (“ASC 605”), Revenue Recognition. ASC 605 summarize certain points of the SEC staff’s views in applying generally accepted accounting principles to revenue recognition in financial statements and provide guidance on revenue recognition issues in the absence of authoritative literature addressing a specific arrangement or a specific industry.

The Company’s revenue recognition policy complies with the requirements of ASC 605.  Revenue is recognized when i) persuasive evidence of an arrangement exists, ii) delivery has occurred, iii) the sales price is fixed or determinable, iv) collection is probable and v) all obligations have been substantially performed pursuant to the terms of the arrangement. Revenues primarily consist of the sales and prototyping of Liquidmetal mold and bulk alloys, licensing and royalties for the use of the Liquidmetal brand and bulk Liquidmetal alloys.  Revenue is deferred and included in liabilities when the Company receives cash in advance for goods not yet delivered or if the licensing term has not begun.

License revenue arrangements in general provide for the grant of certain intellectual property rights for patented technologies owned or controlled by the Company. These rights typically include the grant of an exclusive or non-exclusive right to manufacture and/or sell products covered by patented technologies owned or controlled by the Company.  The intellectual property rights granted may be perpetual in nature, extending until the expiration of the related patents, or can be granted for a defined period of time.

Licensing revenues that are one time fees upon the granting of the license are recognized when i) the license term begins in a manner consistent with the nature of the transaction and the earnings process, ii) when collectability is reasonably assured or upon receipt of an upfront fee, and iii) when all other revenue recognition criteria have been met.  Pursuant to the terms of these agreements, the Company has no further obligation with respect to the grant of the license.   Licensing revenues that are related to royalties are recognized as the royalties are earned over the related period.

Cash. The Company considers all highly liquid investments with maturity dates of three months or less when purchased to be cash equivalents. The Company limits the amount of credit exposure to each individual financial institution and places its temporary cash into investments of high credit quality with a financial institution that exceeds federally insured limits.  The Company has not experienced any losses related to these balances and believes its credit risk to be minimal.

Trade Accounts Receivable. The Company grants credit to its customers generally in the form of short-term trade accounts receivable. The creditworthiness of customers is evaluated prior to signing a contract with the customer.  As of December 31, 2011, three customers represented 67%, or $162, of the total outstanding trade accounts receivable.  As of December 31, 2010, there were no customer representing more than 10% of the total outstanding trade accounts receivable.

The allowance for doubtful accounts reflects management's best estimate of probable losses inherent in the trade accounts receivable.  Management primarily determines the allowance based on the aging of accounts receivable balances, historical write-off experience, customer concentrations, customer creditworthiness and current industry and economic trends.  The Company's provisions for uncollectible receivables are included in selling, marketing, general and administrative expense in the accompanying consolidated statements of operations and comprehensive loss.

Property, Plant and Equipment. Property, plant and equipment are stated at cost less accumulated depreciation and amortization. Additions and major renewals are capitalized. Repairs and maintenance are charged to expense as incurred. Upon disposal, the related cost and accumulated depreciation are removed from the accounts, with the resulting gain or loss included in operating income. Depreciation is provided principally on the straight-line method over the estimated useful lives of the assets, which range from one to five years.

Leased property meeting certain criteria is capitalized and the present value of the related lease payments is recorded as a liability. Amortization of capitalized leased assets is provided on the straight-line method over the estimated useful lives of the assets, which is five years.

LIQUIDMETAL TECHNOLOGIES, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2011 and 2010
(in thousands, except share and per share data)

Intangible Assets. Intangible assets consist of the costs incurred to purchase patent rights and costs incurred to internally develop patents and trademarks. Intangible assets are reported net of accumulated amortization. Patents and trademarks are amortized using the straight-line method over a period based on their contractual lives ranging from ten to seventeen years.

Impairment of Long-lived Assets. The Company reviews long-lived assets to be held and used in operations for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may be impaired. An impairment loss is recognized when the estimated fair value of the assets is less than the carrying value of the assets.  The Company recognized $0 and $966 during the years ended December 31, 2011 and 2010, respectively, for impairment of long-lived assets.

Fair Value of Financial Instruments. The estimated fair values of amounts reported in the consolidated financial statements have been determined using available market information and valuation methodologies, as applicable.  The fair value of cash and trade receivables approximate their carrying value due to their short maturities.  The fair value of non-current assets and liabilities approximate their carrying value unless otherwise stated.

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Entities are required to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value based upon the following fair value hierarchy:

Level 1 —	Quoted prices in active markets for identical assets or liabilities;

Level 2 —
Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and

Level 3 —	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The Company has one Level 2 financial instrument, warrant liabilities, that is recorded at fair value on a recurring basis periodically.  The fair value for the warrants as of December 31, 2011 and 2010 was $0 and $1,328, respectively.  The warrant liabilities were recorded at fair value based upon valuation models which utilize relevant factors such as expected life, volatility of the Company’s stock prices, risk free interest and dividend rate (see Note 11).

Research and Development Expenses. Research and development expenses represent salaries, related benefits expense, expenses incurred for the design and testing of new processing methods and other expenses related to the research and development of Liquidmetal alloys. Development costs incurred in research and development activities are expensed as incurred.

Advertising and Promotion Expenses. Advertising and promotion expenses are expensed when incurred. Advertising and promotion expenses were $16 and $0.5, for the years ended December 31, 2011 and 2010, respectively.

Legal Costs. Legal costs are expensed as incurred.

Stock-Based Compensation.  The Company accounts for share-based compensation in accordance with the fair value recognition provisions of FASB ASC Topic 718, Share-based Payment, which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the consolidated financial statements based on their fair values. The fair value of stock options is calculated by using the Black-Scholes option pricing formula that requires estimates for expected volatility, expected dividends, the risk-free interest rate and the term of the option. If any of the assumptions used in the Black-Scholes model change significantly, share-based compensation expense may differ materially in the future from that recorded in the current period. See additional information related to share-based compensation in Note 13.

Income Taxes. Income taxes are provided under the asset and liability method as required by FASB ASC Topic 740, Accounting for Income Taxes. Under this method, deferred income taxes are recognized for the tax consequences of “temporary differences” by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The effect of a tax rate change on deferred taxes is recognized in operations in the period that the change in the rate is enacted. Valuation allowances are established when necessary to reduce net deferred tax assets to the amount expected to be realized.

LIQUIDMETAL TECHNOLOGIES, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2011 and 2010
(in thousands, except share and per share data)

Under the provision of FASB ASC Topic 740, Income Taxes, the Company had no material unrecognized tax benefits and no adjustments to liabilities or operations were required. The Company may recognize interest and penalties related to uncertain tax positions in income tax expense. There was no expense related to interest and penalties for the year ended December 31, 2011.

Translation of Foreign Currency. The Company applies FASB ASC Topic 830, Foreign Currency, for translating foreign currency into US dollars in our consolidation of the financial statements.  Upon consolidation of the Company’s foreign subsidiaries into the Company’s consolidated financial statements, any balances with the subsidiaries denominated in the foreign currency are translated at the exchange rate at their spot rate or average rage for the period being reported. The financial statements of the Company’s discontinued subsidiary, Liquidmetal Technologies, Korea (“LMTK”), have been translated based upon Korean Won as the functional currency.  LMTK’s assets and liabilities were translated using the exchange rate at period end and income and expense items were translated at the average exchange rate for the periods reported. The resulting translation adjustment was included in other comprehensive income (loss) for the year ended December 31, 2010.

Earnings Per Share. Basic earnings per share (“EPS”) is computed by dividing earnings (losses) attributable to common shareholders by the weighted average number of common shares outstanding for the periods. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock.

Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported periods. Actual results could differ from those estimates. These management estimates are primarily related to impairment of long-lived assets, inventory valuation, product warranty, allowance for bad debt account balances, and warrant valuation.

Subsequent Events.  In May 2009, the FASB issued a new accounting standard which established general accounting standards and disclosure for subsequent events.  In accordance with this standard, the Company evaluated subsequent events through the filing of its Annual Report on Form 10-K with the SEC.

Reclassification.  During the years ended December 31, 2010 and 2011, the Company had discontinued and deconsolidated operations of its subsidiaries and had reclassified the related items on its consolidated balance sheets and consolidated statements of operations and comprehensive income (loss) as of December 31, 2010 to conform to the current year presentation (see Note 14).

During the year ended December 31, 2010, the Company had presented the preferred units belonging to its discontinued subsidiary, Liquidmetal Technologies Coatings (“LMC”) as additional paid in capital (see Note 12).  Subsequently, the Company determined that the amount related to the preferred units should have been included in non-controlling interest and had reclassified $1,920 from additional paid-in capital to non-controlling interest on its consolidated balance sheet and statement of shareholders' equity (deficit) as of December 31, 2010.

The Company reclassified $297 of dividends paid in the form of common stock to the holders of its Series A Preferred Stock from accumulated deficit to additional paid-in capital for the year ended December 30, 2010.

Recent Accounting Pronouncements.

In June 2011, the FASB, issued guidance regarding the presentation of comprehensive income. The new guidance eliminates the current option to report other comprehensive income and its components in the statement of changes in equity. Instead, an entity will be required to present either a continuous statement of net income and other comprehensive income or in two separate but consecutive statements.  The updated guidance is effective on a retrospective basis for financial statements issued for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2011. The Company is currently evaluating the impact of this guidance on its financial statements and will adopt the guidance beginning on January 1, 2012.

In May 2011, the FASB issued additional guidance on fair value measurements that clarifies the application of existing guidance and disclosure requirements, changes certain fair value measurement principles and requires additional disclosures about fair value measurements. The updated guidance is effective on a prospective basis for financial statements issued for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2011. The Company is currently evaluating the impact of this guidance on its financial statements and will adopt the guidance beginning on January 1, 2012.

LIQUIDMETAL TECHNOLOGIES, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2011 and 2010
(in thousands, except share and per share data)

In April 2010, the FASB codified the consensus reached in Emerging Issues Task Force Issue No. 08-09, “Milestone Method of Revenue Recognition.” FASB ASU No. 2010-17 “Revenue Recognition – Milestone Method (Topic 605)” provides guidance on defining a milestone and determining when it may be appropriate to apply the milestone method of revenue recognition for research and development transactions. FASB ASU No. 2010 – 17 is effective on a prospective basis for milestones achieved after the adoption date. The Company’s adoption of this guidance on January 1, 2011 did not have a significant impact on its consolidated financial statements.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA and the SEC did not or are not believed by management to have a material impact on the Company's present or future consolidated financial statements.

4.  Significant Transactions

On December 20, 2011, the Company’s former majority owned subsidiary, Liquidmetal Coatings, LLC (“LMC”) entered into a transaction pursuant to which LMC issued and sold additional membership interests to a related party and third-party investors for an aggregate purchase price of $3,000 (the “LMC Investment”).  The LMC Investment was entered into pursuant to a Membership Interest Purchase Agreement between the investors and LMC (the “Purchase Agreement”).  The investors in the LMC Investment were Rockwall Holdings, Inc. (“Rockwall”) and C3 Capital Partners, L.P. and C3 Capital Partners II, L.P. (the “C3 Entities”). The C3 Entities were minority investors in LMC prior to the transaction, and Rockwall is a company controlled by John Kang, a former Chief Executive Officer and Chairman of the Company (see Note 19). As of December 31, 2011, Mr. Kang beneficially owned 5.0% of the Company’s common stock

The transactions contemplated by the Purchase Agreement were deemed to be effective as of November 30, 2011.  In connection with the LMC Investment, the Company and the C3 Entities, agreed to terminate a letter agreement, dated July 30, 2010, under which the Company would have been obligated to contribute additional capital to LMC if requested by LMC.  As a result of the LMC Investment and the termination of such letter agreement, the Company no longer has any contingent obligation to contribute additional capital to LMC and consequently, the Company’s equity interest in LMC was reduced from approximately 72.86% to 0.67%.  However, the Company did not sell any of its own membership interests in LMC in the transaction.  As a result of the reduction in the Company’s percentage interest in LMC, the Company will no longer consolidate LMC’s financial results with the Company’s financial results and previous results of operations are reclassified as discontinued operations for financial reporting purposes.  However, Ricardo Salas, the Company’s Executive Vice President, will continue to serve as a member of LMC’s board of directors.

In connection with the LMC Investment, the Company entered into a Second Amended and Restated Operating Agreement with LMC and other members of LMC, and the Company also entered into a Second Amended and Restated License and Technical Support Agreement with LMC terminating certain technology cross-licenses between LMC and the Company and continuing LMC’s right to use the Liquidmetal trademark in connection with LMC’s business.

On December 1, 2011, the Company entered into a Share Purchase Agreement (the “Share Purchase Agreement”) with LMTK Holdings, Inc. (“LMTK Holdings”) to sell the Company’s former Korean subsidiary and manufacturing facility, Liquidmetal Technologies Korea (“LMTK”), that was discontinued in November 2010.  Under the Share Purchase Agreement, the Company sold all of LMTK’s shares of common stock to LMTK Holdings for an aggregate purchase price of one hundred dollars.  The previous results of operations of LMTK have been included as discontinued operations in the Company’s consolidated financial statements, and as a result of the transaction, the Company will no longer consolidate LMTK’s financial results into the Company’s consolidated financial statements.

In June 2010, the Company created a wholly owned subsidiary, Advanced Metals Materials (“AMM”), in Weihei China as a holding company for certain assets that were acquired in China.  During the first quarter of 2011, AMM started production and manufacturing of certain bulk Liquidmetal alloys.  On August 5, 2011, the Company sold all of the stock of AMM to Innovative Materials Group, which is majority owned by John Kang, the Company’s former Chairman, for $720, of which $200 was paid in the form of a promissory note due August 5, 2012, bearing an interest rate of 8% per annum and is included in notes receivable in the Company’s consolidated balance sheet.  The results of operations of AMM are included as discontinued operations in the Company’s consolidated statements of operations and comprehensive loss (See Note 14).

LIQUIDMETAL TECHNOLOGIES, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2011 and 2010
(in thousands, except share and per share data)

On August 6, 2010, SAGA, SpA in Padova, Italy (“SAGA”), a specialist parts manufacturer, filed a litigation case against the Company claiming damages of $3,200 for payment on an alleged loan and for alleged breach of contract in connection with the formation of joint venture agreement called Liquidmetal SAGA Italy, Srl (“LSI”).  On April 6, 2011 (the “Effective Date”), the Company entered into a Settlement and Equity Interest Purchase Agreement with SAGA pursuant to which (i) the joint venture between the Company and SAGA was terminated, (ii) the Company and SAGA both agreed to cause certain pending legal action against each other to be dismissed with prejudice, (iii) the Company paid SAGA $2,800 in the form of 4,496,429 restricted shares (“Shares”) of the Company’s common stock in exchange for SAGA’s equity interest in LSI, and (iv) the Liquidmetal technology license to LSI was terminated.  As of December 31, 2010, $3,100 was included in accrued liabilities on the Company’s consolidated balance sheet for the settlement and legal fees.

The number of Shares issued to SAGA on the Effective Date was based on the 30 day trailing, volume weighted average price of the Company’s stock as of the Effective Date.  An additional provision of the SAGA Settlement and Equity Interest Purchase Agreement was the obligation of the Company to issue a promissory note to compensate for a decrease in the market price of the Company’s common stock over a six month period from the Effective Date of the settlement.  On October 10, 2011, the Company issued to SAGA a promissory note in the principal amount of $1,712 due October 10, 2012 (“Maturity Date”) bearing interest of 8% per annum to account for the decrease in the market price of the Company’s common stock.  All of the principal and accrued interest is due on the Maturity Date and is included in short-term notes payable in the Company’s consolidated balance sheet as of December 31, 2011.

On August 5, 2010, the Company entered into a license transaction with Apple Inc. (“Apple”) pursuant to which (i) the Company contributed substantially all of its intellectual property assets to a newly organized special-purpose, wholly-owned subsidiary, called Crucible Intellectual Property, LLC (“CIP”), (ii) CIP granted to Apple a perpetual, worldwide, fully-paid, exclusive license to commercialize such intellectual property in the field of consumer electronic products, as defined in the license agreement, in exchange for a license fee, and (iii) CIP granted back to the Company a perpetual, worldwide, fully-paid, exclusive license to commercialize such intellectual property in all other fields of use.  Additionally, in connection with the license transaction, Apple required the Company to complete a statement of work related to the exchange of Liquidmetal intellectual property information.  The Company recognized a portion of the one-time license fee upon receipt of the initial payment and completion of the foregoing requirements under the license transaction.  The remaining portion of the one-time license fee was recognized at the completion of the required statement of work.

Under the agreements relating to the license transaction with Apple, the Company is obligated to contribute all intellectual property that it develops through February 2012 to CIP.  In addition, the Company is obligated to refrain from encumbering any assets subject to the Apple security interest through August 2012 and is obligated to refrain from granting any security in its interest in CIP at any time.  The Company is also obligated to maintain certain limited liability company formalities with respect to CIP at all times after the closing of the license transaction.  If the Company is unable to comply with these obligations, Apple may be entitled to foreclose on such assets.  The Company is in compliance with these obligations as of December 31, 2011.

5. Liquidity and Going Concern Issues

The Company’s cash used by continuing operating activities was $5,063 for the year ended December 31, 2011, while cash provided by continuing operating activities was $12,187 for the year ended December 31, 2010.  The Company’s cash used in investing activities of continuing operations was $178 for the year ended December 31, 2011 primarily from purchase of property and equipment. The Company’s cash provided by financing activities of continuing operations was $13 for the year ended December 31, 2011 primarily from stock options exercises.

Subsequent to December 31, 2011, the Company issued 8% unsecured, bridge promissory notes that are unsecured and are due on demand by Visser Precision Cast, LLC (“Visser”) totaling $750 (see Note 20).

On October 10, 2011, the Company issued a promissory note to SAGA in the principal amount of $1,712 due October 10, 2012 in relation to a settlement agreement the Company signed with SAGA on April 6, 2011 (see Note 4).

We anticipate that our current capital resources, together with anticipated cash from operations, will be sufficient to fund our operations through April 30, 2012.  Following April 30, 2012, we will require additional funding in order to continue operations as a going concern.  Although we are actively pursuing financing transactions, including a private placement deal with Visser, we cannot guarantee that adequate funds will be available when needed and even if available, cannot guarantee that we will achieve favorable terms.  If we raise additional funds by issuing securities, existing stockholders may be diluted.  If funding is insufficient at any time in the future, we will be required to alter or reduce the scope of our operations or to cease our operations entirely.

The Company’s capital requirements during the next twelve months will depend on numerous factors, including the success of existing products either in manufacturing or development, the development of new applications for Liquidmetal alloys, the resources the Company devotes to develop and support its Liquidmetal alloy products, the success of pursuing strategic licensing and funded product development relationships with external partners.

LIQUIDMETAL TECHNOLOGIES, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2011 and 2010
(in thousands, except share and per share data)

6. Trade accounts receivable

Trade accounts receivable from continuing operations were comprised of the following:

	December 31,
	2011	2010
Trade accounts receivable	$241	$49
Less: Allowance for doubtful accounts	-	-
Trade accounts receivable, net	$241	$49

7. Property, Plant and Equipment

Property, plant and equipment consist of the following:

	December 31,
	2011	2010

Machinery and equipment	$1,098	$1,111
Computer equipment	70	734
Office equipment, furnishings, and improvements	187	142
Total	1,355	1,987
Accumulated depreciation	(1,193)	(1,950)
Total property, plant and equipment, net	$162	$37

Depreciation expense for the years ended December 31, 2011 and 2010 were $45 and $31, respectively and is included in the selling, marketing and general and administrative expense in the consolidated statements of operations and comprehensive income (loss).

8. Patents and trademarks, net

Patents and trademarks consist of the following:

	December 31,
	2011	2010

Purchased and licensed patent rights	$566	$566
Internally developed patents	1,664	1,664
Trademarks	91	91
Total	2,321	2,321
Accumulated amortization	$(1,353)	$(1,216)
Total intangible assets, net	$968	$1,105

LIQUIDMETAL TECHNOLOGIES, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2011 and 2010
(in thousands, except share and per share data)

Amortization expense was $137 and $140 for the years ended December 31, 2011 and 2010, respectively.  The estimated aggregate amortization expense for each of the five succeeding years is as follows:

December 31,	Aggregate Amortization Expense
2012	$127
2013	113
2014	98
2015	94
2016	91
Thereafter	445

Accumulated amortization for the years ended December 31, 2011 and 2010 is as follows:

	December 31,
	2011	2010

Purchased and licensed patent rights	$(424)	$(392)
Internally developed patents	(847)	(752)
Trademarks	(82)	(72)
Total	$(1,353)	$(1,216)

The weighted average amortization periods for the years ended December 31, 2011 and 2010 is as follows

	December 31,
	2011	2010

Purchased and licensed patent rights	17	17
Internally developed patents	17	17
Trademarks	10	10

Purchased patent rights represent the exclusive right to commercialize the bulk amorphous alloy and other amorphous alloy technology acquired from California Institute of Technology (“Caltech”), a shareholder, through a license agreement with Caltech and other institutions. All fees and other amounts payable by the Company for these rights and licenses have been paid or accrued in full, and no further royalties, license fees or other amounts will be payable in the future under the License Agreements.

In addition to the purchased and licensed patents, the Company has internally developed patents. Internally developed patents include legal and registration costs incurred to obtain the respective patents. The Company currently holds various patents and numerous pending patent applications in the United States, as well as numerous foreign counterparts to these patents outside of the United States.

9. Other Long-Term Liabilities

The other long-term liabilities balance primarily consists of long term, aged payables to vendors, individuals, and other third parties that have been outstanding for more than 5 years.  The Company is in the process of researching and resolving the balances for settlement and/or writeoff.

10. Short-term debt

Unsecured Promissory Notes

On October 10, 2011, the Company issued to SAGA a promissory note in the principal amount of $1,712 due October 10, 2012 bearing interest of 8% per annum (“Promissory Note”) as part of a settlement agreement entered by the Company and SAGA on April 6, 2011 (“Settlement Agreement”) for a litigation case that was filed by SAGA against the Company on an alleged loan and for alleged breach of contract in connection with the formation of a joint venture (see Note 12).

LIQUIDMETAL TECHNOLOGIES, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2011 and 2010
(in thousands, except share and per share data)

The Settlement Agreement included a payment to SAGA of $2,800 in the form of 4,496,429 restricted shares (“Shares”) of the Company’s common stock.  An additional provision of the Settlement Agreement was the obligation of the Company to issue a promissory note to compensate for a decrease in the market price of the Company’s common stock over a six month period from the Settlement Agreement.  As such, the Company issued the Promissory Note to SAGA to account for the decrease in the market price of the Company’s common stock.

All of the principal and accrued interest is due on the Maturity Date and is included in short-term debt on the Company’s consolidated balance sheet at December 31, 2011.  Interest expense related to the Promissory Note for the year ended December 31, 2011 was $30.

11. Warrant Liabilities

As of December 31, 2011 and 2010, the Company had 44,707,976 and 47,232,459 warrants outstanding, respectively, in connection with preferred stock issuance and notes payable.  The warrants have expiration dates ranging from May 17, 2011 to July 15, 2015 with exercise prices ranging from $0.48 to $1.75.  Pursuant to FASB ASC 815, the Company is required to report the value of its warrants as a liability at fair value and record the changes in the fair value of the warrant liabilities as a gain or loss in its statement of operations due to the price-based anti-dilution rights of warrants.

On November 2, 2010, the Company filed an Amended and Restated Certificate of Designations, Preferences, and Rights (the “Amended Designation”) for its Series A-1 and Series A-2 Preferred Stock.  The Amended Designation was approved by the number of requisite votes from the holders of the Company's Series A Preferred Stock and was filed with the Delaware Secretary of State in accordance with a consent agreement entered into between the Company and the holders of 2/3 of the Series A Preferred Stock (the "Consent Agreement").   The Consent Agreement provided that, in exchange for voting in favor of the Amended Designation, the expiration date of the warrants held by the holders who signed the Consent Agreement would be extended to July 15, 2015 and the price-based anti-dilution rights on such warrants would be removed.

The number of warrants held by the holders who signed the Consent Agreement totaled 40,032,833 shares (the “Consent Warrants”) out of the Company’s total number of warrants of 47,232,459 shares as of the date of the Amended Designation.  The Consent Warrants were initially recorded as liabilities on the Company’s consolidated financial statements in accordance with FASB ASC 815 due to their price-based anti-dilution rights.  Upon the removal of the anti-dilution rights with the Consent Agreement, the Consent Warrants no longer met the criteria under FASB ASC 815 and were reclassified as equity as of the date of the Amended Designation.  The company reclassified $24,438 from warrant liabilities into equity on November 2, 2010.

As of December 31, 2011 and 2010, the Company had 44,707,976 and 47,232,459 warrants outstanding, respectively, and of these, only 4,675,143 and 7,199,626 warrants, respectively, were valued as liabilities under FASB ASC 815.  As of December 31, 2011 and 2010, the Company valued the 4,675,143 and 7,199,626 warrants using the Black-Scholes model and recorded $0 and $1,328, respectively, in warrant liabilities.   The change in fair value of warrants resulted in a gain of $1,328 and a loss of $23,341 for the years ended December 31, 2011 and 2010, respectively.

The fair value of warrants outstanding for the following periods was computed using the Black-Scholes model under the following assumptions:

	December 31,
	2011	2010
Expected life in years	0.01	0.38 - 1.01
Volatility	82%	150%
Risk-free interest rate	0.01%	0.19% - 0.29%
Dividend rate	0	0

LIQUIDMETAL TECHNOLOGIES, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2011 and 2010
(in thousands, except share and per share data)

As of December 31, 2011, outstanding warrants to acquire shares of the Company’s common stock are as follows:

Number of Shares	Exercise Price	Expiration Date

259,073	0.48	January 3, 2012
3,091,381	0.49	January 3, 2012
1,324,689	0.59	January 3, 2012
208,334	0.48	July 15, 2015
39,824,499	0.49	July 15, 2015
44,707,976

12. Shareholders’ Equity (Deficit)

Common stock issuance.  During the year ended December 31, 2011, the Company issued common stock to settle a lawsuit with a former joint venture partner in Italy.

In June 2006, the Company entered into a joint venture agreement with SAGA, SpA in Padova, Italy (“SAGA”), a specialist precision parts manufacturer.  The joint venture was named Liquidmetal SAGA Italy, Srl (“LSI”).  On August 6, 2010, SAGA filed a litigation case against the Company claiming damages of $3,200 for payment on an alleged loan and for alleged breach of contract in connection with the formation of LSI.

On April 6, 2011 (the “Effective Date”), the Company entered into a Settlement and Equity Interest Purchase Agreement with SAGA pursuant to which (i) the joint venture between the Company and SAGA was terminated, (ii) the Company and SAGA both agreed to cause certain pending legal action against each other to be dismissed with prejudice, (iii) the Company paid SAGA $2,800 in the form of 4,496,429 restricted shares (“Shares”) of the Company’s common stock in exchange for SAGA’s equity interest in LSI, and (iv) the Liquidmetal technology license to LSI was terminated.  As of December 31, 2011 and 2010, a total of $0 and $3,100, respectively, were included in accrued liabilities on the Company’s consolidated balance sheets for the settlement and legal fees.

The number of Shares issued to SAGA was based on the 30 day trailing, volume weighted average price of the Company’s stock as of the Effective Date.  An additional provision of the SAGA Settlement and Equity Interest Purchase Agreement was the obligation of the Company to issue a promissory note to compensate for a decrease in the market price of the Company’s common stock over a six month period from the Effective Date of the settlement.  On October 10, 2011, the Company issued to SAGA a promissory note in the principal amount of $1,712 due October 10, 2012 (“Maturity Date”) bearing interest of 8% per annum.  All of the principal and accrued interest is due on the Maturity Date and is included in short-term debt on the Company’s consolidated balance sheet at December 31, 2011.

Preferred stock.  On May 1, 2009, pursuant to a Securities Purchase and Exchange Agreement, the Company issued 500,000 shares of convertible Series A-1 Preferred Stock with an original issue price of $5.00 per share and 2,625,000 shares Series A-2 Preferred Stock with an original issue price of $5.00 per share as part of a financing transaction.  Additionally, the Board of Directors of the Company shall convert each share of the Series A-1 Preferred Stock and Series A-2 Preferred Stock upon receipt of the written notice of the holders of a majority of the then-outstanding shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock, respectively.

In connection with the Series A Preferred Stock issuance, the Company issued warrants to purchase 42,329,407 shares of the Company’s common stock at an exercise price of $0.50 per share, which was subsequently adjusted to $0.49 per share due to an anti-dilution calculation, and an expiration date of January 3, 2012.

In October 2009, the Company entered into an agreement with various investors to issue 180,000 shares of Series A-1 Preferred Stock with identical term as the Series A-1 Preferred Stock issued on May 9, 2009.  In connection with this issuance, the Company issued warrants to purchase up to 4,500,000 shares of common stock with an exercise price of $0.50 per share, which was subsequently adjusted to $0.49 per share due to an anti-dilution calculation, and an expiration date of January 3, 2012.

LIQUIDMETAL TECHNOLOGIES, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2011 and 2010
(in thousands, except share and per share data)

The preferred stock accrued cumulative dividends at an annual rate of 8%, which was payable semi-annually.  In conjunction with the Series A-1 Preferred Stock conversion the Company granted in-kind dividends to the preferred stock holders.  On November 2, 2010, the Company filed an Amended and Restated Certificate of Designations, Preferences, and Rights (the "Amended Designation") for the Company's Series A Preferred Stock.  The Amended Designation was approved by the requisite vote of the holders of the Company's Series A Preferred Stock and was filed with the Delaware Secretary of State in accordance with a Consent Agreement entered into between the Company and the holders of 2/3 of the Series A Preferred Stock (the "Consent Agreement").  The Amended Designation amended the terms of the Series A Preferred Stock by (i) providing that dividends ceased accruing thereon as of June 1, 2010, (ii) the liquidation preference and corresponding conversion value on the Series A Preferred Stock was increased from 1.0 to 1.08 of the sum of the issue price and accrued but unpaid dividends, (iii) the Series A Preferred Stock was now mandatorily convertible at any time at the option of the Company without condition, and (iv) the Series A Preferred Stock will no longer have any price-based anti-dilution rights.  The Consent Agreement provided that, in exchange for voting in favor of the Amended Designation, the warrants held by the holders signing the Consent Agreement (to the extent such warrants were issued in connection with the original issuance of the Series A Preferred Stock) would be extended to an expiration date of July 2015 and the price-based anti-dilution rights on such warrants were removed.  Additionally, the Company shall have the right at any time to redeem the Series A Preferred Stock in whole or in part upon not less than 30 days’ notice at a redemption price equal to the liquidation preference plus any accrued and unpaid dividends.

The Preferred Stock and any accrued and unpaid dividends thereon is convertible, at the option of the holder of the Preferred Stock, into common stock of the Company at a conversion price of $.10 per share in the case of the Series A-1 Preferred Stock and a conversion price of $.22 per share in the case of the Series A-2 Preferred Stock (in both cases subject to adjustments for any stock dividends, splits, combinations and similar events).  As of December 31, 2011 and 2010, the Company has accrued dividends of $571 and $1,063, respectively.

During the years ended December 31, 2011 and 2010, the holders of Series A-1 Preferred Stock converted 412,234 and 21,386 shares of the Series A-1 Preferred Stock, respectively.  The Company has 246,371 and 658,614 shares of the Series A-1 Preferred Stock outstanding at December 31, 2011 and 2010, respectively.  During the years ended December 31, 2011 and 2010, the holders of the Series A-2 Preferred Stock converted 460,366 and 990,517 shares of the Series A-2 Preferred Stock, respectively.  The Company has 1,052,780 and 1,513,146 shares of the Series A-2 Preferred Stock outstanding at December 31, 2011 and 2010, respectively.

Preferred units of discontinued subsidiary.   On February 22, 2008, our discontinued subsidiary, LMC (see Note 14), completed a transaction under which it issued and sold $2,500 in preferred membership units to two minority members of LMC (the “Preferred Units Transaction”).  Immediately following the sale of the preferred membership units, the subscription proceeds (after a 1% transaction fee) were distributed to LMC’s common unit members, and as a result of such distribution, the Company received approximately $1,714 in the distribution.  The preferred units issued by LMC have an accruing priority return of 14% per year that are priority over any distribution made by LMC and may be redeemed at any time within four years of issuance through cash payment or distribution in excess of the 14% priority return.  LMC is required to redeem the preferred units on or before the second anniversary of the issue date and failure to redeem the preferred units at the specified time will result in the preferred unit holders receiving an additional 2% of common membership units per quarter until the preferred units are redeemed in full.  An additional 2,767 common membership units were issued during the year ended December 31, 2010 as a result of LMC’s non-redemption.

On December 15, 2010, the Company and two other members of LMC contributed additional $1,444 into LMC in exchange for additional common unit membership.  The proceeds of the contribution were used to make a distribution to the two holders of the preferred membership units in the aggregate amount of $813, which represented the accrued but unpaid priority return of the preferred units and to redeem an aggregate 381 preferred units owned by the two holders at an aggregate redemption price of $1,194.  As of December 31, 2010, LMC has redeemed $592 of its preferred units and distributed $1,016 in priority return to the preferred unit holders.

The Company had deconsolidated LMC as part of its discontinued operations and the balance of the preferred units of $1,920 was included in gain on disposal of subsidiary, on the consolidated statements of operations and comprehensive income (loss) for the year ended December 31, 2011.  The balance of the preferred units were $0 and $1,920 were included in non-controlling interest on the consolidated balance sheets as of December 31, 2011 and 2010, respectively.

13. Stock Compensation Plan

Under the Company’s 1996 Stock Option Plan (“1996 Company Plan”) the Company could grant to employees, directors or consultants options to purchase up to 12,903,226 shares of common stock. The stock options are exercisable over a period determined by the Board of Directors or the Compensation Committee, but no longer than 10 years.

On April 4, 2002, our shareholders and board of directors adopted the 2002 Equity Incentive Plan (“2002 Equity Plan”). The 2002 Equity Plan provides for the grant of stock options to officers, employees, consultants and directors of the Company and its subsidiaries. In addition, the plan permits the granting of stock appreciation rights with, or independently of, options, as well as stock bonuses and rights to purchase restricted stock. A total of 10,000,000 shares of our common stock may be granted under the 2002 Equity Plan.  As of December 31, 2011, there were 4,676,581 options outstanding under the 2002 Equity Plan.

LIQUIDMETAL TECHNOLOGIES, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2011 and 2010
(in thousands, except share and per share data)

Prior to the approval of the 2002 Equity Plan, options were primarily granted under the Company’s 1996 Stock Option Plan (“1996 Company Plan”). On April 4, 2002, our board of directors terminated the 1996 Company Plan. The termination will not affect any outstanding options under the 1996 Company Plan and all such options will continue to remain outstanding and be governed by the Plan. No additional options may be granted under the 1996 Company Plan. As of December 31, 2011, there were 3,226 options outstanding and exercisable at a weighted average exercise price of $15.00 per share under the 1996 Company Plan.

On April 4, 2002, our shareholders and board of directors adopted the 2002 Non-employee Director Stock Option Plan (“2002 Director Plan”). Only non-employee directors are eligible for grants under the 2002 Director Plan. A total of 1,000,000 shares of the Company’s Common Stock may be granted under the 2002 Director Plan. There were no options outstanding under the 2002 Director Plan as of December 31, 2011.  The 2002 Director Plan terminates in April 2012, unless terminated prior to that date by the Board of Directors.

FASB ASC 718, Compensation – Stock Compensation, requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. Under ASC 718, Company is required to measure the cost of employee services received in exchange for stock options and similar awards based on the grant-date fair value of the award and recognize this cost in the income statement over the period during which an employee is required to provide service in exchange for the award.  The Company recorded $553 and $142 for the years ended December 31, 2011 and 2010, respectively, of non-cash charges for stock compensation related to amortization of the fair value of restricted stock and unvested stock options.

On August 3, 2010, in conjunction with an employment agreement with Thomas Steipp, the Company’s Chief Executive Officer, the Company also granted an aggregate of 6,000,000 restricted shares of the Company’s common stock, which will ratably vest each year over five years.  During the years December 31, 2011 and 2010, the Company recorded $442 and $0, respectively, of compensation expense related to Mr. Steipp’s restricted shares.

The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the assumptions noted in the following table.

	December 31,
	2011	2010

Expected volatility	133.02% - 136.30%	105%
Expected dividends	-	-
Expected term (in years)	6.50	6.00
Risk-free rate	2.56% - 2.87%	3.08%

Expected volatilities are based on historical volatility expected over the expected life of the options.  The Company uses historical data to estimate option exercise and employee termination within the valuation model. The expected term of options granted represents the period of time that options granted are expected to be outstanding.  Forfeitures rates ranging from 5.0% to 28.3% were used for year ended December 31, 2011 and forfeiture rates ranging from 5.0% to 31.1% were used for the year ended December 31, 2010.  The risk free rate for period within the expected life of the options is based on U.S. Treasury rates in effect at the time of grant.

LIQUIDMETAL TECHNOLOGIES, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2011 and 2010
(in thousands, except share and per share data)

The following table summarizes the Company’s stock option transactions for the years ended December 31, 2011 and 2010:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
				(in thousands)
Options outstanding at December 31, 2009	5,166,385	2.26
Granted	3,080,000	0.12
Exercised	-	-
Forfeited	(77,000)	0.25
Expired	(1,696,422)	4.54
Options outstanding at December 31, 2010	6,472,963	0.67
Granted	40,000	0.55
Exercised	(102,000)	0.12
Forfeited	(400,000)	0.50
Expired	(1,331,156)	1.64
Options outstanding at December 31, 2011	4,679,807	$0.42	6.9	$56
Options exercisable at December 31, 2011	2,160,907	$0.72	5.3	$15
Options vested or expected to vest at December 31, 2011	3,576,610	$0.50	6.5	$38

The following table summarizes the Company’s stock options outstanding and exercisable by ranges of option prices as of December 31, 2011:

Options Outstanding				Options Exercisable
Range of Exercise Prices	Numbers of options Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number of Options Exercisable	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price

$0.00 - $ 3.00	4,664,000	6.95	$0.39	2,145,100	5.27	$0.67
3.01 - 6.00	10,000	1.33	4.57	10,000	1.33	4.57
6.01 - 9.00	-	-	-	-	-	-
9.01 - 12.00	-	-	-	-	-	-
12.01 - 15.00	5,807	0.26	15.00	5,807	0.26	15.00

Total	4,679,807			2,160,907

The Company’s non-vested options at the beginning and ending of fiscal year 2011 had a weighted-average grant-date fair value of $0.21 and $0.16 per option, respectively.

14.  Discontinued Operations and Long-Lived Assets to be Disposed Of

LMC.  On December 20, 2011, the Company’s former majority owned subsidiary, Liquidmetal Coatings, LLC (“LMC, entered into a transaction pursuant to which LMC issued and sold additional membership interests to a related party and to third-party investors for an aggregate purchase price of $3,000 (the “LMC Investment”).  The LMC Investment was entered into pursuant to a Membership Interest Purchase Agreement between the investors and LMC (the “Purchase Agreement”).  The investors in the LMC Investment were Rockwall Holdings, Inc. (“Rockwall”) and C3 Capital Partners, L.P. and C3 Capital Partners II, L.P. (the “C3 Entities”). The C3 Entities were minority investors in LMC prior to the transaction, and Rockwall is a company controlled by John Kang, a former Chief Executive Officer and Chairman of the Company (see Note 19). As of December 31, 2011, Mr. Kang beneficially owned 5.0% of the Company’s common stock.

The transactions contemplated by the Purchase Agreement were deemed to be effective as of November 30, 2011.  In connection with the LMC Investment, the Company and C3 Entities, agreed to terminate a letter agreement, dated July 30, 2010, under which the Company would have been obligated to contribute additional capital to LMC if requested by LMC.  As a result of the LMC Investment and the termination of such letter agreement, the Company no longer has any contingent obligation to contribute additional capital to LMC and consequently, the Company’s equity interest in LMC was reduced from approximately 72.86% to 0.67%.  However, the Company did not sell any of its own membership interests in LMC in the transaction.  As a result of the reduction in the Company’s percentage interest in LMC, the Company will no longer consolidate LMC’s financial results with the Company’s financial results and are included as discontinued operations for financial reporting purposes.  However, Ricardo Salas, the Company’s Executive Vice President, will continue to serve as a member of LMC’s board of directors.

LIQUIDMETAL TECHNOLOGIES, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2011 and 2010
(in thousands, except share and per share data)

Summarized operating results of LMC’s discontinued operations are as follows:

	December 31,
	2011	2010
Revenue	$9,732	$9,794
Gain on disposal of subsidiary, net	11,227	-
Loss from discontinued operations	(335)	(55)

The $11,227 gain on disposal of subsidiary was primarily due to write-off of LMC’s net liabilities.  Loss from discontinued operations represented the net operating loss of the subsidiary.

As of December 31, 2010, the assets and liabilities of LMC are included in net liabilities of discontinued operations in the accompanying consolidated balance sheets and consist of the following:

December 31,
2010
Assets
Accounts receivable	$1,682
Inventories	1,009
Prepaid expenses and other current assets	392
Property, plant and equipment, net	759
Intangibles	16
Other assets	120
Total	$3,978

December 31,
2010
Liabilities
Accounts payable	$(1,423)
Accrued liabilities	(2,415)
Short-term debt	(480)
Long-term debt, net of discounts	(7,962)
Total	$(12,280)

There were no balances as of December 31, 2011 due to the deconsolidation of LMC.

AMM.  In June 2010, the Company created a wholly owned subsidiary, Advanced Metals Materials (“AMM”), in Weihei China as a holding company for certain assets that were acquired in China.  During the first quarter of 2011, AMM started production and manufacturing of certain bulk Liquidmetal alloys.  On August 5, 2011, the Company sold all of the stock of AMM to Innovative Materials Group, which is majority owned by John Kang, the Company’s former Chairman, for $720, of which $200 was paid in the form of a promissory note due August 5, 2012, bearing an interest rate of 8% per annum and is included in notes receivable in the Company’s consolidated balance sheet at December 31, 2011. The results of operations of AMM are included as discontinued operations for financial reporting purposes.

LIQUIDMETAL TECHNOLOGIES, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2011 and 2010
(in thousands, except share and per share data)

Summarized operating results of AMM’s discontinued operations are as follows:

	December 31,
	2011	2010
Revenue	$200	$-
Gain on disposal of subsidiary, net	370	-
Loss from discontinued operations, net	(370)	-

The $370 gain on disposal of subsidiary was primarily due to $720 of proceeds less the write off net investment in AMM of $350.   Loss from discontinued operations represented the net operating loss of the subsidiary.

LMTK.  In 2003, the Company set up a manufacturing plant in South Korea, Liquidmetal Technologies Korea (“LMTK”), to handle its bulk Liquidmetal alloys business which included manufacturing and selling components made out of bulk alloys.  During 2010 and in the prior years, LMTK experienced net losses as a result of continuing economic downturn.  These losses and uncertainty surrounding its future cash flows, led the Company to evaluate its investment for recoverability. As a result, in November 2010, the Company decided to discontinue LMTK’s operations.

On December 1, 2011, the Company entered into a Share Purchase Agreement (the “Share Purchase Agreement”) with LMTK Holdings, Inc. (“LMTK Holdings”) to sell LMTK.  Under the Share Purchase Agreement, the Company sold all of LMTK’s shares of common stock to LMTK Holdings for an aggregate purchase price of one hundred dollars.  The results of operations of LMTK have been included as discontinued operations in the Company’s consolidated statements of operations and comprehensive loss.

Summarized operating results of LMTK’s discontinued operations are as follows:

	December 31,
	2011	2010
Revenue	$-	$3
Gain on disposal of subsidiary, net	512	-
Loss from discontinued operations	(58)	(2,623)

The $512 gain on disposal of subsidiary was primarily due to the net write-off of assets and foreign exchange accounts.  Loss from discontinued operations was primarily due to legal fees incurred for the sale of the subsidiary.

The assets and liabilities of LMTK are included in net assets of discontinued operations in the accompanying consolidated balance sheets and consist of the following:

December 31,
2010
Assets
Restricted cash	$46
Inventories	86
Prepaid expenses and other current assets	375
Property, plant and equipment, net	3,288
Other assets	49
Total assets of LMTK	$3,844

Liabilities
Accounts payable	$(2,404)
Accrued liabilities	(702)
Total liabilities of LMTK	$(3,106)

There were no balances as of December 31, 2011 due to the sale of LMTK.

LIQUIDMETAL TECHNOLOGIES, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2011 and 2010
(in thousands, except share and per share data)
15. Income Taxes

Significant components of deferred tax assets are as follows:

	Years Ended December 31,
	2011	2010
Loss carry forwards	$55,998	$46,089

Other	606	701
Total deferred tax asset	56,604	46,790

Valuation allowance	(56,604)	(46,790)
Total deferred tax asset, net	$--	$--

The following table accounts for the differences between the expected federal tax benefit (based on the statutory U.S. federal income tax rate of 34%) and the actual tax provision:

	Years Ended December 31,
	2011	2010

Expected federal tax benefit	(34)%	(34)%
Permanet Items	8.9%	26.3%
Net operating loss utilized or expired	3.6%	5.5%
Increase (decrease) in valuation allowance and others	21.6%	2.3%
Total tax provision	0%	0%

As of December 31, 2011, the Company had approximately $114M of net operating loss (“NOL”) carryforwards for U.S. federal income tax purposes expiring in 2012 through 2031. In addition, the Company has California state NOL carryforwards of approximately $70M expiring in 2012 through 2031. The Company and Liquidmetal Golf, Inc. filed on a separate company basis for federal income tax purposes.  Accordingly, the federal NOL carryforwards of one legal entity are not available to offset federal taxable income of the other. Liquidmetal Golf, Inc. had approximately $38 in federal NOL carryforwards, expiring in 2012 through 2027.

As of December 31, 2011, the Company had approximately $189K of Research & Development (“R&D”) credit carryforwards for U.S. federal income tax purposes expiring in 2021 through 2030.  In addition, the Company has California R&D credit carryforwards of approximately $245K, which do not expire under current California law.

Section 382 of the Internal Revenue Code (“IRC”) imposes limitations on the use of NOL’s and credits following changes in ownership as defined in the IRC. The limitation could reduce the amount of benefits that would be available to offset future taxable income each year, starting with the year of an ownership change. The Company has not completed the complex analysis required by the IRC to determine if an ownership change has occurred.

The ability to realize the tax benefits associated with deferred tax assets, which includes benefits related to NOL’s, is principally dependent upon the Company’s ability to generate future taxable income from operations.  The Company has provided a full valuation allowance for its net deferred tax assets due to the Company’s net operating losses.

The Company adopted the provisions of FASB ASC Topic 470 – Income Taxes. At the adoption date and as of December 31, 2011, the Company had no material unrecognized tax benefits and no adjustments to liabilities or operations were required. The Company recognizes interest and penalties related to uncertain tax positions in income tax expense which were $0 for the year ended December 31, 2011 and 2010.

LIQUIDMETAL TECHNOLOGIES, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2011 and 2010
(in thousands, except share and per share data)

Tax years 2010 and 1999 through 2010 are subject to examination by the federal and state taxing authorities, respectively.

16. Income (Loss) Per Common Share

Basic earnings per share (“EPS”) is computed by dividing earnings (loss) attributable to common shareholders by the weighted average number of common shares outstanding for the periods. Diluted EPS reflects the potential dilution of securities that could share in the earnings.

During the year ended December 31, 2010, the Company recorded $653 as dividend accrual for the Series A Preferred Stock (see Note 12).  As a result, basic net loss per share for the year ended December 31, 2010 is calculated by dividing the net loss attributable common shareholders shown below by the weighted average share of common stock during the period as follows:

	Years Ended December 31,
	2011	2010
Amounts attributable to Liquidmetal Technologies, Inc. common shareholders

Net income (loss)	6,155	(17,643)
Preferred stockholders dividends	-	(653)
Net income (loss) available (attributable) to common stockholders	6,155	(18,296)

Basic income (loss) per share	0.05	(0.28)

Diluted income (loss) per share	0.04	(0.28)

Number of weighted average shares - basic	118,523,228	64,965,375
Number of weighted average shares - diluted	163,292,496	64,965,375

Basic and diluted net loss per common share was the same for the year ended December 31, 2010, as the impact of all potentially dilutive securities outstanding was anti-dilutive.  The following were outstanding at December 31, 2011 and were included in the computation of diluted EPS for the year ended December 31, 2011.

	For the Years Ended December 31,
	2011	2010

Weighted average basic shares	118,523,228	64,965,375
Effect of dilutive securities:
Stock options ("in the money")	2,203,443	-
Warrants ("in the money")	-	-
Conversion of preferred stocks and dividends	42,565,825	-

Weighted average diluted shares	163,292,496	64,965,375

17. Commitments and Contingencies

Operating Leases

The Company leases its offices and warehouse facilities under various lease agreements, certain of which are subject to escalations based upon increases in specified operating expenses or increases in the Consumer Price Index. As of December 31, 2011 and 2010, the Company has recorded $22 and $0, respectively, of deferred rent expenses.  Future minimum lease payments under non-cancelable operating leases during subsequent years are as follows:

LIQUIDMETAL TECHNOLOGIES, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2011 and 2010
(in thousands, except share and per share data)
December 31,	Minimum Payments

2012	$192
2013	197
2014	221
2015	227
2016	77
Total	$914

Rent expense was $225 and $262 for the years ended December 31, 2011 and 2010, respectively.

18.     401(k) Savings Plan

The Company has a tax-qualified employee savings and retirement plan, or 401(k) plan.  Under the U.S. based 401 (k) plan, participants may elect to reduce their current compensation, on a pre-tax basis, by up to 15% of their taxable compensation or of the statutorily prescribed annual limit, whichever is lower, and have the amount of the reduction contributed to the 401(k) plan. The 401(k) plan permits the Company, in its sole discretion, to make additional employer contributions to the 401(k) plan. However, the Company did not make employer contributions to the 401(k) plan during any of the periods presented in the accompanying consolidated financial statements.

19. Related Party Transactions

On August 1, 2010, the Company entered into an agreement with John Kang, the Company’s former Chairman, to provide consulting services.  The Company terminated this agreement as of July 31, 2011.  The Company incurred $210 and $102 for his services during the years ended December 31, 2011 and 2010, respectively.

On October 14, 2010, the Company signed an agreement with Innovative Materials Group, LLC (“IMG”), a California limited liability company, which is majority owned by Mr. Kang.  Under the agreement, the Company received a deposit of $520 from IMG to purchase on behalf of IMG, machinery and equipment located in China.  The transaction was based on the potential negotiation and completion of a non-exclusive license agreement with IMG under which the machinery and equipment would be transferred to IMG either directly or through the transfer of ownership of the Company’s Chinese subsidiary, Advanced Metals Materials (“AMM”), that owns the equipment (See Note 1).  On August 5, 2011, the Company signed a Stock Purchase Agreement (the “Stock Purchase Agreement”) with IMG to sell all of the stock of AMM for $720 (the “Purchase Price”) where IMG will apply to the payment of the Purchase Price the $520 deposit previously paid to the Company and the $200 balance of the Purchase Price will be paid in the form of a Promissory Note due August 5, 2012, bearing an interest rate of 8% per annum.   The $200 notes receivable is included in notes receivable in the Company’s consolidated balance sheet at December 31, 2011.  Interest shall accrue and be paid at maturity along with the principal balance.

In conjunction with the Stock Purchase Agreement, the Company also entered into a License Agreement (the “License Agreement”) with IMG to license certain patents and technical information for the limited purpose of manufacturing certain licensed products with the Company’s existing first generation, die cast machines, as defined by the License Agreement (the “Licensed Products”).  The license agreement grants a non-exclusive license to certain product categories listed in the License Agreement, as well as an exclusive license to specific types of consumer eyewear products.  The License Agreement obligates IMG to pay the Company a running royalty based on its sales of Licensed Products, and the license will expire on August 5, 2021.  The Company recognized $19 in royalty revenues from IMG during the year ended December 31, 2011.

On December 20, 2011, Rockwall Holdings, Inc., a company controlled by Mr. Kang, entered into a transaction as one of the primary investors in Liquidmetal Coatings, LLC (“LMC”), our former subsidiary (see Note 4).  As of December 31, 2011, Mr. Kang beneficially owned 5.0% of the Company’s common stock.

During the year ended December 31, 2011, the Company incurred $154 in legal fees to defend Mr. Kang, as the former Representative Director of our Korean subsidiary, against allegations relating to the Company’s Korean subsidiary’s involvement in customs reporting violations in South Korea that allegedly occurred in 2007 and 2008.  There were no such expenses for year ended December 31, 2010.

LIQUIDMETAL TECHNOLOGIES, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2011 and 2010
(in thousands, except share and per share data)

In October 2009, Thomas Steipp, the Company’s President and Chief Executive Officer, Ricardo Salas, the Company’s Vice President and Director, Tony Chung, the Company’s Chief Financial Officer, and Mr. Kang acquired a total of 100,000 shares of the Company’s Series A-1 Preferred Stock and warrants to purchase 2,500,000 shares of the Company’s common stock for an aggregate cash price of $495.  The Series A-1 Preferred Stock is convertible into the Company’s common stock at a conversion price of $0.10 per common share.  Furthermore, the warrants can be exercised for shares of the Company’s common stock at an exercise price of $0.49 per share and will expire on July 31, 2015. In April 2011, Mr. Steipp converted his 20,000 shares of Series A-1 Preferred Stock into a total of 1,130,688 shares of the Company’s common stock, including dividends received in the form of common stock.  In July 2011, Mr. Salas and Mr. Kang converted 50,000 and 19,000 respective shares of Series A-1 Preferred Stock into a total of 2,826,720 and 1,074,154 shares of the Company’s common stock, including dividends received in the form of common stock.  As of December 31 2011, Mr. Steipp and Salas are greater-than-5% beneficial owners of the Company.

In May 2009, the Company completed a transaction in which (i) the holders of the Company’s 8% Convertible Subordinated Notes exchanged such notes for a combination of new 8% Senior Secured Convertible Notes and shares of a new series of convertible preferred stock designated as “Series A-2 Preferred Stock,” together with warrants thereon, and (ii) certain investors purchased, for an aggregate purchase price of $2,500, shares of a new series of convertible preferred stock designated as “Series A-1 Preferred Stock” (See Note 12).   The lead investors in this transaction were Carlyle Liquid, LLC and Carlyle Liquid Holdings, LLC (the "Carlyle Entities"), which were organized by Abdi Mahamedi, the Company’s Chairman.  Mr. Mahamedi became a greater-than-5% beneficial owner of the Company by reason of the May 2009 transaction and remained as such as of December 31, 2011.

As of December 31, 2011, James Kang, the brother of John Kang and Soo Buchanan, the sister of John Kang and wife of the Company’s Vice President of Investor Relations, are greater-than-5% beneficial owner of the Company.

The Company has an exclusive license agreement with LLPG, Inc. (“LLPG”), a corporation owned principally by Jack Chitayat, former director of the Company who ceased to be director in 2005.  Under the terms of the agreement, LLPG has the right to commercialize Liquidmetal alloys, particularly precious-metal based compositions, in jewelry and high-end luxury product markets.  The Company, in turn, will receive royalty payments over the life of the contract on all Liquidmetal products produced and sold by LLPG.    The exclusive license agreement with LLPG expires on December 31, 2021.  There were no revenues recognized from product sales and licensing fees from LLPG during the years ended December 31, 2011 and 2010.  There are no outstanding trade receivables due from LLPG as of December 31, 2011 and 2010.  As of December 31, 2011, Mr. Chitayat is a greater-than-5% beneficial owner of the Company.

On July 1, 2009, the Company entered into an agreement with Mr. Chitayat to provide consulting services to the Company for a period of one year (the “Consulting Agreement”).  The Company granted to Mr. Chitayat an option to purchase 750,000 shares of common stock for services performed under the Consulting Agreement.  The stock option, which vested ratably on a monthly basis during the term of the Consulting Agreement, has an exercise price of $0.50 per share and will expire on July 15, 2015.

On August 6, 2010, the Company paid $360 to LLPG as a fee related to a modification of its existing exclusive license agreement in connection with the Apple licensing agreement.

20. Subsequent Event

On January 17, 2012, February 27, 2012 and March 28, 2012, the Company issued an 8% unsecured, bridge promissory note to Visser Precision Cast, LLC (“Visser”) due upon demand in the amount of $200, $200 and $350, respectively.  The promissory notes totaling $750 remain outstanding as of the filing date of this report.

LIQUIDMETAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except par value and share data)

	March 31,	December 31,
	2012	2011
	(Unaudited)	(Audited)
ASSETS

Current assets:
Cash	$297	$122
Trade accounts receivable, net of allowance of $0 and $0, respectively	194	241
Related party notes receivable	200	200
Prepaid expenses and other current assets	177	248
Total current assets	$868	$811
Property, plant and equipment, net	150	162
Patents and trademarks, net	965	968
Other assets	36	52
Total assets	$2,019	$1,993

LIABILITIES AND SHAREHOLDERS' DEFICIT

Current liabilities:
Accounts payable	1,041	803
Accrued liabilities	231	457
Accrued dividends	222	571
Deferred revenue	48	67
Short-term debt	2,462	1,712
Total current liabilities	$4,004	$3,610

Other long-term liabilities	857	609
Total liabilities	$4,861	$4,219

Shareholders' deficit:
Convertible, redeemable Series A Preferred Stock, $0.001 par value; 10,000,000shares authorized; 506,936 and 1,299,151 shares issued and outstanding at March 31, 2012 and December 31, 2011, respectively	-	1
Common stock, $0.001 par value; 300,000,000 shares authorized; 160,137,306 and 134,467,554 shares issued and outstanding at March 31, 2012and December 31, 2011, respectively	156	130
Warrants	24,438	24,438
Additional paid-in capital	149,490	149,064
Accumulated deficit	(176,926)	(175,859)
Total shareholders' deficit	$(2,842)	$(2,226)

Total liabilities and shareholders' deficit	$2,019	$1,993

The accompanying notes are an integral part of the consolidated financial statements.

LIQUIDMETAL TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(in thousands, except per share and share data)
(unaudited)

	For the Three Months Ended March 31,
	2012	2011
		(Restated)
Revenue
Products	$183	$123
Licensing and royalties	13	381
Total revenue	196	504

Cost of sales	81	106
Gross profit	115	398

Operating expenses
Selling, marketing, general and administrative	959	1,026
Research and development	188	324
Total operating expenses	1,147	1,350
Operating loss from continuing operations	(1,032)	(952)

Change in value of warrants, loss	-	(11)
Other income	-	5
Interest expense	(39)	(15)
Interest income	4	8

Loss from continuing operations before income taxes	(1,067)	(965)

Income taxes	-	-

Loss from continuing operations	(1,067)	(965)

Discontinued operations:
Loss from operations of discontinued operations, net of taxes	-	(429)

Net loss	(1,067)	(1,394)

Other comprehensive income:
Foreign exchange translation gain during the period	-	55
Comprehensive loss	$(1,067)	$(1,339)

Per common share basic and diluted:

Loss from continuing operations	$(0.01)	$(0.01)
Loss from discontinued operations	-	-
Basic and diluted loss per share	$(0.01)	$(0.01)

Number of weighted average shares - basic and diluted	153,707,246	93,695,377

The accompanying notes are an integral part of the consolidated financial statements.

LIQUIDMETAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF SHAREHOLDERS' DEFICIT
For the Three Months Ended March 31, 2012
(in thousands, except share data)
(unaudited)

	Preferred Shares	Common Shares	Preferred Stock	Common Stock	Warrants	Additional Paid-in Capital	Accumulat- ed Deficit	Total
Balance, December 31, 2011	1,299,151	134,467,554	$1	$130	$24,438	$149,064	$(175,859)	$(2,226)

Conversion of preferred stock	(792,215)	25,669,752	(1)	26		(25)		-
Stock-based compensation						24		24
Restricted stock issued to officer						78		78
Dividend distribution						349		349
Net loss							(1,067)	(1,067)

Balance, March 31, 2012	506,936	160,137,306	-	156	24,438	149,490	(176,926)	(2,842)

The accompanying notes are an integral part of the consolidated financial statements.

LIQUIDMETAL TECHNOLOGIES, INC.  AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
 (unaudited)

	Three Months Ended March, 31
	2012	2011
		(Restated)
Operating activities:
Net loss	$(1,067)	$(1,394)
Add: Loss from operations of discontinued operations	-	429
Net loss attributable to continuing operations	$(1,067)	$(965)

Adjustments to reconcile loss from continuing operations to net cash used for operating activities:
Loss attributable to noncontrolling interest of discontinued subsidiary	-	11
Depreciation and amortization	50	40
Stock-based compensation	102	44
Loss from change in value of warrants	-	11

Changes in operating assets and liabilities:
Trade accounts receivable	47	(72)
Inventories	-	7
Prepaid expenses and other current assets	71	632
Other assets	16	(129)
Accounts payable and accrued expenses	12	(533)
Deferred revenue	(19)	-
Other liabilities	248	(60)
Net cash used in continuing operations	(540)	(1,014)
Changes in net assets and liabilities of discontinued operations	-	(1,297)
Net cash used in operating activities	(540)	(2,311)

Investing Activities:
Purchases of property and equipment	-	(28)
Investment in patents and trademarks	(35)	-
Net cash used in investing activities	(35)	(28)

Financing Activities:
Proceeds from borrowings	750	-
Net cash provided by financing activities of continuing operations	750	-
Net cash provided by financing activities of discontinued operations	-	478
Net cash provided by financing activities	750	478

Effect of foreign exchange translation	-	100
Net (decrease) increase in cash and cash equivalents	175	(1,761)

Cash and cash equivalents at beginning of period	122	5,072
Cash and cash equivalents at end of period	$297	$3,311

The accompanying notes are an integral part of the consolidated financial statements.

LIQUIDMETAL TECHNOLOGIES AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Three Months Ended March 31, 2012 and 2011
(in thousands, except share data)
(unaudited)

1.  Description of Business

Liquidmetal Technologies, Inc. (the “Company”) is a materials technology company that develops and commercializes products made from amorphous alloys.  The Company’s family of alloys consists of a variety of bulk alloys and composites that utilizes the advantages offered by amorphous alloys technology.  The Company designs, develops and sells products and components from bulk amorphous alloys to customers in various industries. The Company also partners with third-party manufacturers and licensees to develop and commercialize Liquidmetal alloy products.  The Company believes that its proprietary bulk alloys are the only commercially viable bulk amorphous alloys currently available in the marketplace.

Amorphous alloys are in general unique materials that are distinguished by their ability to retain a random atomic structure when they solidify, in contrast to the crystalline atomic structure that forms in other metals and alloys when they solidify.  Liquidmetal alloys are proprietary amorphous alloys that possess a combination of performance, processing, and potential cost advantages that the Company believes will make them preferable to other materials in a variety of applications. The amorphous atomic structure of bulk alloys enables them to overcome certain performance limitations caused by inherent weaknesses in crystalline atomic structures, thus facilitating performance and processing characteristics superior in many ways to those of their crystalline counterparts. For example, in laboratory testing, zirconium-titanium Liquidmetal alloys are approximately 250% stronger than commonly used titanium alloys such as Ti-6Al-4V, but they also have some of the beneficial processing characteristics more commonly associated with plastics. The Company believes these advantages could result in Liquidmetal alloys supplanting high-performance alloys, such as titanium and stainless steel, and other incumbent materials in a wide variety of applications. Moreover, the Company believes these advantages could enable the introduction of entirely new products and applications that are not possible or commercially viable with other materials.

The Company’s revenues are derived from i) selling bulk Liquidmetal alloy products, which include non-consumer electronic devices, aerospace parts, medical products, and sports and leisure goods, ii) selling tooling and prototype parts such as demonstration parts and test samples for customers with products in development; and iii) product licensing and royalty revenue.  The Company is currently converting from a research and development and prototyping business to a general production business of selling commercial parts, and in the future, we expect to have the largest portion of our revenues in the Liquidmetal alloy products category.

2.  Basis of Presentation and Recent Accounting Pronouncements

The accompanying unaudited interim consolidated financial statements as of and for the three months ended March 31, 2012 have been prepared in accordance with accounting principles generally accepted in the United States of America (“generally accepted accounting principles”) for interim financial information and with the instructions to Form 10-Q.  Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements.  In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included.  All intercompany balances and transactions have been eliminated.  Operating results for the three months ended March 31, 2012 are not necessarily indicative of the results that may be expected for any future periods or the year ending December 31, 2012.  The accompanying unaudited consolidated financial statements should be read in conjunction with the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2012.

Revenue Recognition

Revenue is recognized pursuant to applicable accounting standards including FASB ASC Topic 605 (“ASC 605”), Revenue Recognition. ASC 605 summarize certain points of the SEC staff’s views in applying generally accepted accounting principles to revenue recognition in financial statements and provide guidance on revenue recognition issues in the absence of authoritative literature addressing a specific arrangement or a specific industry.

The Company’s revenue recognition policy complies with the requirements of ASC 605.  Revenue is recognized when i) persuasive evidence of an arrangement exists, ii) delivery has occurred, iii) the sales price is fixed or determinable, iv) collection is probable and v) all obligations have been substantially performed pursuant to the terms of the arrangement. Revenues primarily consist of the sales and prototyping of Liquidmetal mold and bulk alloys, licensing and royalties for the use of the Liquidmetal brand and bulk Liquidmetal alloys.  Revenue is deferred and included in liabilities when the Company receives cash in advance for goods not yet delivered or if the licensing term has not begun.

License revenue arrangements in general provide for the grant of certain intellectual property rights for patented technologies owned or controlled by the Company. These rights typically include the grant of an exclusive or non-exclusive right to manufacture and/or sell products covered by patented technologies owned or controlled by the Company.  The intellectual property rights granted may be perpetual in nature, extending until the expiration of the related patents, or can be granted for a defined period of time.

LIQUIDMETAL TECHNOLOGIES AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Three Months Ended March 31, 2012 and 2011
(in thousands, except share data)
(unaudited)

Licensing revenues that are one time fees upon the granting of the license are recognized when i) the license term begins in a manner consistent with the nature of the transaction and the earnings process, ii) when collectability is reasonably assured or upon receipt of an upfront fee, and iii) when all other revenue recognition criteria have been met.  Pursuant to the terms of these agreements, the Company has no further obligation with respect to the grant of the license.   Licensing revenues that are related to royalties are recognized as the royalties are earned over the related period.

Fair Value of Financial Instruments

The estimated fair values of amounts reported in the consolidated financial statements have been determined using available market information and valuation methodologies, as applicable.  The fair value of cash and trade receivables approximate their carrying value due to their short maturities.  The fair value of non-current assets and liabilities approximate their carrying value unless otherwise stated.

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Entities are required to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value based upon the following fair value hierarchy:

Level 1 —	Quoted prices in active markets for identical assets or liabilities;

Level 2 —
Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and

Level 3 —	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The Company has one Level 2 financial instrument, warrants that are recorded at fair value on a periodic basis. Warrants are evaluated under the hierarchy of FASB ASC Subtopic 480-10, FASB ASC Paragraph 815-25-1 and FASB ASC Subparagraph 815-10-15-74 addressing embedded derivatives. The fair value of such warrants is estimated using the Black-Scholes option pricing model. Any warrant liability is classified in accordance with the FASB Staff Position (FSP) No. 150-5, Issuer's Accounting under Statement No. 150 for Freestanding Warrants and Other Similar Instruments on Shares that are Redeemable ('FSP No. 15-5", now incorporated into and superseded by FASB ASC 480-10-25-9 and 25-13, Obligations to Repurchase Issuer's Equity Shares by Transferring Assets). (see Note 9).

Recent Accounting Pronouncements

In June 2011, the FASB, issued guidance regarding the presentation of comprehensive income. The new guidance eliminates the current option to report other comprehensive income and its components in the statement of changes in equity. Instead, an entity will be required to present either a continuous statement of net income and other comprehensive income or in two separate but consecutive statements.  The updated guidance is effective on a retrospective basis for financial statements issued for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2011. The Company has adopted the guidance beginning on January 1, 2012.

In May 2011, the FASB issued additional guidance on fair value measurements that clarifies the application of existing guidance and disclosure requirements, changes certain fair value measurement principles and requires additional disclosures about fair value measurements. The updated guidance is effective on a prospective basis for financial statements issued for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2011.  The Company has adopted the guidance beginning on January 1, 2012.

In April 2010, the FASB codified the consensus reached in Emerging Issues Task Force Issue No. 08-09, “Milestone Method of Revenue Recognition.” FASB ASU No. 2010-17 “Revenue Recognition – Milestone Method (Topic 605)” provides guidance on defining a milestone and determining when it may be appropriate to apply the milestone method of revenue recognition for research and development transactions. FASB ASU No. 2010 – 17 is effective on a prospective basis for milestones achieved after the adoption date. The Company’s adoption of this guidance on January 1, 2011 did not have a significant impact on its consolidated financial statements.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA and the SEC did not or are not believed by management to have a material impact on the Company's present or future consolidated financial statements.

LIQUIDMETAL TECHNOLOGIES AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Three Months Ended March 31, 2012 and 2011
(in thousands, except share data)
(unaudited)

3.  Significant Transactions

On January 17, 2012, February 27, 2012 and March 28, 2012, the Company issued 8% unsecured, bridge promissory notes to Visser Precision Cast, LLC (“Visser”) due upon demand in the amount of $200, $200 and $350, respectively.  The promissory notes totaling $750 remain outstanding as of March 31, 2012 and is included in Short Term Debt.  On April 25, 2012, the Company issued an 8% unsecured, bridge promissory note to Visser due upon demand in the amount of $300 (see Note 14).

On December 20, 2011, the Company’s former majority owned subsidiary, Liquidmetal Coatings, LLC (“LMC”) entered into a transaction pursuant to which LMC issued and sold additional membership interests to a related party and third-party investors for an aggregate purchase price of $3,000 (the “LMC Investment”).  The LMC Investment was entered into pursuant to a Membership Interest Purchase Agreement between the investors and LMC (the “Purchase Agreement”).  The investors in the LMC Investment were Rockwall Holdings, Inc. (“Rockwall”) and C3 Capital Partners, L.P. and C3 Capital Partners II, L.P. (the “C3 Entities”). The C3 Entities were minority investors in LMC prior to the transaction, and Rockwall is a company controlled by John Kang, a former Chief Executive Officer and Chairman of the Company.

The transactions contemplated by the Purchase Agreement were deemed to be effective as of November 30, 2011.  In connection with the LMC Investment, the Company and the C3 Entities, agreed to terminate a letter agreement, dated July 30, 2010, under which the Company would have been obligated to contribute additional capital to LMC if requested by LMC.  As a result of the LMC Investment and the termination of such letter agreement, the Company no longer has any contingent obligation to contribute additional capital to LMC and consequently, the Company’s equity interest in LMC was reduced from approximately 72.86% to 0.67%.  However, the Company did not sell any of its own membership interests in LMC in the transaction.  As a result of the reduction in the Company’s percentage interest in LMC, the Company will no longer consolidate LMC’s financial results with the Company’s financial results and previous results of operations are reclassified as discontinued operations for financial reporting purposes.  However, Ricardo Salas, the Company’s Executive Vice President, will continue to serve as a member of LMC’s board of directors.

In connection with the LMC Investment, the Company entered into a Second Amended and Restated Operating Agreement with LMC and other members of LMC, and the Company also entered into a Second Amended and Restated License and Technical Support Agreement with LMC terminating certain technology cross-licenses between LMC and the Company and continuing LMC’s right to use the Liquidmetal trademark in connection with LMC’s business.

On December 1, 2011, the Company entered into a Share Purchase Agreement (the “Share Purchase Agreement”) with LMTK Holdings, Inc. (“LMTK Holdings”) to sell the Company’s former Korean subsidiary and manufacturing facility, Liquidmetal Technologies Korea (“LMTK”) which was discontinued in November 2010.  Under the Share Purchase Agreement, the Company sold all of LMTK’s shares of common stock to LMTK Holdings for an aggregate purchase price of one hundred dollars.  The previous results of operations of LMTK have been included as discontinued operations in the Company’s consolidated financial statements, and as a result of the transaction, the Company will no longer consolidate LMTK’s financial results into the Company’s consolidated financial statements.

In June 2010, the Company created a wholly owned subsidiary, Advanced Metals Materials (“AMM”), in Weihei China as a holding company for certain assets that were acquired in China.  During the first quarter of 2011, AMM started production and manufacturing of certain bulk Liquidmetal alloys.  On August 5, 2011, the Company sold all of the stock of AMM to Innovative Materials Group, which is majority owned by John Kang, a former Chief Executive Officer and Chairman of the Company, for $720, of which $200 was paid in the form of a promissory note due August 5, 2012, bearing an interest rate of 8% per annum and is included in notes receivable in the Company’s consolidated balance sheet.  The results of operations of AMM are included as discontinued operations in the Company’s consolidated statements of operations and comprehensive loss (See Note 10).

On August 6, 2010, SAGA, SpA in Padova, Italy (“SAGA”), a specialist parts manufacturer, filed a litigation case against the Company claiming damages of $3,200 for payment on an alleged loan and for alleged breach of contract in connection with the formation of joint venture agreement called Liquidmetal SAGA Italy, Srl (“LSI”).  On April 6, 2011 (the “Effective Date”), the Company entered into a Settlement and Equity Interest Purchase Agreement with SAGA pursuant to which (i) the joint venture between the Company and SAGA was terminated, (ii) the Company and SAGA both agreed to cause certain pending legal action against each other to be dismissed with prejudice, (iii) the Company paid SAGA $2,800 in the form of 4,496,429 restricted shares (“Shares”) of the Company’s common stock in exchange for SAGA’s equity interest in LSI, and (iv) the Liquidmetal technology license to LSI was terminated (see Note 9).

The number of Shares issued to SAGA on the Effective Date was based on the 30 day trailing, volume weighted average price of the Company’s stock as of the Effective Date.  An additional provision of the SAGA Settlement and Equity Interest Purchase Agreement was the obligation of the Company to issue a promissory note to compensate for a decrease in the market price of the Company’s common stock over a six month period from the Effective Date of the settlement.  On October 10, 2011, the Company issued to SAGA a promissory note in the principal amount of $1,712 due October 10, 2012 (“Maturity Date”) bearing interest of 8% per annum to account for the decrease in the market price of the Company’s common stock.  All of the principal and accrued interest is due on the Maturity Date (see Note 6)

LIQUIDMETAL TECHNOLOGIES AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Three Months Ended March 31, 2012 and 2011
(in thousands, except share data)
(unaudited)

On August 5, 2010, the Company entered into a license transaction with Apple Inc. (“Apple”) pursuant to which (i) the Company contributed substantially all of its intellectual property assets to a newly organized special-purpose, wholly-owned subsidiary, called Crucible Intellectual Property, LLC (“CIP”), (ii) CIP granted to Apple a perpetual, worldwide, fully-paid, exclusive license to commercialize such intellectual property in the field of consumer electronic products, as defined in the license agreement, in exchange for a license fee, and (iii) CIP granted back to the Company a perpetual, worldwide, fully-paid, exclusive license to commercialize such intellectual property in all other fields of use.  Additionally, in connection with the license transaction, Apple required the Company to complete a statement of work related to the exchange of Liquidmetal intellectual property information.  The Company recognized a portion of the one-time license fee upon receipt of the initial payment and completion of the foregoing requirements under the license transaction.  The remaining portion of the one-time license fee was recognized at the completion of the required statement of work.

Under the agreements relating to the license transaction with Apple, the Company was obligated to contribute all intellectual property that it developed through February 2012 to CIP.  In addition, the Company is obligated to refrain from encumbering any assets subject to the Apple security interest through August 2012 and is obligated to refrain from granting any security in its interest in CIP at any time.  The Company is also obligated to maintain certain limited liability company formalities with respect to CIP at all times after the closing of the license transaction.  If the Company is unable to comply with these obligations, Apple may be entitled to foreclose on such assets.  The Company is in compliance with these obligations as of March 31, 2012.

4.  Liquidity and Going Concern Issues

For the three months ended March 31, 2012, the Company’s cash used in operating activities was $540, cash used in investing activities was $35 for continued investment in our trademarks, and cash provided by financing activities was $750 related to the issuance of 8% unsecured, bridge promissory notes that are due on demand by Visser Precision Cast, LLC (“Visser”) (see Note 3 and 6).

The Company is in the process of negotiating a private placement of equity securities with Visser (“Visser Private Placement”) in order to infuse cash into the Company.  However, there is no guaranty that the Company will be able to finalize the Visser Private Placement or any other financing transaction with Visser or any other investor.

On October 10, 2011, the Company issued a promissory note to SAGA in the principal amount of $1,712 due October 10, 2012 in relation to a settlement agreement the Company signed with SAGA on April 6, 2011 (see Note 3).

The Company anticipates that its current capital resources, together with anticipated cash from operations, will be sufficient to fund the Company’s operations through May 31, 2012.  Following May 31, 2012, the Company will require additional funding in order to continue operations as a going concern.  Although the Company is actively pursuing financing transactions, including the Visser Private Placement and other options for equity issuance, the Company cannot guarantee that adequate funds will be available when needed and even if available, cannot guarantee that the Company will achieve favorable terms.  If the Company raises additional funds by issuing securities, existing stockholders may be diluted.  If funding is insufficient at any time in the future, the Company will be required to alter or reduce the scope of the Company’s operations or to cease the Company’s operations entirely.

The Company’s capital requirements during the next twelve months will depend on numerous factors, including the success of existing products either in manufacturing or development, the development of new applications for Liquidmetal alloys, the resources the Company devotes to develop and support Liquidmetal alloy products and the success of pursuing strategic licensing and funded product development relationships with external partners.

5.  Patents and Trademarks, net

Patents and Trademarks was $965 and $968 as of March 31, 2012 and December 31, 2011, respectively, and it primarily consists of purchased patent rights and internally developed patents.

Purchased patent rights represent the exclusive right to commercialize the bulk amorphous alloy and other amorphous alloy technology acquired from California Institute of Technology (“Caltech”), a shareholder, through a license agreement with Caltech and other institutions. All fees and other amounts payable by the Company for these rights and licenses have been paid or accrued in full, and no further royalties, license fees or other amounts will be payable in the future under the License Agreements.

In addition to the purchased and licensed patents, the Company has internally developed patents. Internally developed patents include legal and registration costs incurred to obtain the respective patents. The Company currently holds various patents and numerous pending patent applications in the United States, as well as numerous foreign counterparts to these patents outside of the United States.

LIQUIDMETAL TECHNOLOGIES AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Three Months Ended March 31, 2012 and 2011
(in thousands, except share data)
(unaudited)

Amortization expense for Patents and Trademarks was $38 and $34 for the quarter ended March 31, 2012 and 2011, respectively.

6.  Short Term Debt

On October 10, 2011, the Company issued to SAGA a promissory note in the principal amount of $1,712 due October 10, 2012 bearing interest of 8% per annum as part of a settlement agreement entered by the Company and SAGA on April 6, 2011 for a litigation case that was filed by SAGA against the Company on an alleged loan and for alleged breach of contract in connection with the formation of a joint venture (see Note 3).

The $1,712 principal amount is included in Short Term Debt and the accrued interest is included in Accrued Liabilities on the Company’s consolidated balance sheets at March 31, 2012 and December 31, 2011.  Interest expense related to the promissory note for the quarter ended March 31, 2012 was $34.

On January 17, 2012, February 27, 2012 and March 28, 2012, the Company issued an 8% unsecured, bridge promissory note to Visser due upon demand in the amount of $200, $200 and $350, respectively.  The promissory notes totaling $750 remain outstanding as of March 31, 2012 and is included in Short Term Debt (see Note 14).  Interest expense on the promissory notes was $5 for the three months ended March 31, 2012.

7.  Other Long-term Liabilities

Other Long-term Liabilities balance of $857 and $609 as of March 31, 2012 and December 31, 2011, respectively, consists of long term, aged payables to vendors, individuals, and other third parties that have been outstanding for more than 5 years.  The Company is in the process of researching and resolving the balances for settlement and/or writeoff.

8.  Stock Compensation Plan

Under the Company’s 2002 Equity Incentive Plan which provides for the grant of stock options to officers, employees, consultants and directors of the Company and its subsidiaries, the Company may grant options to purchase the Company’s common stock.  All options granted under this plan had exercise prices that were equal to the fair market value on the date of grant.  During the three months ended March 31, 2012, the Company did not grant any options.  The Company had 4,575,581 and 4,679,807 grants outstanding as of March 31, 2012 and December 31, 2011, respectively.

9. Shareholders’ Equity (Deficit)

Common stock

During the year ended December 31, 2011, the Company issued 4,496,429 common stock to settle a lawsuit with a former joint venture partner in Italy (see Note 3).  Other than the conversion of preferred stock to common stock, there were no other issuances of common stock during the three months ended March 31, 2012.

Preferred stock

On May 1, 2009, pursuant to a Securities Purchase and Exchange Agreement, the Company issued 500,000 shares of convertible Series A-1 Preferred Stock with an original issue price of $5.00 per share and 2,625,000 shares Series A-2 Preferred Stock with an original issue price of $5.00 per share as part of a financing transaction.  Additionally, the Board of Directors of the Company shall convert each share of the Series A-1 Preferred Stock and Series A-2 Preferred Stock into shares of the Company’s common stock upon receipt of the written notice of the holders of a majority of the then-outstanding shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock, respectively.

In connection with the Series A Preferred Stock issuance, the Company issued warrants to purchase 42,329,407 shares of the Company’s common stock at an exercise price of $0.50 per share, which was subsequently adjusted to $0.49 per share due to an anti-dilution calculation, and an expiration date of January 3, 2012.

In October 2009, the Company entered into an agreement with various investors to issue 180,000 shares of Series A-1 Preferred Stock with identical term as the Series A-1 Preferred Stock issued on May 9, 2009.  In connection with this issuance, the Company issued warrants to purchase up to 4,500,000 shares of common stock with an exercise price of $0.50 per share, which was subsequently adjusted to $0.49 per share due to an anti-dilution calculation, and an expiration date of January 3, 2012.

LIQUIDMETAL TECHNOLOGIES AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Three Months Ended March 31, 2012 and 2011
(in thousands, except share data)
(unaudited)

The preferred stock accrued cumulative dividends at an annual rate of 8%, which was payable semi-annually.  In conjunction with the Series A-1 Preferred Stock conversion the Company granted in-kind dividends to the preferred stock holders.  On November 2, 2010, the Company filed an Amended and Restated Certificate of Designations, Preferences, and Rights (the "Amended Designation") for the Company's Series A Preferred Stock.  The Amended Designation was approved by the requisite vote of the holders of the Company's Series A Preferred Stock and was filed with the Delaware Secretary of State in accordance with a Consent Agreement entered into between the Company and the holders of 2/3 of the Series A Preferred Stock (the "Consent Agreement”).  The Amended Designation amended the terms of the Series A Preferred Stock by (i) providing that dividends ceased accruing thereon as of June 1, 2010, (ii) the liquidation preference and corresponding conversion value on the Series A Preferred Stock was increased from 1.0 to 1.08 of the sum of the issue price and accrued but unpaid dividends, (iii) the Series A Preferred Stock was now mandatorily convertible at any time at the option of the Company without condition, and (iv) the Series A Preferred Stock will no longer have any price-based anti-dilution rights.  The Consent Agreement provided that, in exchange for voting in favor of the Amended Designation, the warrants held by the holders signing the Consent Agreement (to the extent such warrants were issued in connection with the original issuance of the Series A Preferred Stock) would be extended to an expiration date of July 2015 and the price-based anti-dilution rights on such warrants were removed.  Additionally, the Company shall have the right at any time to redeem the Series A Preferred Stock in whole or in part upon not less than 30 days’ notice at a redemption price equal to the liquidation preference plus any accrued and unpaid dividends.

The Preferred Stock and any accrued and unpaid dividends thereon is convertible, at the option of the holder of the Preferred Stock, into common stock of the Company at a conversion price of $.10 per share in the case of the Series A-1 Preferred Stock and a  conversion price of $.22 per share in the case of the Series A-2 Preferred Stock (in both cases subject to adjustments for any stock dividends, splits, combinations and similar events).  As of March 31, 2012 and December 31, 2011, the Company had accrued dividends of $222 and $571, respectively.

During the quarter ended March 31, 2012, the holders of the Company’s A-series Preferred Stock converted 792,215 of preferred stock into 25,669,752 shares of the Company’s common stock.  The Company has 105,231 and 246,371 shares of the Series A-1 Preferred Stock outstanding at March 31, 2012 and December 31, 2011, respectively.  The Company has 401,705 and 1,052,780 shares of the Series A-2 Preferred Stock outstanding at March 31, 2012 and December 31, 2011, respectively.

Warrants

On November 2, 2010, the Company filed an Amended and Restated Certificate of Designations, Preferences, and Rights (the “Amended Designation”) for its Series A-1 and Series A-2 Preferred Stock.  The Amended Designation was approved by the number of requisite votes from the holders of the Company's Series A Preferred Stock and was filed with the Delaware Secretary of State in accordance with a consent agreement entered into between the Company and the holders of 2/3 of the Series A Preferred Stock (the "Consent Agreement").   The Consent Agreement provided that, in exchange for voting in favor of the Amended Designation, the expiration date of the warrants held by the holders who signed the Consent Agreement would be extended to July 15, 2015 and the price-based anti-dilution rights on such warrants would be removed.

The number of warrants held by the holders who signed the Consent Agreement totaled 40,032,833 shares (the “Consent Warrants”) out of the Company’s total number of warrants of 47,232,459 shares as of the date of the Amended Designation.  The Consent Warrants were initially recorded as liabilities on the Company’s consolidated financial statements in accordance with FASB ASC 815 due to their price-based anti-dilution rights.  Upon the removal of the anti-dilution rights with the Consent Agreement, the Consent Warrants no longer met the criteria under FASB ASC 815 and were reclassified as equity as of the date of the Amended Designation.  The company reclassified $24,438 from warrant liabilities into equity on November 2, 2010, and this amount is reflected as Warrants in the consolidated statement of shareholders’ deficit at March 31, 2012 and December 31, 2011.

As of March 31, 2012 and December 31, 2011, the Company had 40,032,833 and 44,707,976 warrants outstanding, respectively, in connection with previous preferred stock issuances.  The warrants outstanding as of March 31, 2012 expire on July 15, 2015 with exercise prices ranging from $0.48 to $0.49.

Pursuant to FASB ASC 815, the Company is required to report the value of certain warrants as a liability at fair value and record the changes in the fair value of the warrant liabilities as a gain or loss in its statement of operations due to the price-based anti-dilution rights of warrants. As of December 31, 2011, 4,675,143 warrants were valued as liabilities under FASB ASC 815, and these warrants expired on January 3, 2012.  The Company valued the 4,675,143 warrants using the Black-Scholes model and recorded $0 in warrant liabilities as of December 31, 2011.

LIQUIDMETAL TECHNOLOGIES AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Three Months Ended March 31, 2012 and 2011
(in thousands, except share data)
(unaudited)

10.  Discontinued Operations and Long-Lived Assets to be Disposed of

LMC

On December 20, 2011, the Company’s former majority owned subsidiary, Liquidmetal Coatings, LLC (“LMC, entered into a transaction pursuant to which LMC issued and sold additional membership interests to a related party and to third-party investors for an aggregate purchase price of $3,000 (the “LMC Investment”).  The LMC Investment was entered into pursuant to a Membership Interest Purchase Agreement between the investors and LMC (the “Purchase Agreement”).  The investors in the LMC Investment were Rockwall Holdings, Inc. (“Rockwall”) and C3 Capital Partners, L.P. and C3 Capital Partners II, L.P. (the “C3 Entities”). The C3 Entities were minority investors in LMC prior to the transaction, and Rockwall is a company controlled by John Kang, a former Chief Executive Officer and Chairman of the Company.

The transactions contemplated by the Purchase Agreement were deemed to be effective as of November 30, 2011.  In connection with the LMC Investment, the Company and C3 Entities, agreed to terminate a letter agreement, dated July 30, 2010, under which the Company would have been obligated to contribute additional capital to LMC if requested by LMC.  As a result of the LMC Investment and the termination of such letter agreement, the Company no longer has any contingent obligation to contribute additional capital to LMC and consequently, the Company’s equity interest in LMC was reduced from approximately 72.86% to 0.67%.  However, the Company did not sell any of its own membership interests in LMC in the transaction.  As a result of the reduction in the Company’s percentage interest in LMC, the Company will no longer consolidate LMC’s financial results with the Company’s financial results, and LMC’s financial results are included as discontinued operations for financial reporting purposes.  However, Ricardo Salas, the Company’s Executive Vice President, will continue to serve as a member of LMC’s board of directors.

AMM

In June 2010, the Company created a wholly owned subsidiary, Advanced Metals Materials (“AMM”), in Weihei China as a holding company for certain assets that were acquired in China.  During the first quarter of 2011, AMM started production and manufacturing of certain bulk Liquidmetal alloys.  On August 5, 2011, the Company sold all of the stock of AMM to Innovative Materials Group, which is majority owned by John Kang, a former Chief Executive Officer and Chairman of the Company, for $720, of which $200 was paid in the form of a promissory note due August 5, 2012, bearing an interest rate of 8% per annum and is included in notes receivable in the Company’s consolidated balance sheet at March 31, 2012 and December 31, 2011. The results of operations of AMM are included as discontinued operations for financial reporting purposes through August 5, 2011.

LMTK

In 2003, the Company set up a manufacturing plant in South Korea, Liquidmetal Technologies Korea (“LMTK”), to handle its bulk Liquidmetal alloys business which included manufacturing and selling components made out of bulk alloys.  During 2010 and prior years, LMTK experienced net losses as a result of the continuing economic downturn.  These losses and uncertainty surrounding its future cash flows, led the Company to evaluate its investment for recoverability. As a result, in November 2010, the Company decided to discontinue LMTK’s operations.  On December 1, 2011, the Company entered into a Share Purchase Agreement (the “Share Purchase Agreement”) with LMTK Holdings, Inc. (“LMTK Holdings”) to sell LMTK.  Under the Share Purchase Agreement, the Company sold all of LMTK’s shares of common stock to LMTK Holdings for an aggregate purchase price of one hundred dollars.  The results of operations of LMTK have been included as discontinued operations in the Company’s consolidated statements of operations and comprehensive loss through December 1, 2011.

Loss from operations of discontinued operations for the foregoing entities was $429 for the three months ended March 31, 2011.

11.  Loss Per Common Share

Basic earnings per share (“EPS”) is computed by dividing earnings (loss) attributable to common shareholders by the weighted average number of common shares outstanding for the periods. Diluted EPS reflects the potential dilution of securities that could share in the earnings.

Options to purchase 4,575,581 shares of common stock at prices ranging from $0.09 to $15.00 per share were outstanding at March 31, 2012, but were not included in the computation of diluted EPS for the same period as the inclusion would have been antidilutive.  Warrants to purchase 40,032,833 shares of common stock with prices ranging from $0.48 to $0.49 per share outstanding at March 31, 2012, were not included in the computation of diluted EPS for the same period as the inclusion would have been antidilutive.  16,896,073 shares of common stock issuable upon conversion of the Company’s convertible preferred stock with conversion prices ranging from $0.10 and $0.22 per share outstanding at March 31, 2012 were not included in the computation of diluted EPS for the same period because the inclusion would have been antidilutive.

Options to purchase 6,509,963 shares of common stock at prices ranging from $0.23 to $15.00 per share were outstanding at March 31, 2011, but were not included in the computation of diluted EPS for the same period as the inclusion would have been antidilutive.  Warrants to purchase 47,232,459 shares of common stock with prices ranging from $0.48 to $1.75 per share outstanding at March 31, 2011, were not included in the computation of diluted EPS for the same period as the inclusion would have been antidilutive.  78,735,585 shares of common stock issuable upon conversion of the Company’s convertible preferred stock with conversion prices ranging from $0.10 and $0.22 per share outstanding at March 31, 2011 were not included in the computation of diluted EPS for the same period because the inclusion would have been antidilutive.

LIQUIDMETAL TECHNOLOGIES AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Three Months Ended March 31, 2012 and 2011
(in thousands, except share data)
(unaudited)

12.  Commitments and Contingencies

The Company leases its office and warehouse facility under a lease agreement that expires on April 30, 2016.  Rent payments are subject to escalations through the end of the lease term.  Rent expense was $50 and $68 for the quarter ended March 31, 2012 and 2011, respectively.

13.  Related Party Transactions

On August 1, 2010, the Company entered into an agreement with John Kang, a former Chief Executive Officer and Chairman of the Company, to provide consulting services.  The Company terminated this agreement as of July 31, 2011.  The Company incurred $68 for his services during the quarter ended March 31, 2011.

On October 14, 2010, the Company signed an agreement with Innovative Materials Group, LLC (“IMG”), a California limited liability company, which is majority owned by Mr. Kang.  Under the agreement, the Company received a deposit of $520 from IMG to purchase on behalf of IMG, machinery and equipment located in China.  The transaction was based on the potential negotiation and completion of a non-exclusive license agreement with IMG under which the machinery and equipment would be transferred to IMG either directly or through the transfer of ownership of the Company’s Chinese subsidiary, Advanced Metals Materials (“AMM”), that owns the equipment.

On August 5, 2011, the Company signed a Stock Purchase Agreement (the “Stock Purchase Agreement”) with IMG to sell all of the stock of AMM for $720 (the “Purchase Price”) where IMG will apply to the payment of the Purchase Price the $520 deposit previously paid to the Company and the $200 balance of the Purchase Price will be paid in the form of a Promissory Note due August 5, 2012, bearing an interest rate of 8% per annum.   The $200 notes receivable is included in Related Party Notes Receivable in the Company’s consolidated balance sheet at March 31, 2012 and December 31, 2011.  Interest shall accrue and be paid at maturity along with the principal balance.

In conjunction with the Stock Purchase Agreement, the Company also entered into a License Agreement (the “License Agreement”) with IMG to license certain patents and technical information for the limited purpose of manufacturing certain licensed products with the Company’s existing first generation, die cast machines, as defined by the License Agreement (the “Licensed Products”).  The license agreement grants a non-exclusive license to certain product categories listed in the License Agreement, as well as an exclusive license to specific types of consumer eyewear products.  The License Agreement obligates IMG to pay the Company a running royalty based on its sales of Licensed Products, and the license will expire on August 5, 2021.  The Company recognized $12 in royalty revenues from IMG during the quarter ended March 31, 2012.

On December 20, 2011, Rockwall Holdings, Inc., a company controlled by Mr. Kang, entered into a transaction as one of the primary investors in Liquidmetal Coatings, LLC (“LMC”), our former subsidiary (see Note 3).

During the quarter ended March 31, 2012, the Company incurred $2 in legal fees to defend Mr. Kang, as the former Representative Director of our Korean subsidiary, against allegations relating to the Company’s Korean subsidiary’s involvement in customs reporting violations in South Korea that allegedly occurred in 2007 and 2008.  There were no such expenses for the quarter ended March 31, 2011.

In October 2009, Thomas Steipp, the Company’s President and Chief Executive Officer, Ricardo Salas, the Company’s Vice President and Director, Tony Chung, the Company’s Chief Financial Officer, and Mr. Kang acquired a total of 100,000 shares of the Company’s Series A-1 Preferred Stock and warrants to purchase 2,500,000 shares of the Company’s common stock for an aggregate cash price of $495.  The Series A-1 Preferred Stock is convertible into the Company’s common stock at a conversion price of $0.10 per common share.  Furthermore, the warrants can be exercised for shares of the Company’s common stock at an exercise price of $0.49 per share and will expire on July 31, 2015. In April 2011, Mr. Steipp converted his 20,000 shares of Series A-1 Preferred Stock into a total of 1,130,688 shares of the Company’s common stock, including dividends received in the form of common stock.  In July 2011, Mr. Salas and Mr. Kang converted 50,000 and 19,000 respective shares of Series A-1 Preferred Stock into a total of 2,826,720 and 1,074,154 shares of the Company’s common stock, including dividends received in the form of common stock.  On February 1, 2012, Mr. Chung converted his 10,000 shares of Series A-1 Preferred Stock into a total of 565,344 shares of the Company’s common stock, including dividends received in the form of common stock.

LIQUIDMETAL TECHNOLOGIES AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Three Months Ended March 31, 2012 and 2011
(in thousands, except share data)
(unaudited)

In May 2009, the Company completed a transaction in which (i) the holders of the Company’s 8% Convertible Subordinated Notes exchanged such notes for a combination of new 8% Senior Secured Convertible Notes and shares of a new series of convertible preferred stock designated as “Series A-2 Preferred Stock,” together with warrants thereon, and (ii) certain investors purchased, for an aggregate purchase price of $2,500, shares of a new series of convertible preferred stock designated as “Series A-1 Preferred Stock” (See Note 9).   The lead investors in this transaction were Carlyle Liquid, LLC and Carlyle Liquid Holdings, LLC (the "Carlyle Entities"), which were organized by Abdi Mahamedi, the Company’s Chairman.  Mr. Mahamedi became a greater-than-5% beneficial owner of the Company by reason of the May 2009 transaction and remained as such as of March 31, 2012.

The Company has an exclusive license agreement with LLPG, Inc. (“LLPG”), a corporation owned principally by Jack Chitayat, former director of the Company who ceased to be director in 2005.  Under the terms of the agreement, LLPG has the right to commercialize Liquidmetal alloys, particularly precious-metal based compositions, in jewelry and high-end luxury product markets.  The Company, in turn, will receive royalty payments over the life of the contract on all Liquidmetal products produced and sold by LLPG.    The exclusive license agreement with LLPG expires on December 31, 2021.  There were no revenues recognized from product sales and licensing fees from LLPG during the three months ended March 31, 2012 and 2011.  There are no outstanding trade receivables due from LLPG as of March 31, 2012 and December 31, 2011.  As of March 31, 2012, Mr. Chitayat is a greater-than-5% beneficial owner of the Company.

On December 31, 2011, the Company accrued $27 of pro-rated fees for Robert Biehl’s services as a Director and Audit Committee Chairman prior to his resignation on August 3, 2011 and also accrued $18 of fees earned by Mr. Biehl in connection with leadership consulting services performed for our executive management during 2011.  The balances are outstanding as of March 31, 2012.

On January 17, 2012, February 27, 2012 and March 28, 2012, the Company issued an 8% unsecured, bridge promissory note to Visser, the Company’s contract manufacturer, due upon demand in the amount of $200, $200 and $350, respectively.

14.  Subsequent Events

On April 25, 2012, the Company issued an 8% unsecured, bridge promissory note to Visser due upon demand in the amount of $300.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by the registrant in connection with this offering. All amounts are estimates, except for the Securities and Exchange Commission registration fee. All of these costs and expenses will be borne by the registrant.

SEC filing fee	$3,301	(1)

Printing and engraving expenses	$4,000

Accountants’ fees and expenses	$15,000

Legal fees and expenses	$40,000

Miscellaneous	$1,000

Total	$63,301

(1)	Rounded up to nearest whole number.

Item 14.	Indemnification of Directors and Officers.

Certificate of Incorporation (as amended)

In accordance with Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”), our certificate of incorporation (as amended) eliminates the personal liability of directors to us and to our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation (as amended) further provides that, if the DGCL is amended after the effective date of our certificate of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Our certificate of incorporation (as amended) also provides that we shall indemnify, to the fullest extent permitted by the DGCL (including, without limitation, Section 145 thereof), any and all persons whom we have power to indemnify under the DGCL.

The indemnification provided for in our certificate of incorporation (as amended) is not exclusive of any other rights to which those seeking indemnification may be entitled as a matter of law under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such indemnified person’s official capacity and as to action in another capacity while serving as our director, officer, employee, or agent, shall continue as to a person who has ceased to be our director, officer, employee, or agent, and shall inure to the benefit of the heirs, executors and administrators of such person.

Bylaws (as amended)

Our bylaws (as amended) provide that we shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify any director, officer, employee or agent of our company or any person serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Our bylaws (as amended) also provide for the advancement of expenses (including attorneys’ fees) incurred by any person in his capacity as a director or an officer of our company in defending a civil, criminal, administrative or investigative action, suit or proceeding of the type contemplated by Section 145 of the DGCL prior to the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by us.

Pursuant to our bylaws (as amended), we may, upon resolution passed by our board of directors, purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of our company, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not we would have the power to indemnify such person against such liability under the provisions of our certificate of incorporation.

The indemnification provided for in our bylaws (as amended) is not exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, shall continue as to a person who has ceased to be our director, officer, employee, or agent, and shall inure to the benefit of the heirs, executors and administrators of such person.

Liability Insurance

We also maintain a policy of directors’ and officers’ liability insurance to indemnify our directors and officers with respect to actions taken by them on our behalf.

Indemnification Agreements

Through Indemnity Agreements with various directors and officers, we have, subject to certain conditions and limitations, agreed to indemnify and hold harmless an officer or director if he or she is or was a party, or is threatened to be made a party, to any Action (as defined in the Indemnity Agreements) by reason of his or her status as, or the fact that he or she is or was or has agreed to become, a director or officer of our company, and/or is or was serving or has agreed to serve as a director or officer of an Affiliate (as defined in the Indemnity Agreements), and/or as to acts performed in the course of his or her duty to our company and/or to an Affiliate, against Liabilities and reasonable Expenses (each as defined in the Indemnity Agreements) incurred by or on behalf of the officer or director in connection with any Action, including, without limitation, in connection with the investigation, defense, settlement or appeal of any Action.  Also through Indemnity Agreements, we have agreed to pay to the officer or director, in advance of the final disposition or conclusion of any Action, the officer or director’s reasonable expenses incurred by or on behalf of the officer or director in connection with such Action, provided that certain conditions are satisfied.  Finally, through Indemnity Agreements, we have agreed that we may purchase and maintain insurance on behalf of an officer or director against any liability and/or expense asserted against him or her and/or incurred by or on behalf of him or her in such capacity as an officer or director of our company and/or of an Affiliate, or arising out of his or her status as such, whether or not the Company would have the power to indemnify him or her against such liability or advance of expenses under the provisions of the Indemnity Agreement or under the DGCL as it may then be in effect.

Delaware Law

Section 145 of the DGCL, which was adopted by the Company as described above, provides that a corporation may indemnify any persons, including officers and directors, who were, are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation, such as our company, may indemnify officers or directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above, the corporation must indemnify him against expenses (including attorney’s fees) actually and reasonably incurred by such person in connection therewith.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 15.	Recent Sales of Unregistered Securities

Since July 2009, we have issued the following securities which were not registered under the Securities Act of 1933, as amended (the “Securities Act”):

1.
On July 2, 2012, we issued and sold $12.0 million in principal amount of Senior Convertible Notes due on September 1, 2013 (the “Convertible Notes”) and Warrants to the purchasers of the Convertible Notes giving them the right to purchase up to an aggregate of 18,750,000 shares of our common stock at an exercise price of $0.384 per share (the “Warrants”).  The purchasers of the Convertible Notes and Warrants were Kingsbrook Opportunities Master Fund LP, Hudson Bay Master Fund Ltd., Empery Asset Master Ltd., Hartz Capital Investments, LLC and Iroquois Master Fund Ltd.  The aggregate purchase price of the Convertible Notes and Warrants was $12.0 million. The Convertible Notes are convertible at any time at the option of the holder into shares of our common stock at $0.352 per share, subject to adjustment.

2.
On June 1, 2012, we issued and sold to Visser Precision Cast, LLC (“Visser”) 20,000,000 shares of common stock and a warrant to purchase up to 11,250,000 shares of common stock at an exercise price of $0.22 per share, subject to adjustment.  The aggregate purchase price of these shares and warrants was $2,000,100. A portion of the purchase price was paid by cancellation of outstanding promissory notes issued by the Company to Visser in the aggregate principal amount of $1,050,000 plus accrued and unpaid interest.

3.
On June 1, 2012, we also issued to Visser a secured convertible promissory note (the “Visser Promissory Note”) in the aggregate principal amount of up to $2,000,000, the principal of which is convertible into shares of common stock at a conversion rate of $0.22 per share, subject to adjustment.  Pursuant to the terms of the Visser Promissory Note, the Company may request an advance of up to $1,000,000 on September 15, 2012 and an additional advance of up to $1,000,000 on November 15, 2012, for an aggregate principal amount of all advances under the Visser Promissory Note of $2,000,000.  Visser’s obligation to fund the advances is subject to the satisfaction of customary closing conditions and no event of default under the Visser Promissory Note.

4.
On June 28, 2012, we issued and sold to Visser 10,000,000 shares of common stock and a warrant to purchase up to 3,750,000 shares of common stock at an exercise price of $0.22 per share, subject to adjustment. The aggregate purchase price of these shares and warrants was $1,000,100.

5.
On January 17, 2012, February 27, 2012, March 28, 2012 and April 25, 2012, we issued 8% unsecured, bridge promissory notes to Visser that were due upon demand in the amount of $0.2 million, $0.2 million, $0.35 million and $0.3 million, respectively.  The aggregate principal amount of $1.05 million and all accrued interest under the bridge promissory notes were all paid off on June 1, 2012 by utilizing a portion of the proceeds received under the Visser Master Transaction Agreement.

We claimed exemption from registration under the Securities Act for the sales and issuances of securities in the transactions described above by virtue of Section 4(2) of the Securities Act and Rule 506 promulgated thereunder in that such sales and issuances did not involve any public offering. The recipients of securities in each of these transactions were accredited investors and represented their intention to acquire the securities for investment only and not with view to or for sale in connection with any distribution thereof. Appropriate legends were affixed to the share certificates and instruments issued in all such transactions. All recipients had adequate access, through their relationships with us, to information about us.

No underwriters were employed in any of the above transactions.

Item 16.	Exhibits and Financial Statement Schedules.

(a)       Exhibits. See Exhibit Index.

(b)       Financial Statement Schedules. All schedules have been omitted because the required information is not present in amounts sufficient to require submission of the schedules, or because the required information is included in the consolidated financial statements or notes thereto.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rancho Santa Margarita, State of California, on the 17th day of July, 2012.

LIQUIDMETAL TECHNOLOGIES, INC.

By:	/s/ Thomas Steipp
Thomas Steipp
President and Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Thomas Steipp and Tony Chung and each of them individually, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any Rule 462(b) registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either or them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Thomas Steipp
Thomas Steipp	President, Chief Executive Officer and Director	July 17, 2012

/s/ Tony Chung
Tony Chung	Chief Financial Officer	July 17, 2012

/s/ Abdi Mahamedi
Abdi Mahamedi	Chairman of the Board and Director	July 17, 2012

/s/ Ricardo Salas
Ricardo Salas	Executive Vice President and Director	July 17, 2012

/s/ Mark Hansen
Mark Hansen	Director	July 17, 2012

/s/ Scott Gillis
Scott Gillis	Director	July 17, 2012

S-1

EXHIBIT INDEX

The following exhibits are filed as part of, or are incorporated by reference into, this Registration Statement on Form S-1:

Exhibit Number	Document Description

3.1	Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Form 10-Q filed on August 14, 2003).

3.2	Bylaws (incorporated by reference to Exhibit 3.2 to the Form 10-Q filed on August 14, 2003).

3.3	Certificate of Designations, Preferences and Rights of Series A Preferred Stock of Liquidmetal Technologies, Inc. (incorporated by reference to Exhibit 3.1 to the Form 8-K filed on May 6, 2009).

3.4	Certificate of Amendment to the Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Form 8-K filed on August 6, 2009).

3.5
Amended and Restated Certificate of Designations, Preferences and Rights of Series A Preferred Stock of Liquidmetal Technologies, Inc. (incorporated by reference to Exhibit 3.1 to the Form 10-Q filed on November 4, 2010).

3.6	Amendment to ByLaws of Liquidmetal Technologies, Inc. (incorporated by reference to Exhibit 3.1 to the Form 8-K filed on September 21, 2011).

3.7	Second Certificate of Amendment to the Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Form 8-K filed on July 2, 2012).

4.1	Reference is made to Exhibits 3.1, 3.2, 3.3, 3.4, 3.5, 3.6 and 3.7

4.2	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.2 to the Form 10-Q filed on August 14, 2003).

5.1	Opinion of Foley & Lardner LLP.

10.1
Amended and Restated License Agreement, dated September 1, 2001, between Liquidmetal Technologies, Inc. and California Institute of Technology (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-1 filed on November 20, 2001 (Registration No. 333-73716)).

10.2*
1996 Stock Option Plan, as amended, together with form of Stock Option Agreement (incorporated by reference to Exhibit 10.7 to the Registration Statement on Form S-1 filed on November 20, 2001 (Registration No. 333-73716)).

10.3*	2002 Equity Incentive Plan (incorporated by reference to Exhibit 10.23 to the Registration Statement on Form S-1 (Amendment No. 2) filed on April 5, 2002 (Registration No. 333-73716)).

10.4*
2002 Non-Employee Director Stock Option Plan (incorporated by reference to Exhibit 10.24 to the Registration Statement on Form S-1 (Amendment No. 2) filed on April 5, 2002 (Registration No. 333-73716)).

10.5	Form of Indemnity Agreement between Liquidmetal Technologies, Inc. and directors and executive officers (incorporated by reference from Exhibit 10.59 to the Form 10-K filed on March 16, 2006).

10.6
Standard Industrial / Commercial Single-Tenant Lease, dated February 13, 2007, between Liquidmetal Technologies, Inc. and 30452 Esperanza LLC (incorporated by reference from Exhibit 10.1 to the Form 10-Q filed on May 15, 2007).

10.7	Lease, dated March 19, 2007, between Liquidmetal Technologies, Inc. and Larry Ruffino and Roland Ruffino (incorporated by reference from Exhibit 10.1 to the Form 10-Q filed on May 15, 2007).

10.8	Form of Common Stock Purchase Warrant issued in connection with the 8% Senior Secured Convertible Subordinated Notes (incorporated by reference from Exhibit 10.3 to the Form 8-K filed on May 7, 2009).

10.9	Form of Common Stock Purchase Warrant issued in connection with the Series A Preferred Stock (incorporated by reference from Exhibit 10.4 to the Form 8-K filed on May 7, 2009).

10.10*	Employment Agreement, dated August 3, 2010, between Thomas Steipp and Liquidmetal Technologies, Inc. (incorporated by reference from Exhibit 10.1 to the Form 10-Q filed on November 4, 2010).

10.11*	Restricted Stock Agreement, dated August 3, 2010, between Thomas Steipp and Liquidmetal Technologies, Inc. (incorporated by reference from Exhibit 10.2 to the Form 10-Q filed on November 4, 2010).

10.12**
Master Transaction Agreement, dated August 5, 2010, between Apple Inc., Liquidmetal Technologies, Inc., Liquidmetal Coatings, LLC and Crucible Intellectual Property, LLC (incorporated by reference from Exhibit 10.3 to the Form 10-Q filed on November 4, 2010).

10.13	Subscription Agreement, dated August 10, 2010, between Liquidmetal Technologies, Inc. and Norden LLC (incorporated by reference from Exhibit 10.4 to the Form 10-Q filed on November 4, 2010).

10.14
Consent Agreement between Liquidmetal Technologies, Inc. and holders of the Series A-1 Preferred Stock and holders of the Series A-2 Preferred Stock (incorporated by reference from Exhibt10.5 to the Form 10-Q filed on November 4, 2010).

10.15
Amendment No. 3 to First Amended and Restated Operating Agreement of Liquidmetal Coatings, LLC, dated December 15, 2010 (incorporated by reference from Exhibit 10.59 to the Form 10-K filed on March 15, 2010).

10.16
Settlement and Equity Interest Purchase Agreement, dated April 6, 2011, between Liquidmetal Technologies, Inc. and SAGA S.p.A. (incorporated by reference from Exhibit 10.1 on the Form 10-Q filed on May 16, 2011).

10.17
Second Amendment to Credit Agreement, dated June 22, 2011, between Liquidmetal Coatings, LLC, Liquidmetal Coatings Solutions, LLC and Enterprise Bank & Trust (incorporated by reference from Exhibit 10.1 on the Form 10-Q filed on August 10, 2011).

10.18
Amendment No.1 to Restricted Stock Award Agreement, dated July 27, 2011, between Liquidmetal Technologies, Inc. and Thomas Steipp (incorporated by reference from Exhibit 10.2 on the Form 10-Q filed on August 10, 2011).

10.19
Stock Purchase Agreement, dated August 5, 2011, between Liquidmetal Technologies, Inc. and Innovative Materials Groups, LLC (incorporated by reference from Exhibit 10.3 on the Form 10-Q filed on August 10, 2011).

10.20**
License Agreement, dated August 5, 2011, between Liquidmetal Technologies, Inc. and Innovative Materials Groups, LLC (incorporated by reference from Exhibit 10.4*on the Form 10-Q filed on August 10, 2011).

10.21	Second Amended and Restated Operating Agreement of Liquidmetal Coatings, LLC, dated November 30, 2011 (incorporated by reference from Exhibit 10.65 on the Form 10-K filed on March 30, 2012).

10.22
Second Amended and Restated License and Technical Support Agreement between Liquidmetal Technologies, Inc. and Liquidmetal Coatings, LLC, dated November 30, 2011 (incorporated by reference from Exhibit 10.66 on the Form 10-K filed on March 30, 2012).

10.23	Form of 8% unsecured Promissory Note issued to Visser Precision Cast, LLC, dated January 17, 2012 (incorporated by reference from Exhibit 10.1 on the Form 10-Q filed on May 15, 2012).

10.24	Form of 8% unsecured Promissory Note issued to Visser Precision Cast, LLC, dated February 27, 2012 (incorporated by reference from Exhibit 10.2 on the Form 10-Q filed on May 15, 2012).

10.25	Form of 8% unsecured Promissory Note issued to Visser Precision Cast, LLC, dated March 28, 2012 (incorporated by reference from Exhibit 10.3 on the Form 10-Q filed on May 15, 2012).

10.26	Form of 8% unsecured Promissory Note issued to Visser Precision Cast, LLC, dated April 25, 2012 (incorporated by reference from Exhibit 10.4 on the Form 10-Q filed on May 15, 2012).

10.27*	Liquidmetal Technologies, Inc. 2012 Equity Incentive Plan (incorporated by reference from Exhibit 10.1 to the Form 8-K filed on July 2, 2012).

10.28
Securities Purchase Agreement, dated as of July 2, 2012, by and among Liquidmetal Technologies, Inc. and each of the investors named on the Schedule of Buyers attached thereto (incorporated by reference from Exhibit 10.1 to the Form 8-K filed on July 2, 2012).

10.29
Registration Rights Agreement, dated as of July 2, 2012, by and among Liquidmetal Technologies, Inc. and the investors named on the Schedule of Buyers attached thereto (incorporated by reference from Exhibit 10.2 to the Form 8-K filed on July 2, 2012).

10.30	Form of Senior Convertible Note (incorporated by reference from Exhibit 10.3 to the Form 8-K filed on July 2, 2012).

10.31	Form of Warrant to Purchase Common Stock (incorporated by reference from Exhibit 10.4 to the Form 8-K filed on July 2, 2012).

10.32	Master Transaction Agreement, dated as of June 1, 2012, between Liquidmetal Technologies, Inc. and Visser Precision Cast, LLC.

10.33**	Manufacturing Services Agreement, dated as of June 1, 2012, between Liquidmetal Technologies, Inc. and Visser Precision Cast, LLC.

10.34	Subscription Agreement, dated as of June 1, 2012, between Liquidmetal Technologies, Inc. and Visser Precision Cast, LLC.

10.35	Security Agreement, dated as of June 1, 2012, between Liquidmetal Technologies, Inc. and Visser Precision Cast, LLC.

10.36	Registration Rights Agreement, dated as of June 1, 2012, between Liquidmetal Technologies, Inc. and Visser Precision Cast, LLC.

10.37	VPC Sublicense Agreement, dated as of June 1, 2012, between Liquidmetal Technologies, Inc. and Visser Precision Cast, LLC.

10.38	6% Senior Secured Convertible Note, dated June 1, 2012, issued to Visser Precision Cast, LLC.

10.39	Common Stock Purchase Warrant, dated June 1, 2012, issued to Visser Precision Cast, LLC.

10.40	Common Stock Purchase Warrant, dated June 28, 2012, issued to Visser Precision Cast, LLC.

16.1	Letter from Choi, Kim, Park, LLP (incorporated by reference from Exhibit 16.1 to the Form 8-K filed on December 8, 2011).

21.1	Subsidiaries of the Registrant.

23.1	Consent of Registered Independent Public Accounting Firm, SingerLewak LLP.

23.2	Consent of Registered Independent Public Accounting Firm, Choi, Kim & Park, LLP.

23.3	Consent of Foley & Lardner LLP (contained in Exhibit 5.1).

24.1	Power of Attorney relating to subsequent amendments (included on the signature page(s) of this report).

101
The following financial statements from Liquidmetal Technologies, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011, formatted in XBRL (eXtensible Business Reporting Language): (i) Condensed Consolidated Balance Sheets, (ii) Condensed Consolidated Statements of Operations and Comprehensive Income (Loss), (iii) Condensed Consolidated Statements of Shareholder’s Deficiency and (iv) Notes to Condensed Consolidated Financial Statements.

The following financial statements from Liquidmetal Technologies, Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 (unaudited), formatted in XBRL (eXtensible Business Reporting Language): (i) Condensed Consolidated Balance Sheets, (ii) Condensed Consolidated Statement of Operations and Comprehensive Income (Loss), (iii) Condensed Consolidated Statements of Shareholders’ Deficiency and (iv) Notes to Condensed Consolidated Financial Statements.

*	Denotes a management contract or compensatory plan or arrangement.

**	Portions of this exhibit have been omitted pursuant to a confidential treatment request. Omitted information has been filed separately with the Securities and Exchange Commission.